Exhibit 10.1
Form No. DMB 234 (Rev. 1/96)
AUTHORITY: Act 431 of 1984
COMPLETION: Required
PENALTY: Contract will not be executed unless form is filed
STATE OF MICHIGAN
DEPARTMENT OF MANAGEMENT AND BUDGET
PURCHASING OPERATIONS
P.O. BOX 30026, LANSING, MI 48909
OR
530 W. ALLEGAN, LANSING, MI 48933
CONTRACT NO.  071B9200147
between
THE STATE OF MICHIGAN
and

NAME & ADDRESS OF CONTRACTOR	TELEPHONE (615) 376-1377
Larry Pomeroy

Prison Health Services, Inc.	CONTRACTOR NUMBER/MAIL CODE
105 Westpark Drive, Suite 200	(2) 23-2108853 (004)

Brentwood, TN 37027	BUYER/CA (517) 373-8530
LHPomeroy@asgr.com	Rebecca Nevai
Contract Compliance Inspector: Lia Gulick (517)241-9902
Prisoner Health Care Services — On-site and Offsite — Statewide

CONTRACT PERIOD:	From: February 10, 2009	To: March 31, 2012

TERMS	SHIPMENT
See Contract Section 1.061		N/A
F.O.B.	SHIPPED FROM
N/A		N/A

MINIMUM DELIVERY REQUIREMENTS
N/A

MISCELLANEOUS INFORMATION:

Current Authorized Spend Limit:	$325,594,397.00

FOR THE CONTRACTOR:	FOR THE STATE:

Prison Health Services, Inc.	/s/ Elise A. Lancaster

Firm Name	Signature
/s/ Lawrence H. Pomeroy	Elise A. Lancaster, Director

Authorized Agent Signature	Name/Title
Lawrence H. Pomeroy	Purchasing Operations

Authorized Agent (Print or Type)	Division
February 10, 2009	February 10, 2009

Date	Date

STATE OF MICHIGAN
Department of Management and Budget
Purchasing Operations
Contract Number # 071B9200147
Prisoner Health Care Services
Buyer Name: Rebecca Nevai
Telephone Number: 517-373-8530
E-Mail Address: nevair@michigan.gov

TABLE OF CONTENTS	CONTRACT NO. 071B9200147
Table of Contents

DEFINITIONS	7

Article 1 — Statement of Work (SOW)	10
1.010 Project Identification	10
1.011 Project Request	10
1.012 Background	10
1.020 Scope of Work and Deliverables	11
1.021 In Scope	11
1.022 Work and Deliverable	14
1.030 Roles and Responsibilities	34
1.031 Contractor Staff, Roles, and Responsibilities	34
1.040 Project Plan	36
1.041 Project Plan Management	36
1.042 Reports	36
1.050 Acceptance	37
1.051 Criteria	37
1.052 Final Acceptance — DELETED — NOT APPLICABLE	37
1.060 Proposal Pricing	38
1.061 Proposal Pricing	38
1.062 Price Term	38
1.063 Tax Excluded from Price	38
1.070 Additional Requirements	39
1.071 Additional Terms and Conditions specific to this Contract	39

Article 2, Terms and Conditions	40
2.000 Contract Structure and Term	40
2.001 Contract Term	40
2.002 Options to Renew	40
2.003 Legal Effect	40
2.004 Attachments & Exhibits	40
2.005 Ordering	40
2.006 Order of Precedence	40
2.007 Headings	40
2.008 Form, Function & Utility	41
2.009 Reformation and Severability	41
2.010 Consents and Approvals	41
2.011 No Waiver of Default	41
2.012 Survival	41
2.020 Contract Administration	41
2.021 Issuing Office	41
2.022 Contract Compliance Inspector (CCI)	41
2.023 Project Manager	42
2.024 Change Requests	42
2.025 Notices	42
2.026 Binding Commitments	43
2.027 Relationship of the Parties	43
2.028 Covenant of Good Faith	43
2.029 Assignments	43
2.030 General Provisions	43
2.031 Media Releases	43
2.032 Contract Distribution	43
2.033 Permits	43
2.034 Website Incorporation	44
2.035 Future Bidding Preclusion	44
2.036 Freedom of Information	44
2.037 Disaster Recovery	44

TABLE OF CONTENTS	CONTRACT N0. 071B9200147

2.040 Financial Provisions	44
2.041 Fixed Prices for Services/Deliverables	44
2.042 Adjustments for Reductions in Scope of Services/Deliverables	44
2.043 Services/Deliverables Covered	44
2.044 Invoicing and Payment — In General	44
2.045 Pro-ration	45
2.046 Antitrust Assignment	45
2.047 Final Payment	45
2.048 Electronic Payment Requirement	45
2.050 Taxes	45
2.051 Employment Taxes	45
2.052 Sales and Use Taxes	45
2.060 Contract Management	46
2.061 Contractor Personnel Qualifications	46
2.062 Contractor Key Personnel	46
2.063 Re-assignment of Personnel at the State’s Request	46
2.064 Contractor Personnel Location	46
2.065 Contractor Identification	46
2.066 Cooperation with Third Parties	48
2.067 Contractor Return of State Equipment/Resources	48
2.068 Contract Management Responsibilities	48
2.070 Subcontracting by Contractor	48
2.071 Contractor Full Responsibility	48
2.072 State Consent to Delegation	48
2.073 Subcontractor Bound to Contract	48
2.074 Flow Down	49
2.075 Competitive Selection	49
2.080 State Responsibilities	49
2.081 Equipment	49
2.082 Facilities	49
2.090 Security	49
2.091 Background Checks	49
2.092 Security Breach Notification	49
2.100 Confidentiality	50
2.101 Confidentiality	50
2.102 Protection and Destruction of Confidential Information	50
2.103 Exclusions	50
2.104 No Implied Rights	50
2.105 Respective Obligations	50
2.110 Records and Inspections	51
2.111 Inspection of Work Performed	51
2.112 Examination of Records	51
2.113 Retention of Records	51
2.114 Audit Resolution	51
2.115 Errors	51
2.120 Warranties	51
2.121 Warranties and Representations	51
2.122 Warranty of Merchantability	53
2.123 Warranty of Fitness for a Particular Purpose	53
2.124 Warranty of Title	53
2.125 Equipment Warranty	53
2.126 Equipment to be New	53
2.127 Prohibited Products	54
2.128 Consequences For Breach	54
2.130 Insurance	54
2.131 Liability Insurance	54
2.132 Subcontractor Insurance Coverage	55
2.133 Certificates of Insurance and Other Requirements	56

TABLE OF CONTENTS	CONTRACT N0. 071B9200147

2.140 Indemnification	56
2.141 General Indemnification	56
2.142 Code Indemnification	56
2.143 Employee Indemnification	56
2.144 Patent/Copyright Infringement Indemnification	56
2.145 Continuation of Indemnification Obligations	57
2.146 Indemnification Procedures	57
2.150 Termination/Cancellation	58
2.151 Notice and Right to Cure	58
2.152 Termination for Cause	58
2.153 Termination for Convenience	58
2.154 Termination for Non-Appropriation	58
2.155 Termination for Criminal Conviction	59
2.156 Termination for Approvals Rescinded	59
2.157 Rights and Obligations upon Termination	59
2.158 Reservation of Rights	59
2.160 Deleted — Not Applicable	59
2.170 Transition Responsibilities	60
2.171 Contractor Transition Responsibilities	60
2.172 Contractor Personnel Transition	60
2.173 Contractor Information Transition	60
2.174 Contractor Software Transition	60
2.175 Transition Payments	60
2.176 State Transition Responsibilities	60
2.180 Stop Work	60
2.181 Stop Work Orders	60
2.182 Cancellation or Expiration of Stop Work Order	61
2.183 Allowance of Contractor Costs	61
2.190 Dispute Resolution	61
2.191 In General	61
2.192 Informal Dispute Resolution	61
2.193 Injunctive Relief	62
2.194 Continued Performance	62
2.200 Federal and State Contract Requirements	62
2.201 Nondiscrimination	62
2.202 Unfair Labor Practices	62
2.203 Workplace Safety and Discriminatory Harassment	62
2.210 Governing Law	62
2.211 Governing Law	62
2.212 Compliance with Laws	62
2.213 Jurisdiction	62
2.220 Limitation of Liability	63
2.221 Limitation of Liability	63
2.230 Disclosure Responsibilities	63
2.231 Disclosure of Litigation	63
2.232 Call Center Disclosure	63
2.233 Bankruptcy	64
2.240 Performance	64
2.241 Time of Performance	64
2.243 Liquidated Damages	65
2.244 Excusable Failure	65

TABLE OF CONTENTS	CONTRACT N0. 071B9200147

2.250 Approval of Deliverables	66
2.251 Delivery Responsibilities	66
2.252 Delivery of Deliverables	66
2.253 Testing	66
2.254 Approval of Deliverables, In General	67
2.255 Process For Approval of Written Deliverables	67
2.256 Process for Approval of Services	68
2.257 Process for Approval of Physical Deliverables	68
2.258 Final Acceptance	68
2.260 Ownership	68
2.261 Ownership of Work Product by State	68
2.262 Vesting of Rights	68
2.263 Rights in Data	68
2.264 Ownership of Materials	69
2.270 State Standards	69
2.271 Existing Technology Standards	69
2.272 Acceptable Use Policy	69
2.280 Extended Purchasing	69
2.281 MIDEAL — DELETED — NOT APPLICABLE	69
2.290 Environmental Provision	69
2.291 Environmental Provision	69
CONTRACT ATTACHMENTS
Attachment A            Pricing Sheet
Attachment B            Service Level Agreements
CONTRACT APPENDICES
Appendix A            Contractor Organizational Chart
Appendix B            Required Reports
Appendix C            Contractor Quality Assurance Plan
Appendix D            Utilization Management Program and Pre-authorization Review Process
Appendix E            Claims Processing Process
Appendix F            Risk Share Reconciliation Methodology
Appendix G            Aetna Performance Guarantees

DEFINITIONS	CONTRACT N0. 071B9200147
DEFINITIONS
“24x7x365” means 24 hours a day, seven days a week, and 365 days a year (including the 366th day in a leap year).
“Actual Costs” means allowable expenses incurred by Contractor in the performance of services under this contract and its management fee for the provision of such services, all of which are more fully described in Appendix F.
“Additional Service” means any Services/Deliverables within the scope of the Contract, but not specifically provided under any Statement of Work, that once added will result in the need to provide the Contractor with additional consideration.
“Audit Period” has the meaning given in Section 2.112.
“Business Day,” whether capitalized or not, shall mean any day other than a Saturday, Sunday or State-recognized legal holiday (as identified in the Collective Bargaining Agreement for State employees) from 8:00am EST through 5:00pm EST unless otherwise stated.
“Blanket Purchase Order” is an alternate term for Contract and is used in the State’s computer system.
“Business Critical” means any function identified in any Statement of Work as Business Critical.
“Chronic Failure” is defined in any applicable Service Level Agreements.
“Days” means calendar days unless otherwise specified.
“Deleted — Not Applicable” means that section is not applicable or included in this Contract. This is used as a placeholder to maintain consistent numbering.
“Deliverable” means physical goods and/or commodities as required or identified by a Statement of Work.
“DMB” means the Michigan Department of Management and Budget.
“Durable Medical Equipment (DME)” DME is patient specific medical equipment that is intended to be used on a continual basis throughout incarceration and including parole or discharge (usually by the patient, or by the caregiver for the patient).
“Environmentally preferable products” means a product or service that has a lesser or reduced effect on human health and the environment when compared with competing products or services that serve the same purpose. Such products or services may include, but are not limited to, those which contain recycled content, minimize waste, conserve energy or water, and reduce the amount of toxics either disposed of or consumed.
“Excusable Failure” has the meaning given in Section 2.244.
“Hazardous material” means any material defined as hazardous under the latest version of federal Emergency Planning and Community Right-to-Know Act of 1986 (including revisions adopted during the term of the Contract).
“Incident” means any interruption in Services.
“ITB” is a generic term used to describe an Invitation to Bid. The ITB serves as the document for transmitting the RFP to potential bidders.
“Key Personnel” means any Personnel designated in Section 1.031 as Key Personnel.
“Medical Practitioner (MP)” is responsible for the on-site primary medical care to prisoners. The medical practitioner can be any of the following: family practice physician, emergency medicine physician, general practice physician, or an internal medicine physician. With written approval from the MDOC Chief Medical Officer, a medical practitioner may also include other physician specialists, nurse practitioner, or physician assistant.
“New Work” means any Services/Deliverables outside the scope of the Contract and not specifically provided under any Statement of Work, that once added will result in the need to provide the Contractor with additional consideration.

DEFINITIONS	CONTRACT N0. 071B9200147
“Ozone-depleting substance” means any substance the Environmental Protection Agency designates in 40 CFR part 82 as: (1) Class I, including, but not limited to, chlorofluorocarbons, halons, carbon tetrachloride, and methyl chloroform; or (2) Class II, including, but not limited to, hydrochlorofluorocarbons.
“Panic Values” means a lab value that is clearly abnormal that is directly related to the seriousness of the patient’s illness.
“Post-Consumer Waste” means any product generated by a business or consumer which has served its intended end use, and which has been separated or diverted from solid waste for the purpose of recycling into a usable commodity or product, and which does not include post-industrial waste.
“Post-Industrial Waste” means industrial by-products which would otherwise go to disposal and wastes generated after completion of a manufacturing process, but does not include internally generated scrap commonly returned to industrial or manufacturing processes.
“PPPM” means per prisoner per month
“Recycling” means the series of activities by which materials that are no longer useful to the generator are collected, sorted, processed, and converted into raw materials and used in the production of new products. This definition excludes the use of these materials as a fuel substitute or for energy production.
“Reuse” means using a product or component of municipal solid waste in its original form more than once.
“RFP” means a Request for Proposal designed to solicit proposals for services.
“Risk Share Cap” or “Risk Share Maximum Cap” means the maximum PPPM amount that MDOC will be responsible to pay to Contractor for services under this contract.
“Risk Share Target” means the PPPM amount, as set forth in Attachment A, that will serve as the attachment point for the sharing of savings / costs between the MDOC and the Contractor.
“Services” means any function performed for the benefit of the State.
“Specialty Network” means a network of hospitals and ancillary care clinics that will provide medical services to prisoners.
“Specialty Provider” is a group of physicians that provide specialized services to prisoners via on-site, off-site, and telemedicine.
“Source reduction” means any practice that reduces the amount of any hazardous substance, pollutant, or contaminant entering any waste stream or otherwise released into the environment prior to recycling, energy recovery, treatment, or disposal.
“State Location” means any physical location where the State performs work. State Location may include state-owned, leased, or rented space.
“Sub-contractor”, For the purposes of this Contract, a subcontractor is any entity providing services other than the prime contractor’s employees: including but not limited to, independent contractors, vendor partners, specialty providers, hospitals, provider network, claims processing provider, or laboratory or courier services; regardless of how the prime contractor and entity term their relationship.
“Unauthorized Removal” means the Contractor’s removal of Key Personnel without the prior written consent of the State.
“Waste prevention” means source reduction and reuse, but not recycling.

DEFINITIONS	CONTRACT N0. 071B9200147
“Waste reduction”, or “pollution prevention” means the practice of minimizing the generation of waste at the source and, when wastes cannot be prevented, utilizing environmentally sound on-site or off-site reuse and recycling. The term includes equipment or technology modifications, process or procedure modifications, product reformulation or redesign, and raw material substitutions. Waste treatment, control, management, and disposal are not considered pollution prevention, per the definitions under Part 143, Waste Minimization, of the Natural Resources and Environmental Protection Act (NREPA), 1994 PA 451, as amended.
“Work in Progress” means a Deliverable that has been partially prepared, but has not been presented to the State for Approval.
“Work Product” refers to any data compilations, reports, and other media, materials, or other objects or works of authorship created or produced by the Contractor as a result of an in furtherance of performing the services required by this Contract.

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
Article 1 — Statement of Work (SOW)
1.010 Project Identification
1.011 Project Request
This Contract is for the Michigan Department of Corrections (MDOC), to provide prisoner health care services, which includes all MDOC correctional facilities, camps, Special Alternative Incarceration (SAI), and Re-entry Centers. Prisoners on tether and Region Correction Centers are not part of this Contract. Federal prisoners housed in Michigan correctional facilities are included in this Contract.
The Contractor must work in partnership with the State and the State’s other contractors to provide medically necessary prisoner health care while continually improving quality of care, accessibility, timeliness, and cost effectiveness.
1.012 Background
A. General
1.	MDOC arranges for and administers medically necessary health care to an average of 50,000 prisoners (including prisoners from other jurisdictions including but not limited to federal prisoners) annually at correctional facilities, camps, and Re-Entry centers (current facilities listed at www.MICHIGAN.GOV/CORRECTIONS). The MDOC operates Duane L Waters Health Center (DWH) in Jackson, MI which has 112 in patient beds, and houses Levels I-V prisoners whose medical needs cannot be met at other correctional facilities within the state. DWH provides acute, medical, long term care, and surgical procedures that are non-invasive or use conscious sedation. DWH also has the responsibility for C-Unit, which involves a program to care for 64 extended-care patients who do not require hospitalization at DWH, but whose needs could not be met in general population. DWH currently has a procedure suite with two procedure rooms, on-site emergency room staffed 24 hours, 7 days a week with MDOC RNs, EMTs and Parademics and specialty clinics.

2.	The prisoners from other jurisdictions are included in the MDOC population count, and the Contractor must be responsible to provide the same services to, and will receive the same PPPM payments for these prisoners.

3.	The MDOC will be going tobacco free in February of 2009.
B. Health Care Standards
1.	Health care services are provided to prisoners using a standard of medically necessary care imposed by court decisions, legislation, accepted correctional and health care standards, and MDOC policies and procedures. MDOC is working toward accreditation from the National Commission on Correctional Health Care (NCCHC) utilizing the NCCHC standards of care and NCQA standards as the MDOC’s acceptable standards for providing health care services to MDOC prisoners. See www.ncchc.org and www.ncqa.org for more information.

2.	As of 1-23-09, all facilities except for the Michigan Reformatory and the Huron Valley Complex, including Camp White Lake and Camp Valley are ACA accredited. MDOC will be actively seeking accreditation for the Michigan Reformatory and the Huron Valley complex facilities.

3.	The MDOC has not yet made a formal decision regarding when to apply for NCCHC accreditation.

4.	The MDOC will be financially responsible for fees associated with the actual NCCHC accreditation. The Contractor will be financially responsible for meeting the NCCHC clinical standards.
C. Consent Decree
1.	As of 2-3-09, MDOC is under federal (Hadix) consent decree at Egeler Reception and Guidance Center, dialysis unit at Ryan Correctional Facility, Duane Waters Health Center and C-Unit. The MDOC has been and continues addressing and resolving the issues necessary to close the consent decree. Federal court-appointed experts monitor MDOC’s compliance with the consent decree.
D. Audit/Review Findings
1.	In December 2007 the National Commission on Correctional Healthcare (NCCHC) issued an independent report titled A Comprehensive Assessment of the Michigan Department of Corrections Health Care System. The report cited 54 recommendations for improving the delivery of health care services to prisoners.

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
E. Electronic Medical Record
1.	The MDOC has recently entered into a contract with NextGen to convert MDOC’s current EMR from Serapis to NextGen version 5.2. By May 1, 2009, it is anticipated that the conversion/upgrade to NextGen 5.2 will be completed at all facilities. Each facility must convert over as NextGen becomes available, and current EMR Serapis will be used until that time.

2.	In the event the NextGen 5.2 System is not fully operational by May 1, 2009, the parties must review and agree upon the impact on services and deliverables under the contract and must enter into a Contract Change Notice as appropriate.
F. Data Warehouse
1.	Once the data warehouse is operational, the Contractor will transmit HIPAA compliant transaction data in the form of an 837 to MDOC via their data warehouse no less than monthly, including all data from the beginning of the Contract. By April 1, 2009, MDOC will be able to validate the 837 transfer capability of the Contractor. MDOC may not have an operating data warehouse for an estimated six months.
G. Third Party Reviewer
1.	The MDOC will be contracting with a third party reviewer who will assist MDOC in assessments of services provided under this Contract, including but not limited to trends and utilization management, as well as assisting in the review and enforcement of the Service Level Agreements, and in the Risk Share reconciliations. The Contractor agrees to provide all requested information to the third party reviewer, copying the MDOC Contract Compliance Inspector (CCI). The Contractor does not have any financial responsibility for the payment of the third party reviewer.
1.020 Scope of Work and Deliverables
1.021 In Scope
A. General
The Contractor must be responsible for the completion of all work set out in the Contract. The State may employ all reasonable means to ensure that the work is progressing and being performed in compliance with the Contract.
MDOC seeks to engage in a contract that provides high quality medically necessary care to the prisoner population, ensuring continuity of health care in a cost effective manner. This includes, but is not limited to:
1.	Diagnosis and treatment of chronic conditions to reduce unplanned episodes of care and specifically reduce unplanned emergency services.

2.	Operation of a health care delivery system that enables MDOC to control and predict the cost of prisoner health care.

3.	Provision of specialty care delivery at correctional facilities that maximizes the use of telemedicine.

4.	Reduction of preventable hospitalizations of prisoners.

5.	Maximum use of electronic systems including HIPAA compliant electronic claims payment and encounter reporting, electronic medical records utilization and telemedicine.

6.	Provide medically necessary care to prisoners meeting the MDOC goals of reducing costs, improving prisoner access to care, documenting evidence-based quality of care, maintaining security issues to the community and continuously improving quality utilizing NCCHC and NCQA standards of care in service delivery.

7.	Develop and maintain a system to provide on-site primary care. Therefore, the Contractor is expected to employ or contract with Medical Practitioners (MPs) who possess a medical degree from an accredited school of medicine with full-licensure experience in the practice of medicine or osteopathic medicine and surgery.

8.	Developing and maintaining a hospital and ancillary care network (on-site and off-site), Specialty network and on-site and off-site services include, but are not limited to; prosthetics and orthotics, optometry, physical and occupational therapy, on-site and off-site specialty consultants and services. On-site dialysis services are currently provided at Ryan Correctional Facility in Detroit, MI, for males and Scott Correctional Facility for females, changing to Huron Valley in 2009. Specialty Services available at Duane Waters Health Center (DWH) are only available to prisoners that are within a 60 mile radius of DWH unless written approval is received from MDOC.

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
9.	Developing a system for review, pre-authorization processing of requests for service, utilization management, and claims processing. Utilization Management will involve the use of NCCHC and NCQA standards of care to determine acceptable diagnostic and treatment pathways for major categories of medical conditions with the approval of MDOC.

10.	The Contractor is required to provide services that include, but are not limited to the services, as stated in the 1.022 Work and Deliverable section.

11.	The Contractor will provide necessary medically necessary services within a timely manner as identified in the Contract and SLA’s. The Contractor will need to determine and supply the number of on-site and off-site providers that are needed to fulfill the obligation.

12.	Items supplied by the MDOC:
a.	The State will provide office space, a computer, printer, copier, fax and general office and medical supplies at the correctional facilities for the on-site medical practitioners, consistent with community physicians offices. Sharing of copiers and printers is required within the health care clinics.

b.	Each facility has work space for the on-site MP. Some facilities have more space than others. As the Contractor determines the appropriate staffing needs, the MDOC will work with them to ensure space is available. At some facilities, where multiple providers are assigned, it may mean that additional shifts are necessary. As of 2-3-09, there are two facilities (JCS-Cotton and JCF-Cooper Street) where the MDOC has requested MPs to work in multiple shifts due to the workload and the number of exam rooms available to MPs.

c.	X-ray capabilities vary by facility.

d.	Telephone line costs inside the MDOC Correctional Facilities are the responsibility of the MDOC, with the exception of personal and non-MDOC business phone calls made by the Contractor staff.

e.	Laboratory and phlebotomy supplies for general medical supplies are provided at the MDOC expense, with the exception of dialysis supplies, which are the Contractor’s responsibility in the scope of this contract. See Section 1.022 V for reference to dialysis supplies.

f.	MDOC has civil servant staff dictation services available for use by only providers at DWH, at no cost to the Contractor.
13.	Internet access is not available inside an MDOC Correctional Facility
B. MDOC Security Measures
1.	The Contractor, their staff, sub-contractors, provider network and vendor partners must follow MDOC security procedures which may require the use of armed custody officers. All services (primary and specialty) provided inside MDOC facilities including DWH require compliance with the following procedures:
a.	Obtainment of a successful Law Enforcement Information Network (LEIN) security clearance in advance of their visit for personnel who will be working on site at correctional facilities.

b.	Required entry into correctional facilities.

c.	Direct contact with prisoners.

d.	Possible contact with parolees.

e.	Development of a program that subjects all Contractor employees, sub- contractors, and independent contractors filling full or part-time primary care positions to pre-employment and for cause alcohol and drug testing. Drugs tested must include all controlled substances as identified in Article 7 of the Michigan Public Health Code, 1978 Public Act 368, as amended, being MCL 333.7101 et seq.
2.	The Contractor must ensure the security and safety of these activities. This must include, but is not limited to, performance of security background checks (in addition to those performed by the MDOC) on all personnel assigned to work inside State of Michigan facilities, declaration of the process and components of background checks, name of the company that performs the security checks, use of uniforms and ID badges, etc. If security background checks are performed on staff, the Contractor must indicate the name of the company that performs the check as well as provide a document stating that each employee has satisfactorily completed a security check and is suitable for assignment to State facilities. Upon request by the State, the Contractor must provide the results of all security background checks. Contractor security background check of personnel must include, but is not limited to, credential verification, licensure verification, Medical School, Board Certification, practice history, CME credits, past insurance verification, claims history and the National Data Bank Report. The Contractor is financially responsible for any costs associated with background checks they perform.

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
3.	The Contractor, their staff, sub-contractors, provider network and vendor partners must comply with the security access requirements of each individual State correctional facility. The State will issue State ID badges to the Contractor’s personnel working on-site at correctional facilities.
4.	The State will also perform security background checks that may include but is not limited to a LEIN criminal background check. The LEIN background check process normally takes three to five days to complete for new on-site staff. The Contractor will be required to provide to the State a list of all Contractor staff, sub-contractors, and/or provider network staff that will work on-site services at State of Michigan correctional facilities, including name and date of birth. Social security number or driver license number may also be required.
C. Mental Health Services
MDOC has contracted with the Michigan Department of Community Health (DCH) to provide the following mental health services:
1.	Inpatient Services
a.	Acute Care for seriously mentally ill prisoners with acute symptoms of psychosis or high suicide risk.

b.	Rehabilitation Treatment Services (Sub-Acute Care)
2.	Crisis Stabilization Program

3.	Residential Treatment Program

4.	Outpatient Mental Health Services
NOTE: Laboratory Services related to Mental Health Services are in the scope of this contract.
D. Staffing
1.	MDOC utilizes civil servants for all health care positions with the exception of Medical Practitioners, On-site or Off-site Specialty Care Providers, and staffing for the on-site dialysis units.

2.	Some civil servant health care staff are covered by collective bargaining units.

3.	MDOC will provide dietitians and social workers when medically necessary.

4.	MDOC will be sharing on-site civil servant support staff with the Contractor, for such positions as medical assistants, medical record examiner, general office assistant, and secretary. The Contractor will use MDOC current and expanding civil servant categories.
a.	MDOC and the Contractor will jointly train the civil servants that are providing these essential support functions to ensure the civil servants understand the needs of the Contractor staff, and that the Contractor’s expectations will be consistently met.

b.	MDOC agrees to develop a dedicated communication path for the Contractor staff at each facility, with the on-site MDOC Health Unit Manager (HUM). During the beginning of the Contract, the Contractor may request regular meetings at their desired frequency, and as the contract proceeds, may meet with the HUM on a less frequent regular basis, or as needed, as the Contractor deems warranted. The Contractor and the HUM will review contractor and civil servant performance, communication paths, and any needs for re-training or performance coaching at their facility; as well as collaborating in the development of civil servant performance criteria, with a corrective action plan when outcomes are not consistently met.

c.	MDOC will ensure that all support staff duties for the Contractor are covered by the MDOC civil servants, and will make adjustments to the actual position descriptions as needed.
E. Out of Scope
The following items are currently the responsibility of the MDOC and are not currently part of this Contract:
1.	Removal of chemical, biological, or hazardous waste.

2.	Transfer of prisoners is at the discretion of MDOC. Transfers for medical reasons will be approved by the MDOC Regional Medical Officer (RMO).

3.	Mental Health Services, currently contracted through DCH.

4.	Lost, stolen, or damaged patient specific medical equipment or goods are not the responsibility of the Contractor.

5.	Pharmaceutical Acquisition and Delivery
a.	Pharmaceuticals, pharmaceutical costs and pharmaceutical delivery are currently out of the scope of this Contract, except for dialysis related pharmaceuticals. The State has existing contract(s). The current contract(s) will be made available to the Contractor.

b.	The MDOC Pharmaceutical Formulary will be maintained and approved by the MDOC. The Contractor will have input on the formulary through discussions with the MDOC Chief Medical Officer, and representation on the Medical Services Advisory Committee (MSAC).

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
6.	Maintenance and support of the data warehouse that collects, analyzes, integrates, and reports data.

7.	Provision and maintenance and support of an electronic medical record system is out of scope, however the Contractor must, utilizing MDOC civil servant support staff, be responsible for ensuring data is input into this system. NOTE: Any costs associated with remote access to the EMR will be the responsibility of the Contractor.

8.	Non-emergent transportation.

9.	All security costs for emergency and non-emergency transportation.

10.	MDCH is responsible for providing mental health competency assessments.

11.	MDOC will be responsible for any MDOC approved infrastructure and security equipment associated with the construction of secure units at local hospitals.

12.	Substance abuse and detoxification programs.

13.	The cost of eye glasses is the responsibility of MDOC.
F. State Roles and Responsibilities
The following roles and responsibilities have been identified as currently those of the MDOC or MDCH:
1.	Notify the Contractor of changes in the services defined as medically necessary. MDOC does not have a formal list of services deemed medically necessary, however, MDOC reviews all doctor recommendations for medical necessity. Soft tissue transplants may be deemed medically necessary, but solid organ transplants and sex change operations are not currently approved. MDOC will continue to review medically necessary services jointly with the Contractor.

2.	Maintain a Medical Services Advisory Committee (MSAC) to collaborate with the Contractor on quality improvements.

3.	MDOC staff is responsible for the onsite lab draws. MDOC is financially responsible for the staff cost and the lab supplies.

4.	Collaborate with the Contractor on quality improvement activities, and other activities which impact the health care provided to prisoners.

5.	Participate with Contractor in the design, data collection, and evaluation of system-wide programs to improve access, quality and performance.

6.	Provide MDOC training on MDOC policy and the EMR to the contracted on-site staff for the new employee training. The Contractor is responsible for ensuring arrangements are made with the MDOC trainers in advance and to ensure the on-site staff attends and completes the training.

7.	MDOC will provide security staff at their cost.

8.	Current State of Michigan Civil Servant employed by the MDOC will be retained in their current positions and will be supervised by MDOC Management. Registered Nurses, Licensed Practical Nurses, and Medical Records are located at all ambulatory clinics and DWH. Pharmacist Assistants will be located at most ambulatory clinics that will coordinate receiving of Pharmaceuticals for the MDOC.

9.	Current MDOC Employee Discipline Policy 02.03.100 and Corrective Action for Performance Problems Policy 02.03.130 are available from the MDOC CCI, for the Contractor.

10.	The MDOC civil servant staff are responsible for the scheduling of routine and urgent on-site provider appointments and off-site specialty appointments, in coordination with the Contractor.

11.	The MDOC will provide necessary security and MDOC civil servant staff to assure Contractor has maximum availability for the use of infirmary beds.
1.022 Work and Deliverable
Contractor must provide Deliverables/Services and staff, and otherwise do all things necessary for or incidental to the performance of work, as set forth below:
A. Delivery Model
1.	The Contractor is solely responsible for arranging and administering on-site medically necessary services to prisoners. Services must be arranged and administered by a Medical Practitioner with full licensure. A Medical Practitioner may be any of the following: family practice physician, emergency medicine physician, general practice physician, or an internal medicine physician. When appropriate for a facility and approved in writing by the MDOC Chief Medical Officer (CMO), other physician specialists, nurse practitioner, or physician assistants may be utilized with supervision by a licensed physician. The CMO will only need to provide written approval for lower level practitioners. The delivery system must include a sufficient number of medical practitioners with the training, experience, and specialization to furnish services (preventive, chronic and acute care) to all prisoners, using NCCHC and NCQA standards of care. In addition, MPs are required to immediately respond to medical emergencies while on-site. Also see Attachment B Service Level Agreements (SLAs).

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
2.	The Contractor must create and maintain their documented delivery model of on-site primary care, including compliance with NCCHC and NCQA standards of care, to be submitted to the MDOC CCI.

3.	The Contractor must designate a Medical Practitioner as the lead healthcare provider at each correctional facility with full credentials and licensing within their field, as well as training, experience, and specialization to furnish services. The Contractor may also utilize Nurse Practitioners/Physicians Assistants with supervision by a licensed physician. The Contractor must provide a full-time healthcare recruiter, located in Michigan, to ensure coverage of all MP positions. In addition, the Contractor will supply regional managers to monitor staffing, performance levels, and specialty clinic coverage.

4.	The Contractor must maintain a health care delivery system of sufficient size and resources, to be developed and maintained, to provide quality care that accommodates the needs of the prisoners within each facility.

5.	The Contractor is expected to continually incorporate best practice management of chronic and acute care conditions into the primary care setting. These methodologies include but are not limited to:
a.	Contractor’s Disease Management Manual

b.	A multi-tiered review and approval process of off-site service requests.

c.	Expanding Telemedicine Usage

d.	Regional Medical Directors performing periodic peer reviews.

e.	Continuous Quality Improvement

f.	Infection Control Program

g.	Training and Education for related MDOC and Contractor Staff

h.	Utilization Management Program

i.	Health Information Exchange Program

j.	Predictive Modeling Tools
6.	The Contractor will focus on providing as many services on-site as reasonably possible. The Contractor will also focus on continued improvements in the provision of on-site services and management of off-site services.
B. Preventive, Chronic, and Acute Care
1.	The Contractor will be responsible for providing on-site primary health care services to MDOC prisoners including; preventive, chronic and acute care using HEDIS measurement criteria. Please see current MDOC policies and procedures for a description of On-site Primary Care Services/Criteria. Please also see Attachment B Service Level Agreements (SLAs) for MDOC expectations for preventive, chronic, and acute care. Visit www.ncqa.org for more information about HEDIS measurement criteria.

2.	The Contractor must provide Medical Practitioner (MP) on-site preventive and primary health care services in accordance with the National Commission on Correctional Health Care Standards for health services in prisons (current edition) MDOC policies, procedures, standards of care, ACA medical services standards, and prevailing community standards. In addition to the above, the Contractor’s MP staff will provide clinical oversight and support to the MDOC nursing staff clinic operations. As part of the medical encounter, the Medical Practitioner will:
a.	Develop a relationship with the patient.

b.	Gather data (medical history, systems inquiry and physical examination, combined with laboratory and imaging studies),

c.	Analyze and synthesize that data.

d.	Then the provider will:
i.	Develop a treatment plan in conjunction with all disciplines (further testing, therapy, watchful observation, referral, follow up

ii.	Treat the patient accordingly

iii.	Assess the progress of treatment and alter/manage the plan as necessary.
3.	At a minimum, the following chronic clinics will be provided by Contractor:
a.	Asthma

b.	Diabetes

c.	Hyperlipidemia

d.	HIV Disease

e.	Coronary Artery Disease

f.	Hypertension

g.	Siezure Disorder

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
h.	Latent TB Infection & TB

i.	Warafin Therapy

j.	The Contractor will add any clinics requested or required my MDOC.
4.	Documentation in the MDOC electronic medical record must be completed by the end of the business day on the day of the encounter.
C. Facility Staffing
1.	On-site MPs may be any of the following: family practice physician, emergency medicine physician, general practice physician, or an internal medicine physician. When appropriate for a facility and approved in writing by the MDOC Chief Medical Officer (CMO), other physician specialists, nurse practitioner, or physician assistants may be utilized with supervision by a licensed physician. There must be coverage for at least one full time medical practitioner for each correctional facility. Coverage for the camps and re-entry centers may not require full time Medical Practitioner staffing.

2.	The Contractor must designate a Medical Practitioner as the lead healthcare provider at each correctional facility with full credentials and licensing within their field, as well as training, experience, and specialization to furnish services. The Contractor may also utilize Nurse Practitioners/Physicians Assistants with supervision by a licensed physician. The Contractor must provide a full-time healthcare recruiter, located in Michigan, to ensure coverage of all MP positions. In addition, the Contractor will supply regional managers to monitor staffing, performance levels, and specialty clinic coverage

3.	Following the allowable contract start up grace period in Article 2, if SLAs are not met, the Contractor will provide a written plan of corrective action in accordance with Attachment B which must include an agreed upon cure period.. If after the cure period the SLA is still not met, the MDOC may hire additional providers to achieve compliance with the SLAs. The Contractor will be responsible for all costs incurred by the MDOC to fill the vacancy (including salary and recruiting costs) until such time that the Contractor is able to fill the position on a permanent basis. This includes the cost of the MP and all administrative costs. MDOC will deduct these costs from Contractor monthly invoices.

4.	Must recruit, train, fully staff, and supervise sufficient on-site MPs for all MDOC correctional facilities including staffing the Duane L. Waters Health Center (DWH) inpatient, outpatient and emergency room. MPs will be required to use the MDOC automated time keeping system.

5.	Copies of Contractor, staff, independent contractor, sub-contractor or vendor partner provider network liability insurance must be provided to the State upon request.

6.	The MDOC currently has two physician civil servant positions. Once is located at Ryan and the other at Huron Valley. MDOC will continue to maintain those two civil servant positions at the respective facilities. In the event that either of the civil servant physician positions become vacant, the MDOC may move the civil servant position to another facility due to operational need. Currently, there are not any plans for changing the locations of the positions. If the MDOC moves one of the civil servant positions to another institution, the Contractor would be required to backfill at the facility with the vacancy. There is not an expectation that this would be an additional position but rather a relocation of a position to another facility.

7.	MP must provide supervision, consultation and work review for each mid-level MP. Telemedicine may be utilized for the MP supervision if available at the facility as a short term solution (less than 90 days) with prior written approval from the MDOC CCI in the following situations: when a physician vacancy or absence does not allow for the on-site direct supervision, unanticipated absences for illness or injury, or inclement weather. Inclement weather must be defined as the closure of the public school nearest the facility due to weather conditions. Camps and facilities that do not have telemedicine require a mechanism of on-site supervision for mid level MPs. Supervision must be eight hours per week for full time mid-level MPs. The Contractor will further supervise through chart review and countersignature of mid-level orders, as well as conducting patient care conferences between the physician and the mid-level to assure compliance to all treatment guidelines.

8.	Medical Practitioner (MP) responsibilities are not limited to but will include:
a.	Provision of the required coverage hours in the MDOC facility and on-call.

b.	Medical Practitioner Sick Call

c.	Actively participates in and ensures compliance with the Contractor’s utilization management program.

d.	Oversees and monitors the care provided to hospitalized patients and reports daily to the Contractor’s RMD. Contractor will provide weekly updates to the MDOC CMO.

e.	Reviews requests for specialty consultations prior to forwarding to the Regional Medical Director.

f.	Ensures re-credentialing for clinicians is done at least every three years.

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
g.	Monitors compliance with physician extender supervision rules and regulations specific to state requirements.

h.	Performs site-specific clinical review based on needs assessments identified by monitoring clinical programs.

i.	Performs and monitors peer review activities in accordance with the Contractor’s policy addressing peer review.

j.	Assists in the ongoing monitoring of systems, processes and outcomes related to the chronic care program.

k.	Ensures that the operation of the on-site infirmary (if applicable) is in compliance with Contractor standards and that the scope of care provided is appropriate for the staffing and resources available.

l.	Assists in monitoring the sick call process to ensure timely patient access to medically necessary services.

m.	Ensures that established suicide prevention programs are implemented to identify, refer and treat patients who are at risk for suicide.

n.	Ensures that intoxication and withdrawal guidelines are implemented to identify and treat prisoners who are intoxicated or undergoing withdrawal.

o.	Ensures that the site implements and maintains the PHS QI program.
D. Licensing
1.	The MPs must hold current unrestricted licenses in the State of Michigan appropriate to their scope of practice. MPs must have and maintain the following licenses throughout the contract period:
a.	Physicians — (1) State of Michigan license to practice as Medical Doctor or practice Osteopathic Medicine, (2) DEA license, (3) Drug Control license for each location he/she will be assigned from State of Michigan, and (4) Pharmacy CS-3.

b.	Nurse practitioners — (1) State of Michigan, RN license, (2) Nurse Practitioner License, and (3) DEA license.

c.	Physicians Assistant — (1) State of Michigan Physicians Assistant, and (3) DEA license.

d.	Physicians/Hospitalists at DWH must also have Advanced Cardiac Life Support (ACLS) certification.

e.	Copies of Contractor, staff, independent contractor, sub-contractor or vendor partner provider network liability insurance must be provided to the State, upon request.

f.	The Contractor must ensure that all providers rendering services to prisoners are licensed by the State of Michigan and are qualified to perform their services throughout the duration of the Contract. Copies of the current licenses will be forwarded to the MDOC CCI.

g.	The Contractor must have written credentialing and three year re-credentialing policies and procedures.
2.	The Contractor will be responsible to ensure that applicable providers have a DEA license to dispense pharmaceuticals from the Prescribing Box.

3.	The Contractor’s health care practitioners credentialing process includes:
a.	The Contractor Credentialing Program completes primary source verification of each practitioner’s medical education, licensure, DEA certification, malpractice history, and liability insurance coverage. Health care practitioners are re-credentialed every three years to ensure that qualifications are current and the privileges extended to the health care practitioner are appropriate.

b.	Re-credentialing — Accepted applicants are required to report any adverse event or disciplinary action that might affect their ability to practice medicine. Every three years, the process, called re-credentialing, is repeated to ensure continued compliance with Contractor’s standards.
4.	The Contractor’s credentialing program must meet the standards established by the NCQA, URAC, and also meets NCCHC P-C-01 Standard on credentialing and must ensure that health care practitioners providing on-site service have the credentials required to practice within their field. All Health care practitioners (employees and independent contractors) who provide on-site services where required to complete the credentialing program, prior to rendering services on-site.

5.	The Contractor will re-credential health care practitioners (employees and independent contractors) every three years. The re-credentialing process will ensure that:
a.	The Contractor’s Regional Designee (RD) will ensure the provider’s credentials are current, active and unexpired at all times. The Contractor’s Regional Medical Director (RMD) will be notified of any concerns or changes.

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
b.	Peer reviews are due one year after the date of hire and yearly thereafter. These will be performed by the RMD or designee and forwarded to the Contractor’s Credentials Coordinator. At the time of the re-credentialing, a Peer Review Summary form will be completed by the RMD and forwarded with the packet.

c.	At least 30 days prior to the third anniversary of the hire date, the RD will forward a completed Re-credentialing Packet to the Credentials Coordinator. The Packet will contain the following:
•	Re-credentialing questionnaire

•	Narrative section

•	Release of Liability Form

•	Medical Practitioner Request for Privileges (Adult and Juvenile)

•	Re-credentialing Peer Review Summary

•	Checklist of Necessary Items for Re-credentialing
d.	The Credentials Coordinator will review the packet, obtain any missing documentation, and present the file to the Credentials Committee for approval or other action.

e.	The RD, RMD and the provider will be notified of the Credentials Committee action, with the MDOC CCI to be copied.

f.	The Aetna provider network credentialing / re-credentialing policies and procedures are consistent with NCQA and URAC, as well as state and federal requirements. The following items are considered in the credentialing process:
i)	Licensure and/or certification verified through state licensing boards in geographical areas where network providers will care for our members

ii)	Board certifications (when applicable)

iii)	Loss of/limitation of hospital admitting privileges (when applicable)

iv)	Current professional liability coverage
▪	Drug Enforcement Agency (DEA) and state controlled-drug substance registration, when applicable, through verification by the U.S. Department of Commerce National Technical Information Service (when applicable)

▪	Disciplinary history or adverse actions related to licensure and DEA registration, which we query through state licensing boards and the National Practitioner Databank (NPDB)

▪	Malpractice insurance claim history to examine any possible trends and to look for evidence that might suggest any probable substandard professional performance in the future

▪	Mental and physical health to determine if the provider’s history might suggest any probable substandard professional performance in the future

▪	Participation in government programs such as Medicare, Medicaid

▪	Professional education and training through verification by the American Medical Association (AMA) Masterfile, American Osteopathic Association (AOA) and specialty board or specific residency/training program (highest level of education, depending on provider type)

▪	Work history
v)	The Aetna Regional Credentialing and Performance committee (CPC) reviews the credentialing file. This peer review process includes the determination of professional competence and conduct. Between credentialing/re-credentialing cycles, the CPC may review a provider if adverse actions have been reported.

vi)	Providers are re-credentialed using the Aetna standard credentialing process every two or three years depending upon individual state requirements. During re-credentialing, the regional CPC reviews performance data for participating PCPs, Ob/Gyns and other high-volume specialists.

vii)	Additionally, state board sanctions lists, Office of Personnel Management reports that list providers debarred from participating plans, and lists from the OIG are reviewed within 30 days of their publication to identify any providers in our networks.

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
E. Training
   Mandatory Training prior to working on-site for MPs/Specialists:
1.	The Contractor will be responsible for providing the following training to all staff/sub contractors. Each correctional facility has a training room that is used for providing mandatory training to MDOC staff and facility contractors. Coordination for use of the training room will need to be made through the facility Human Resources Developer. Contractor Training and Orientation must include, but is not limited to:
a.	Security Orientation

b.	Utilization Management

c.	Off-site Services

d.	Pharmaceutical Utilization, MDOC Formulary, and Off-Formulary Process

e.	Credentialing

f.	Scope of Services, and Service Level Agreements

g.	Supervisory Agreements

h.	Management and Administration of Health Care

i.	Quality Improvement Program

j.	Training and Education

k.	Productivity Standards
2.	Training must be scheduled in multiple sessions to prevent coverage shortages at facilities. This does not preclude the Contractor from having an annual statewide provider conference.

3.	MDOC will approve all training in advance.

4.	MDOC will provide MDOC specific training modules.

5.	MDOC requires five business days advance written notice to the MDOC CCI of all training, and reserves the right to attend any training session.

6.	Training files must be maintained on each MP/Specialist. Training records must be sent to MDOC training division when training is complete.

7.	The Contractor is responsible for arranging the following new on-site MPs and specialists training with the MDOC facility training staff. The Contractor is also responsible for ensuring their employee attends and completes the mandatory training. This training includes:
a.	40 hour new employee training for on-site MP utilizing MDOC approved training modules, prior to the MP being allowed into a MDOC correctional facility.

b.	20 hours of new employee training for specialists that work inside the facility independently of nursing support, prior to the specialist being allowed into a correctional facility.

c.	8 hours National Corrections Training Program on HIV
8.	Mandatory On-going Training for MPs/Specialists
a.	Training on updated and new policies within 30 days of the effective date of the new policy, as needed.

b.	Written sign off to attest on site MPs/Specialists received information on policy and procedure changes.

c.	16 hours of annual update training detailed by MDOC in multiple sessions.

d.	40 hours of CPE clinical related training, annually (the required 40 hours of CPE annual clinical training are required to fulfill certified CME requirements)

e.	Updates on HIV training, as necessary.

f.	The Contractor has established a Category 2 Continuing Medical Education (CME) Program for licensed health care providers. The Category 1 CME Reimbursement Program provides reimbursement (up to $1,500) for expenses associated with provider’s participation in educational programs and specific professional expenses that are incurred throughout the year. The Contractor’s CME Program is consistent with Internal Revenue Service rules and regulations regarding reimbursement of business related expenses.

g.	The Contractor ensures that licensed employees are credentialed (when applicable), certified in CPR/AED, have access to Continuing Education Units (CEU) and Category 2 CME’s. The Contractor maintains a Continuing Education Program to update provider’s skills, present new medical findings, and assist with re-licensure requirements.

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
F. Physician Prescribing Box
1.	MPs must be required to maintain and utilize a Michigan Drug Control License for a prescribing box at each correctional facility to reduce unnecessary runs to the local pharmacy. Prescribing boxes are not required at camps, SAI, and Re-Entry Centers. It is expected that the MP will delegate the authority to use the box to other qualified medical personnel, such as MDOC nursing staff, at their discretion, consistent with the laws of Michigan.

2.	The prescribing boxes are provided by the MDOC. The Contractor will be responsible for ensuring the providers have a DEA license to dispense the pharmaceuticals.

3.	If for any reason there is a temporary MP vacancy at a facility, the Contractor must immediately designate another MP to be responsible to ensure the prescribing box is accessible and delegate the authority to use the prescribing box to other qualified medical personnel, such as MDOC nursing staff, at their discretion, consistent with the laws of Michigan. The Contractor will provide a designated “back up” MP for each facility in anticipation and preparation for filling a temporary vacancy or absence.
G. Coverage Hours/On Call Coverage
1.	Coverage Hours The Contractor must provide the following on-site MP coverage at each MDOC correctional facility and Duane Waters Health Center:
a.	Appropriate staffing to support availability to see prisoners for eight hours per day, between the hours of 6:00 a.m. to 9:00 p.m., Monday through Saturday, excluding State holidays. The Contractor must stagger MP hours as needed to provide the necessary Monday through Saturday coverage. The Contractor must be responsible for ensuring appropriate staffing to meet the needs of the facility, including segregation rounds for facilities with segregation units.

b.	The Contractor must ensure dialysis medical coverage is staffed from 6:00 am to 11:00 p.m. six days a week. The Contractor must provide coverage by contracted medical staff. The MDOC will re-evaluate the needed hours as additional chairs have been added, although MDOC anticipates continuing the coverage hours stated in the contract. The Contractor must ensure the required dialysis coverage is provided.

c.	Weekly MP staffing schedules by facility, including dialysis and DWH, must be approved by the MDOC Contract Compliance Inspector (CCI) two weeks in advance. Short notice schedule changes present additional challenges for the scheduling staff, custody, and the prisoner, and should be limited to emergencies only. The MDOC understands that last minute emergencies occur and will work with the Contractor to ensure facilities are properly notified. The Contractor will develop staffing schedules in a monthly format for each week within the month detailed by position and shift for each site. The next month’s proposed staffing schedule will be submitted to the CCI at least two weeks prior to the beginning of the service month. In addition, weekly updates/changes to the monthly staffing schedule will be provided to the CCI in compliance with the two week time frame

d.	MP staffing for the emergency room at DWH.

e.	MPs must immediately respond to on-site medical emergencies if requested by health care or correctional custody staff.

f.	The DWH ER room requires 24x7x365 coverage. Contractor staffing at DWH must provide coverage seven days per week. The DWH ER will provide access to a physician to answer questions to MDOC staff state-wide during nights, weekends, and holidays.
2.	On Call Coverage
a.	MDOC staff requires access to a MP for questions related to urgency of care during evening, nights, weekends and holidays at facilities where on call services are not provided.

b.	The Contractor must also provide on call MP services for sites without on call capabilities in case they need to utilize those services.

c.	On call services will be required for Coldwater, Saginaw, Muskegon, Ionia, St. Louis, Huron Valley, Jackson, and Kinross. Additional sites may be added by mutual agreement of MDOC and the Contractor allowing 60 days for implementation

d.	Telephone response to on call contacts must be returned within 30 minutes of the request. If required to respond to the facility the MP must be on-site within one hour.

e.	The documentation must be entered into the EMR as verbal orders by the nurse on-site and signed off and approved by the MP on their next regularly scheduled work day.

f.	MP hours will be staggered to provide the necessary Monday through Saturday coverage.

g.	The required number of hours per day will be coordinated through the on-site facility support and security staff.

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
h.	The Contractor will ensure coverage for dialysis services.

i.	The Contractor will provide monthly proposed on call staffing matrices to the MDOC CCI that include DWH and dialysis services.
H. Short Term Provider Coverage
1.	The Contractor must provide a minimum of 24 hours weekly for vacancies and short term coverage (including sick and vacation time). Short term coverage must not exceed 90 days per provider, per contract year.

2.	The Contractor will assure that all services are provided through careful and consistent management of staffing required to provide services under the contract. Appropriate levels of backfill hours have been budgeted for each staffing position to ensure coverage and budget resources to cover for paid leave (e.g. holiday, vacation, sick, etc.) as well as unplanned absences.
I. Productivity/Monitoring
MDOC health care staff schedules the routine, transfer, and follow up visits for the MP. Urgent and emergent requests are either added to the schedule or verbally communicated to the MP by health care staff. See MDOC’s current policies and procedures.
1.	Routine sick calls must be seen within five business days of the verbal or written request from the prisoner or an MDOC employee.

2.	Urgent care needs must be seen within two business days of the verbal or written request from an MDOC employee.

3.	Emergent care must be seen within one hour of notification of a need to be seen by verbal request either by an MDOC employee or the prisoner.

4.	Chronic care requests must be seen within five business days from the requested follow-up date.

5.	Non-urgent specialty consults that are not seen by the off-site specialist within 120% of the timeframe identified by the MP must be immediately (no later than one business day) re-evaluated by the MP.

6.	All urgent specialty consults not seen by the off-site specialist within five business days must be re-evaluated by the MP within one business day.

7.	MPs are responsible to assess the prisoner’s ability to consent to medical services. If the prisoner is able to consent but refuses medical services, the MP must document the refusal. If the prisoner is unable to consent to medical services they must begin the guardianship paperwork. See www.MICHIGAN.GOV/CORRECTIONS or the MDOC CCI current MDOC Policies and Procedures.

8.	All of the above reviews and services will need to be documented in the EMR within one business day of the encounter.

9.	The Contractor must establish criteria for monitoring appointment scheduling for routine and urgent care and for monitoring waiting times for individual prisoners at each facility.

10.	The Contractor and MDOC must jointly develop procedures for and perform a quarterly review of productivity standards by practitioner, taking into account varying issues that may have an impact, such as periodic bed counts, limits to prisoner movement, facility lockdowns, inability to mix security levels, and canceled appointments due to unexpected movement due to court cases. By utilizing provider productivity reports, the Contractor and MDOC must analyze and determine overall productivity to identify any variances, and implement corrective measures. Utilizing Encounter Forms, the Contractor working with and utilizing MDOC civil servant staff will prepare a series of productivity reports to document all direct and indirect patient encounters; tracking provider, patient, purpose of encounter, diagnosis code and length of encounter. The Contractor managers analyze these reports to determine overall productivity and to identify any variances. All variances are reviewed to determine if they are the result of productivity or operational issues. In both cases, corrective measures are implemented by the parties.. Copies of the productivity reports and any related corrective actions must be submitted to the MDOC CCI.

11.	Until such time as NextGen 5.2 becomes fully operational, the Contractor and MDOC will develop and implement a manual system to produce necessary productivity reports. The MDOC civil servant staff are responsible for the scheduling of routine and urgent on-site provider appointments and off-site specialty appointments, in coordination with the Contractor. The Contractor must monitor wait times. In performance of their respective functions, both parties may utilize the Aetna Appointment Scheduling Center which provides accelerated scheduling of specialists and hospital procedures via a 3-tiered approach, with dedicated staff, hours of operation mirroring the clinic(s). The Contractor staff will be afforded access to the Aetna specialty network of providers and facilities via an 800 phone number, internet or fax.

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
12.	The EPM section of the EMR will allow review and monitoring of the MP/specialist schedules.
J. Segregation Requirements
1.	MP rounds are required in segregation units every two weeks. Prisoners housed in segregation units more than 30 days, regardless of medical status, must be evaluated monthly by a MP.

2.	The Contractor must meet MDOC standards on specified segregation rounds and documentation time frames. Those services will include acute sick call services, chronic care services and education. Those services will be delivered as appropriate within the segregated units.

3.	Documentation of rounds and evaluation must be entered in MDOC’s Electronic Medical Record (EMR) by the close of business on the same day as the encounter.

4.	The face to face evaluations need to be documented in the EMR according to the requirements of the Contract. The normal rounding requirement will be documented by signing the Health Care Segregation Rounding form.
K. MP Intake Screening
1.	The MP prisoner intake screening must occur within five calendar days after prisoner intake screening by MDOC nursing staff at the MDOC male and female intake facilities.

2.	MPs must conduct the prisoner intake screenings per current MDOC Policies and Procedures 03.04.100.

3.	MPs must, per MDOC’s current Acuity Level Determination Process, assign prisoner acuity level at time of the intake screening. The acuity level must be documented in the EMR on the same day as the day of the intake screening.

4.	Prisoners with current medications must have their medications renewed by MPs on the day they arrive at a correctional facility reception center. MDOC nursing staff will notify MP of the need to renew medications prior to 5:00 p.m. on the date of arrival. Prisoners arriving at intake with current medications must have the medication renewed by the MP before 7:00 p.m. on the same day the prisoner arrives at intake.

5.	Sexually Transmitted Disease clinical evaluation must be conducted in accordance to MDOC Operating Procedure 03.04.110D.

6.	All of the above services must be documented in the EMR within one business day of the encounter.
L. Performance Improvement Plan (Mentoring/Progressive Discipline)
1.	The Contractor must have written policies and procedures in place for MP performance improvement. These policies include a mentoring program, progressive discipline and/or a performance improvement plan and peer review process. The Contractor must also have a standardized peer review program to facilitate the evaluation of physicians who provide service. The peer review must be designed to evaluate both the appropriateness of care provided by the physician and compliance with the requirements of their position description.
2.	The Provider Mentoring Program must include the following escalating steps:
a.	Informal counseling of MP

b.	Documented MP re-education and or continuing education

c.	Peer review of the MPs services for 30 days

d.	Oversight of the MP for 30 days by Contractor’s Regional Medical Director or designee responsible for supervision on the MPs

e.	Termination of MP
3.	MPs are entered into the mentoring program by either the MDOC or the Contractor. When the same MP has a re-occurrence of the same or similar issue, they will be re-entered into the mentoring program at the next escalating step.

4.	Within five days of entering the mentoring program, the Contractor will assess the possible deficiencies and provide a written MP Mentoring Plan to the MDOC. The Mentoring Plan must include:
a.	Identify of the deficiencies or areas for improvement for the MP.

b.	The level of on-site supervision required, with a frequency at least weekly.

c.	Specify whether the MP has received re-education, informal counseling, or a MP mentoring plan previously and provide the issue and resolution.

d.	Specify the related MP mentoring program step to be completed.

e.	Close the individual MP Mentoring Plan only after the Contractor adds documentation of completed steps and resolution, upon mutual agreement with the MDOC.

f.	Complete all weekly MP supervision reviews on-site, and not via telemedicine during the time an MP is in the Mentoring Program.

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
5.	MDOC has established a complaint process to address civil servant staff and contractor performance concerns. The process includes attempts to resolve issues at the facility level with escalation to the region and finally to the Central Office and with the Contractor’s management team. MDOC policies also address concerns about civil servant staff performance. Employee Discipline Policy 02.03.100 and Corrective Action for Performance Problems Policy 02.03.130. Current MDOC Policies and Procedures are available from the MDOC CCI.
M. Coordination of Care for Mental Health Services with the Michigan Department of Community Health
Some prisoners may need mental health services provided by the Department of Community Health (DCH). The Contractor is not responsible for the direct delivery of specified mental health services, however, they must establish and maintain written standard operating procedures describing their working relationship and communication pathways with DCH. The Contractor will be responsible for the following:
1.	The target population is addressed in MDOC Policy Directive 04.06.180, 04.06.182, 04.06.183, and 04.16.115. Current DCH and MDOC policies and procedures may be requested from the MDOC CCI.

2.	The MP must examine and medically clear the prisoner of any medical conditions prior to transfer to DCH mental health inpatient units, crisis stabilization program (CSP), or residential treatment program (RTP). and indicate that the medical condition can be treated by MDOC Ambulatory Care. The MP must rule out health care reasons for a prisoner’s problems with mental status i.e., diabetes, seizures, heat exhaustion prior to completion of the referral forms to DCH.

3.	All health care is provided by MPs, including those within the mental health services unit. Services to be provided on-site at the Huron Valley in-patient units include:
a.	Completion of health physical with 24 hours of admission to any inpatient services

b.	Prescribing of non-psychiatric medications and ordering medical labs

c.	Arrangement of off site medical care

d.	Performance of medical rounds

e.	Receipt and review of written medical requests from prisoners

f.	Determination of prisoner’s ability to consent to medical services

g.	Consideration and pursuit of guardianship when prisoner refuses medical services

h.	Response to grievances and appeals for non-mental health treatment issues

i.	Compliance with related policies. Current DCH and MDOC program information, policies and procedures may be requested from the MDOC CCI.

j.	Compliance with MDOC operating procedures in the event a MP disagrees with a mental health provider’s decision not to admit a prisoner into treatment. See MDOC Procedure 04.06.180C for information on referrals to mental health.

k.	Laboratory Services related to mental health services are in the Contractor’s scope of this Contract.
4.	The Contractor’s on-site staff will coordinate with MDOC civil servant staff in communicating and coordinating with facility Mental Health Services.

5.	Documentation in the MDOC EMR for all services must be completed by the close of business on the day of the encounter.
N. Electronic Medical Record (EMR)
The MDOC has recently entered into a contract with NextGen to convert MDOC’s current MDOC’s EMR from Serapis to NextGen version 5.2. By May 1, 2009 it is anticipated that the conversion/upgrade to NextGen 5.2 will be completed at all facilities. Each facility must convert over as NextGen becomes available, and current EMR Serapis will be used until that time.
1.	The Contractor, working with and utilizing MDOC civil servant staff, is responsible for ensuring the entry of all health data from their on-site MP to be entered in MDOC’s EMR by the end of business on the day of the encounter. This includes entry for encounters, diagnostic testing, and lab results ordered by the MP.
2.	The Contractor is responsible for the entry of all health data from their network of specialists and/or consultants to be entered into the MDOC’s EMR by the end of the next business day following the day of contact for out-patient service providers.
3.	For in-patient services data must be entered into the MDOC EMR within 14 calendar days after in-patient discharge.
4.	The NextGen EMR has the capability of allowing scanned documents to be entered into the EMR, but will not have voice recognition capability.
5.	MPs not meeting a minimum threshold of 80% compliance for 30 consecutive days will be referred to the Provider Mentoring Program in Section 1.022 L.

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
6.	The Contractor may elect to use a transcription service approved by the MDOC and DIT to document in the EMR. Any and all costs associated with this service will be the responsibility of the Contractor including the remote access fee. Access to the EMR would be via secure ID which has a one time fee and a monthly fee. Currently the fee is $50 for the token and $20 per month. Rates are subject to change and actual costs will be paid by the Contractor. (There is an MDOC civil servant dictation service available to the DWH providers only, at no cost to the Contractor.)
7.	If the Contractor requests remote access for any staff all costs including monthly fees will be the responsibility of the Contractor.
8.	The MDOC currently has purchased 180 (concurrent) MP EMR licenses for medical practitioner/vendor use. Contractor requests for additional licenses will be approved at the discretion of the MDOC with proper justification. Justification needs to include the purpose and the benefit of the request. For requests not approved by the MDOC the Contractor would be responsible to pay MDOC for the license and maintenance costs. Licenses must be purchased in increments of five. The current license cost from NextGen is $10,000 with an annual maintenance cost of $2,000. Rates are subject to change, and actual costs will be paid by the Contractor, if licenses are requested.
9.	When prisoners arrive at an intake center, the prisoner medical record is initiated, or re-initiated. The MDOC nurses begin the documentation for the paper and electronic files. Some of the intake documentation is maintained in the paper file, along with some other information.

10.	A paper medical file is still maintained for each prisoner, including such items as labs and x-ray records, in addition to the EMR records. There are parts of the medical record that are still paper for the dialysis patients. There are some forms and information coming from community hospitals.

11.	The historical paper medical records will not be incorporated into the electronic record, but will be maintained in the clinical offices.
O. Telemedicine Utilization
1.	The Contractor is responsible to maximize the usage of telemedicine. MDOC expects the delivery of services via telemedicine whenever possible in order to minimize both direct medical and related transportation and security costs to the State. Telemedicine will be available at all MDOC Correctional Facilities and three Camps (White Lake, Cusino, and Lehman). The cost of the on-site telemedicine equipment is paid by the MDOC. Telemedicine is currently in all correctional facilities.
2.	The Contractor will provide quarterly reports to MDOC that will compare telemedicine capabilities and actual usage, identifying areas where telemedicine could be expanded. MDOC and the Contractor will work together to increase telemedicine usage in both on-site and off-site networks.
3.	Telemedicine specialties may include but are not limited to:
a.	Cardiology

b.	Endocrinology

c.	Ear, Nose, and Throat

d.	Emergency Room

e.	Intestinal

f.	Hematology

g.	Internal medicine

h.	Neurology

i.	Neurosurgery

j.	Orthopedics

k.	Pulmonary

l.	Renal

m.	Surgery

n.	Urology

o.	Infectious disease
4.	MDOC facility telemedicine equipment is Polycom HDX8000 Series equipment. All telemedicine equipment is mobile. Information about the Polycom equipment is available at www.polycom.com. The MDOC equipment includes:
a.	HDX8002Xl Based Styleview telehealth cart which includes an Eagle Eye camera, 23” LCD display, no power system, and a utility shelf

b.	Ear, nose, and throat (ENT) Scope

c.	Genera Examination Camera

TERMS AND CONDITIONS	CONTRACT N0. 071B9200147
d.	Camera and Illumination National Television System Committee (NTSC)

e.	Otoscope

f.	30mm coupler
5.	The Contractor must ensure their specialty networks and hospitals have compatible telemedicine capabilities. The cost of the telemedicine equipment outside of the MDOC correctional facilities will be borne by the Contractor and/or their provider network. Remote access is available via a secure ID token.

6.	The Contractor will establish a schedule of telemedicine clinics within geographic regions. The Contractor will hold an initial series of educational conferences/conference calls with the provider network and fully describe the internal telemedicine capabilities at each facility. The Contractor will also work proactively with the provider network to determine which specialists are willing to work with existing or new installations of telemedicine equipment in order to provide clinic services. This education will be ongoing throughout the term of the contract to continually develop and expand the telemedicine network.

7.	Equipment needed to link into the MDOC telemedicine equipment includes;
a.	Video conferencing unit. Software applications that run through a computer and web cam will not work with the system. See www.polycom.com for desktop solutions.

b.	IP connection with a minimum line speed of 384kbps.
8.	The State’s third party reviewer will review the Contractor’s performance and utilization of telemedicine on an on-going basis making recommendations for opportunities for increased telemedicine usage.

9.	Telemedicine scheduling will be a done by MDOC staff for on-site MP requests for telemedicine visits. Telemedicine appointments will be included on the MPs daily schedule.

10.	MDOC staff will work in conjunction with the specialty services scheduler to arrange for specialty telemedicine visits. MDOC staff will ensure prisoners arrive at the telemedicine visit on time via a prisoner call out for services.

11.	The Contractor is responsible for ensuring documentation of all telemedicine encounters (either on-site or specialty) in the MDOC EMR by the close of business on the day of the encounter. The documentation must note that the encounter was via telemedicine.

12.	As of 2-3-09, the MDOC has both ISDN and IP connectivity between sites, but is in the process of migrating from ISDN to IP only. IP and ISDN video calls from outside the State network will be handled by MDOC’s bridge and firewall. The Contractor must be responsible for the connectivity costs.

13.	Off network ISDN calls are managed through the bridge. Off network IP calls can be passed through the State firewall and ReadiManager as long as the video call is not being initiated from a desk top or lap top computer. MDOC’s video network is currently based on a Polycom platform utilizing standards based video technology.
P. Quality Assurance Plan
1.	The Contractor must maintain and continuously update a written Quality Assurance (QA) Plan which assures that prisoners receive medically necessary care under this contract in accordance with NCCHC and NCQA standards of care. The Contractor will review, potentially revise, and receive final approval on their plan from MDOC Quality Administrator. The Quality Assurance plan must be submitted to the MDOC Quality Administrator for approval within 60 days of contract signing.
2.	The QA Plan must describe in detail the methods that will be used to monitor system performance, including a detailing of performance measures and the processes which they measure. The QA Plan must include benchmarking and reporting of Michigan’s prisoner health care system against key national general population health indicators and against performance of prisoner health care systems in other states. The QA Plan must describe a system capable of identifying opportunities to improve the provision of health care services and to improve outcomes for Michigan prisoners. The QA Plan must include, at a minimum:
a.	Performance goals and objectives

b.	Lines of authority and accountability

c.	Data responsibilities

d.	Evaluation tools

e.	Performance improvement activities

f.	Incorporation of the findings of MDOC site reviews, external quality reviews, statewide focused studies, recommendations from the Medical Services Advisory Committee (MSAC), and audit findings
3.	The Contractor must conduct an annual effectiveness review of the program. This review must include analysis of whether there have been improvements in the quality of health care services.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
4.	The Contractor must participate in state-wide continuous improvement projects that cover clinical and non-clinical areas. The MDOC Quality Administrator will work with the Contractor to mutually select priority areas for improvement projects.

5.	One or more representatives from the Contractor will work with the MDOC Quality Administrator and the MDOC Health Care Quality Improvement Team to review the prisoner health care system performance data and make recommendations for change on an on-going basis.

6.	The Contractor must maintain the personnel resources to provide consultant services by a physician for analysis and consultation with the MDOC Chief Medical Officer on oral and injectable medication prescribing practices and treatment alternatives. The Contractor’s Medical Director would be an acceptable consultant for the CMO to utilize.

7.	The Contractor will provide a Quality Improvement Director that will review data and make recommendations through routinely scheduled meetings.

8.	See Appendix C for the Contractor’s Quality Assurance Plan. The Contractor must review the Plan on a regular basis, and submit revisions to the CCI, to be accepted through issuance of an official contract change notice.
  Q.  Pharmaceutical Utilization
The MDOC has current pharmaceutical contracts for the acquisition and delivery of pharmaceuticals to correctional facilities. The Contractor will be required to:
1.	Order pharmaceuticals from the MDOC pharmacy contract utilizing the MDOC NextGen EMR. The following exception applies to dialysis related pharmaceuticals. The Contractor is not required to get these injectables from the State contract(s) if they can obtain them at a lower cost than the State contract(s). The Contractor will submit alternative purchase plans to the CCI for approval prior to purchase.

2.	Ensure MPs prescribe and administer medications as medically necessary within their course of treatment of a prisoner in compliance with the current MDOC Formulary.

3.	Ensure prescribing practices and pharmaceutical utilization meet the MDOC’s expectations that at least 85% of orders be generic.

4.	Utilizing reports provided by the MDOC pharmacy provider, Contractor will provide utilization reports to MDOC that review of MP prescribing practices and utilization patterns.

5.	Comply with the MDOC Formulary, and Off-Formulary prescribing process is required.

6.	Establish an off-formulary approval process and a feedback mechanism to the MDOC CMO in the event a non-formulary medication is ordered without the appropriate use of a non-formulary request form. This feed back system must be such that the continuity of prisoner care is not compromised or unduly disturbed with respect to expediting the medication order. The MDOC CMO or designee approves the non-formulary medications. In no event, should the process prohibit the continuation of a critical non-formulary medication to a prisoner.

7.	Participate in the MDOC Pharmacy and Therapeutics Committee, and review with the MDOC CMO the approved formulary ensuring the formulary will foster a safe, appropriate, and effective drug therapy. It will accomplish the following:
a.	Promote cost containment/effectiveness without increased risk of adverse consequences or therapeutic misadventures.

b.	Promote rational and objective drug therapy.

c.	Promote appropriate generic drug utilization and use of bioequivalent drugs.

d.	On-going review and utilization of the current MDOC Formulary.
  R.  Durable Medical Equipment
The Contractor is responsible for ordering and purchasing durable medical equipment (DME) and supplies that are specifically designed for an individual, based on medical need. The Contractor is responsible to provide patient-specific prosthetics and orthotics that cannot be re-used by other prisoners. In addition, the Contractor is also responsible for the following:
1.	Repair and replace due to wear from normal usage, or if the prisoner’s medical condition changes such that a different item is need to address the prisoner’s medical need.

2.	Provide specialty and/or technical support necessary to properly provide and maintain the items.

3.	Establish a procedure for ordering and delivery of prosthetics and orthotics within 10 days of the visit identifying the need for the equipment.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
4.	MDOC maintains an ample supply of non-patient specific canes, crutches, walkers, splints, wheelchairs, and braces for use by prisoners at each facility. These are available for use at no cost to the Contractor. Any medically necessary patient specific wheelchairs are the Contractor’s responsibility in the scope of the Contract.

5.	Ensure documentation of the DME be completed in the EMR by the close of business on the day of the encounter.

6.	Ensure multiple sites are available throughout the state to custom fit prosthetics and orthotics to reduce transportation costs, with at least one being in each MDOC region. See www.MICHIGAN.GOV/CORRECTIONS for MDOC regions.

7.	Patient-specific DME remains with the prisoner upon parole or discharge.
  S. Data Management
1.	The Contractor is responsible for submitting an electronic HIPAA compliant encounter submission (837) monthly to the data warehouse, upon it becoming operational. The 837 may also be required to be submitted to MDOC, and/or an independent third party reviewer.

2.	The Michigan Department of Community Health (DCH) web site has all of the HIPAA manuals and companion guides for the 837. Go to www.michigan.gov/dch, and then click on “Providers,” then click on “HIPPA,” then click on “Encounter Data Submission.” The specific data fields will be updated for the MDOC encounter data submissions.

3.	The MDOC requires submission of HIPAA compliant encounter data using the transaction format specified as the National Electronics Data Interchange Transaction Set Health Care Encounter/Claim, ASC X12N837 Version 4010A1. Depending on the type of service provided, encounter transactions may need to be submitted using either the Institutional (X096), Dental (X097) or Professional (X098) Industry Identifier of the 837 Encounter Transaction

4.	The State owns all data statistics, claims and encounter data, and reserves the right to request any and all of the data at any time. The State also reserves the right to require the Contractor to transfer the data to a third party upon MDOC request, at no additional cost to MDOC.

5.	The Contractor will formally submit data on a monthly basis and will provide access through Level D reporting, which is an ad hoc query tool which includes a click-and drop query writing application for virtually complete access and selection of claims data. This functionality is included in our proposal at no additional cost.

6.	The Contractor will provide all of their proposed software or on-line tools at no additional cost, including software upgrades, patches, and training for MDOC staff: The MDOC will have unlimited licenses to use all levels of Aetna reporting. There will be no restrictions on the number of users who may access the system, beyond any internal limitation MDOC may choose to place.

7.	The Contractor can install a private circuit that terminates at the State VendorNet router and firewall. This will allow MDOC sites to traverse the State’s network and go out through the VendorNet router to the Contractor’s site to access the vendor’s application and to obtain Contractor provided 837 reports. The MDOC’s intent is for the Contractor to send a data file with their 837 data separately to the data warehouse. The 837 file from the Contractor will include more information than that which will be entered into NextGen as a result of a site visit. The additional information on the file from the Contractor to MDOC’s data warehouse will include things like amounts paid, etc. Comparing the 837 file of off-site claims paid by Contractor, with the NextGen generated 837 for off-site visits entered into the NextGen EMR, will be one of the ways that MDOC double check to ensure that data is valid and that the Contractor is in fact documenting all of the visits in NextGen that are needed. Next Gen will capture the necessary data to provide an 837 report for on-site services.
  T. Network of On-site and Off-site Specialists/Consultants
The Contractor must provide a network of on-site and off-site specialists and/or consultants necessary to meet the service needs of MDOC prisoners, and utilize telemedicine when appropriate. This network must be developed in such a way to reduce MDOC costs, improve access, document evidence-based quality of care, maintain security issues to the community, and continuously improve quality of care. The network must include qualified providers in sufficient numbers and locations to provide required access to services.
1.	The DWH on-site specialists are only available for facilities within 60 miles of Jackson, unless the services are being provided via telemedicine, or with written approval from MDOC CCI where specialty services are not available to the broader community in various geographic areas. The currently available on-site specialty services at DWH are available from the MDOC CCI. Telemedicine is generally available for these specialties.

2.	The provider network rendering services must be based on executed contracts.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
3.	The Contractor must ensure compliance with NCCHC and NCQA standards of care for the delivery of health care services to prisoners.

4.	Copies of Contractor, staff, independent contractor, sub-contractor or vendor partner provider network liability insurance must be provided to the State upon request.

5.	Working with and utilizing MDOC civil servant staff, the Contractor is responsible for scheduling on-site specialty clinics at DWH and coordinating with MDOC staff for the scheduling of off-site specialty appointments.

6.	The Contractor will begin recruitment efforts of alternative specialist resources when wait times exceed 30 days for specialty services, unless the situation is resolved via other means.

7.	Notification to MDOC’s CCI within seven calendar days of any changes in the composition of the provider network. If, at any time, a specialty is not readily available through either a local provider or telemedicine, the Contractor’s State Medical Director will notify the MDOC Medical Director within one week for off-site providers.

8.	A corrective action plan must be provided to the MDOC CCI within three business days for changes in the provider network composition that MDOC determines negatively affect prisoners access to medically necessary services.

9.	Ensure continuity of treatment in the event a provider’s participation terminates during the course of a prisoner’s treatment by that provider.

10.	The MDOC CCI may request specialty provider participation in quality improvement and utilization review activities.

11.	The Contractor must disclose to MDOC information on provider incentive plans when compensation arrangements exist where payment for designated health services furnished to a prisoner on the basis of a physician referral would otherwise be denied.

12.	Off-site specialty services must be provided in accordance with MDOC security procedures, which may require the use of armed custody officers. MDOC security policies and procedures will be made available to the Contractor.

13.	See Appendix C for the Contractor’s Quality Assurance Plan. The Contractor must review the Plan on a regular basis, and submit revisions to the CCI, to be accepted through issuance of an official contract change notice.

14.	See Appendix G for Aetna’s related Performance Guarantee.
  U.  Timeliness of Care for Off-site Consultations/Services
The Contractor is responsible for ensuring prisoners have access to medically necessary services in a timely manner. MDOC defines “access to medically necessary services in a timely manner” by the following standards:
1.	The initial specialist consult is to occur within the timeframe specified by the MP.

2.	Urgent specialty consults are to be seen within five business days unless the MP indicates a shorter timeframe. If community standards and access to care is greater than five business days, these will be addressed on a case by case basis, with the Contractor providing prompt written notification to the CCI.

3.	All follow-up consultations need to be completed within the time specified by the MP.

4.	Documentation of the initial and follow-up specialty consults must be in the MDOC EMR within five business days of completion of the routine consults. The documentation into the EMR is the responsibility of the Contractor.

5.	Documentation of urgent consults must be entered into the EMR by the close of business on the same day as the consult occurred. The documentation into the EMR is the responsibility of the Contractor.

6.	MDOC will provide the Contractor with weekly waiting list information by facility.
  V.  Dialysis Services
1.	The on-site dialysis unit is located at Ryan Correctional Facility in Detroit, MI, for males, and at Scott Correctional Facility for females. There are currently 16 dialysis chairs at Ryan, and one at Scott. All male prisoners requiring dialysis are transferred to Ryan Correctional Facility unless they are in an in-patient setting, and the females are transferred to the Scott Correctional Facility. The MDOC anticipates that in May of 2009, the women’s facility, including dialysis unit, will be moved to the Huron Valley

2.	The Contractor must provide the staff necessary to ensure the prisoners receive timely access to care, including dialysis services. The Contractor will need to determine the number of staff needed for all current dialysis units, including Huron Valley.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
3.	The Contractor must provide dialysis related services including but not limited to:
a.	Provide nephrologists and support services delivered at the MDOC dialysis unit. Service delivery must include nephrology nursing staff, solutions, equipment, dialysis chairs, supplies used on the unit, and pharmaceuticals injected at the time of dialysis treatment. MDOC pays for utilities at the Ryan facility (heat, electricity, sewer, and tap water).

b.	Provide a mechanism for inpatient management of dialysis prisoners.

c.	Provide on-site primary care of dialysis patients.

d.	Maintain documentation of prisoner treatment records including, but not limited to nephrology treatment notes, orders for laboratory and medications in the MDOC EMR on a weekly basis. A computer and work area will be provided by MDOC for on-site nephrologists.

e.	Dialysis laboratory and phlebotomy supplies.

f.	Copies of Contractor, staff, independent contractor, sub-contractor or vendor partner provider network liability insurance must be provided to the State upon request.

g.	The contractor is responsible to supply dialysis related pharmaceuticals, and their cost.

h.	Documentation for primary care will be in the EMR on the day of the encounter.
4.	The MDOC will provide and be financially responsible for pharmaceuticals used for non-dialysis purposes while a prisoner is being dialyzed.

5.	The Contractor is responsible for providing any medically necessary off-site dialysis services, and is financially responsible for off-site services, no matter what the cause.
  W.  Physical, Occupational, and Speech Therapy Service
1.	The Contractor will provide two FTEs at DWH to perform the majority of physical therapy (PT), occupational therapy (OT), and speech therapy (ST). The remaining services will be provided off-site through the Aetna provider network, at all times ensuring service in each of the MDOC regions.

2.	Contractor must provide delivery of necessary physical, occupational, and speech therapy services throughout the state. Services are not required at each facility but need to be geographically linked to MDOC facilities with no less than three locations, with one being in each MDOC region. See www.MICHIGAN.GOV/CORRECTIONS for the region breakdown. The Contractor must provide written notice regarding any changes to the service locations to the MDOC CCI 30 business days in advance of the change.

3.	Therapy services must be documented in the MDOC EMR within five business days of the date of service.
  X.  Hospice
1.	The Contractor is expected to coordinate community hospice services on-site to prisoners within each of the correctional facilities and at DWH, utilizing local hospice organizations for each facility; or, alternatively, utilize its end of life program called CHOICES.

2.	The Contractor must have established procedures, developed in collaboration with MDOC, to determine when community based hospice, versus the CHOICES program is utilized. The current version of these procedures must be submitted to the MDOC CCI.

3.	The MP will be required to interact with the hospice worker and/or CHOICES on an on-going basis.

4.	Working with and utilizing MDOC civil servants, the Contractor is responsible for documenting the hospice and/or CHOICES visit in the MDOC EMR by the close of business on the day of the encounter.
  Y.  Optometry
1.	Optometry services are to be provided on-site. MDOC facilities that do not have on-site optometry equipment will utilize the optometry services at the next closest MDOC correctional facility. See MDOC Policy 04.06.165 Optometry Services.

2.	At facilities that have on-site optometry equipment, MDOC provides an exam room, and optometry equipment consistent with a community optometry office. The Contractor is responsible for performing eye exams. Services must be provided by a Michigan licensed optometrist.

3.	The Contractor may utilize telemedicine for routine monitoring of glaucoma, visual field testing, migraine management and other ocular conditions.

4.	Working with and utilizing MDOC civil servants, the Contractor must ensure that optometry services, including telemedicine encounters, are documented in the MDOC EMR Optometry Template by the close of business on the day of the encounter. Because services are rendered on-site, the optometrist may complete the entry.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
  Z.   Emergency Medical Transport Services
1.	The Contractor must provide emergency ambulance services to prisoners from each MDOC correctional facility.

2.	Contracting for these services must be done in such a way as to assure that response time and level of transport services is comparable to community standards National Council on Quality Assurance (NCQA) and when possible within 30 miles of the MDOC correctional facility. For rural areas, if the Contractor is unable to provide service within 30 miles they may request a written exemption from the MDOC CCI.

3.	The MDOC owns an ambulance and an indoor mini-ambulance, operating to support the Jackson area facilities. The operating costs associated with the ambulances are the responsibility of MDOC. The indoor ambulance operates at DWH. The other ambulance is used to transport prisoners primarily within the Jackson area. Occasionally, it may be used to transport a prisoner within a 100 mile radius for the purpose of transport between correctional facilities, to and from a hospital, or assisted living center. The ambulance is dispatched at the request of the MPs or MDOC staff.

4.	MDOC security policies and procedures will be available to the Contractor.

5.	The Contractor must have contracted all negotiated ambulance services 30 days prior to the Services Go Live date, submitting all contract information to the MDOC CCI. Any changes in ambulance service will be reported to the MDOC CCI within one week.
  AA.  Community Based Hospital and Urgent Care Centers
1.	The Contractor must ensure hospital services and/or urgent care is available at the closest location to the correctional facility and whenever possible within 30 minutes or 30 miles travel. Exceptions to this standard may be granted if the Contractor documents that no other hospital/urgent care center provider is accessible within the 30 minutes or 30 miles travel time, and the MDOC CCI pre-approval is granted in writing.

2.	Community hospitals utilized must be licensed by the State of Michigan and accredited by the Joint Commission on Accreditation of Health Organizations (JCAHO). If a hospital is not accredited, it must be in good standing with Medicare.

3.	Emergency room services are available 24 hours a day, seven days a week.

4.	In-patient care must be provided in accordance with MDOC security procedures, which may require the use of armed custody officers. MDOC security policies and procedures will be available to the Contractor.

5.	A current master list of hospitals and urgent care centers utilized for each correction facility must be submitted to the MDOC CCI. Any changes in hospital and urgent care center services will be reported to the MDOC CCI within one week.
  BB.  Secure Unit
1.	The Contractor must work with the MDOC to establish and maintain secure unit beds at licensed and accredited community hospitals.

2.	The MDOC currently utilizes a secure unit at Allegiance Hospital in Jackson. The Contractor will ensure a contract is negotiated with the existing secure unit at Allegiance Hospital in Jackson. The MDOC would like to expand the number of secure units available throughout the state. Areas of interest include, but are not limited to; the Upper Peninsula, Detroit, Ionia, Coldwater, Ypsilanti, Muskegon, Grand Rapids and St. Louis.

3.	MDOC provides the security staff personnel for the secure unit, and pays the cost of the staff, including any additional secure units.

4.	The MDOC will work with the Contractor and the hospital(s) to design the secure unit. The MDOC will approve the plans for the secure unit. Infrastructure changes and security equipment will be paid for by the MDOC. The hospital cannot remove any infrastructure paid for by the MDOC without written approval from the MDOC CCI.

5.	The negotiated secure unit rate must be disclosed and agreed upon in writing by the MDOC prior to the start of construction.

6.	The units must have written procedures in place to address the following:
a.	An outpatient holding area adjacent to the secure unit such that security staff may be shared with the secure unit.

b.	Secure Unit Inpatient Hospital Services.

c.	Secure Unit Inpatient Physician/Specialty Services.

d.	Secure Unit Outpatient Hospital Services.

e.	Secure Unit Outpatient Physician/Specialty Services.

f.	Secure Unit Hospital Intensive Care Services.

g.	Secure Unit Hospital Emergency Room Hospital Care.

h.	Secure Unit Hospital Emergency Room Physician Services.

i.	All Secure Unit Hospital necessary ancillary/support services.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
7.	To facilitate the provision of prisoner health care, the MDOC Regional Health Administrator (RHA)/designee must function as the MDOC Secure Unit Coordinator to oversee the prisoner health care operations within the Secure Unit and to facilitate communications.

8.	The Contractor must ensure that the hospital Secure Unit conforms to MDOC security standards. MDOC security policies and procedures will be available to the Contractor and the secure unit hospital(s).

9.	Secure unit staff must meet with representatives of the Contractor and the MDOC bi-monthly or as needed (at the discretion of the MDOC Regional Health Administrator (RHA) or their designee) to discuss utilization and quality management of the unit and to work toward resolving any problems with communication, admission, discharge, escort, or transportation.

10.	See Appendix G for Aetna’s related Performance Guarantee.
  CC.  Diagnostic Testing Centers
1.	The Contractor must develop and maintain a network of participating hospitals and/or diagnostic centers to meet the needs of MDOC prisoners for specialized diagnostic testing services.

2.	The Contractor must provide ancillary/support services for all medically necessary diagnostic evaluation/testing required to provide medically necessary care to prisoners. MDOC staff will provide the on-site nursing services (i.e. lab draws and x-ray imaging etc.). All components of off-site diagnostic testing are the responsibility of the Contractor. ( i.e. interpretation, processing, etc).

3.	Testing Centers are not required to be located at each facility but need to be geographically linked to MDOC facilities with no less than three locations, with one being in each MDOC region. See www.MICHIGAN.GOV/CORRECTIONS for the MDOC region breakdown. The Contractor must provide written notice regarding any changes to the service locations to the MDOC CCI 30 business days in advance of the change.

4.	Diagnostic Testing Services must include, but are not limited to:
a.	Community purchased imaging services

b.	Electromyography (EMG) services

c.	Audiology services

d.	Respiratory therapy services

e.	Electrocardiogram (EKG) interpretation services

f.	Pulmonary function testing interpretation services

g.	Cardiac stress testing.
5.	Testing which leads to a diagnosis of life, limb, vision threatening, or other serious medical condition must be communicated by phone to the appropriate facility medical staff immediately upon discovery (on the same day as the results are available).

6.	The Contractor must develop and maintain a network of participating specialists to interpret outpatient diagnostic testing performed at MDOC facilities.

7.	The Contractor must provide a courier service for the transport of x-ray images, samples and diagnostic data, serving all MDOC facilities state-wide. NOTE: MDOC is working to change current x-ray equipment to include computerized imaging that will allow for images to be burned to CDs and also be transmitted via email for expedited interpretation. The MDOC is considering this equipment for the St. Louis, Kinross, Coldwater, Huron Valley, Jackson, and Ionia facilities. It is not known at this time if the computerized imaging will be in place at the start of this Contract

8.	A mutually agreed upon pickup and delivery schedule will be arranged with the Contractor, that will convey facility needs, as not every site may require daily visits. Once the schedule is final, schedule changes must be requested in writing to the MDOC CCI in advance of any change.

9.	A toll free number must be provided for the facilities to contact the courier service, including to arrange a pick up outside of the normal courier schedule in the event an emergent service is needed.

10.	The MDOC has x-ray capabilities at several locations. MDOC civil servants perform all on-site x-rays.

11.	Working with and utilizing MDOC civil servant staff, the Contractor is responsible to ensure next business day test results entry into the EMR within one day of the receipt of results.

12.	Laboratory Services related to Mental Health Services are in the scope of this contract.
  DD.  Outpatient Laboratory Diagnostic Testing
The Contractor is responsible to provide a source for outpatient laboratory diagnostic testing for orders placed by the MP. On-site lab draws are performed by MDOC civil servant staff. The laboratory diagnostic testing services include:
1.	A mutually agreed upon pickup and delivery schedule will be arranged with the Contractor, that will convey facility needs, as not every site may require daily visits. Once the schedule is final, schedule changes must be requested in writing to the MDOC CCI in advance of any change.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.	A toll free number must be provided for the facilities to contact the courier service to arrange a pick up, including to arrange a pick up outside of the normal courier schedule in the event an emergent service is needed.

3.	Testing which leads to a diagnosis of life, limb, vision threatening, or other serious medical condition must be communicated by phone to the facility nurses station immediately (on the same day as the results are available) upon discovery.

4.	Provision of next business day results on all laboratory testing done on a daily basis, via the electronic submission into the EMR on the day the results are available.

5.	Provision of consulting pathology services as needed for clinical and anatomic laboratory services.

6.	A required phone call from the laboratory to the correctional facility nurse station housing the prisoner if the lab results represent “panic values” within two (2) hours of the laboratory identifying the abnormal result. Outside of normal health care working hours at the facility “panic values” must be provided to the MP who is available for emergencies and the RN at the clinic.

7.	Stat Laboratory Testing as ordered by the MP must be picked up within one (1) hour of the request and results must be delivered within two hours of pickup or make arrangements with local hospital laboratories to perform emergency laboratory studies. MDOC CCI will provide current Stat Lab List to the Contractor.

8.	Special laboratory testing results being reported within the next business day, upon completion of the test and must be submitted electronically in the EMR on the day the results are available.

9.	Maintenance of a log of prisoners with critical values that include the prisoner name and number, date and time of the value, the MDOC staff person the value was communicated to and the name of the laboratory employee reporting the value. The log must be submitted monthly to the Health Unit Manager (HUM) via email or fax.

10.	Maintenance of a log of specimens received and monthly report of the number of specimens by type. i.e. blood, urine, etc. The log must be submitted monthly to the MDOC HUM via email or fax. The logs must be submitted to each facility.

11.	Automated lab ordering and reporting through the MDOC NextGen EMR.

12.	Laboratory testing results must be submitted electronically into the EMR by either the laboratory or the Contractor, working with and utilizing MDOC civil servants, on the day the results are available.

13.	Laboratory providers must submit laboratory value claims tape to the Contractor for the facility for which the laboratory test was ordered.

14.	Laboratory Services related to Mental Health Services are in the scope of this Contract.

15.	The Contractor must maintain a Lab Formulary that ensures provision of necessary lab work via the most effective and cost efficient means. The Contractor will utilize the Lab Formulary to better control lab costs, and will conduct routine diagnostic tests within MDOC facilities to the extent possible, given the availability of equipment. The Contractor must submit the current copy of the Lab Formulary to the MDOC CCI.
  EE. Utilization Management
The Contractor is responsible to assess, perform and provide utilization management for all services. Utilization management services must include, but are not limited to:
1.	Use of NCCHC and NCQA standards of care in the delivery of health care services to prisoners

2.	Develop diagnostic and treatment pathways for major categories of medical condition, with the MDOC Chief Medical Officer (CMO). Pathway changes must be jointly written and will be granted final approval by the MDOC CMO.

3.	Have written policies with review of medical decision criteria and procedures that conform to managed health care industry standards and processes.

4.	Establish timeframes for standard and expedited authorization decisions.

5.	Review utilization patterns of on-site MPs. The topics to review include but are not limited to:
a.	Medication prescribing practices

b.	Provider referral patterns

c.	Hospital utilization

d.	Inpatient case management and discharge planning

e.	Laboratory and Diagnostic Testing
6.	Establish a formal utilization review committee that includes the Medical Director, MDOC Quality Assurance, and the MDOC Chief Medical Officer.

7.	Ensure sufficient resources to regularly review the effectiveness of the utilization review process and to make changes to the process as needed.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
8.	Ensure that compensation to the individuals or any applicable sub-contractor that conduct utilization management activities is not structured so as to provide incentives for the individual or sub-contractor to deny, limit, or discontinue medically necessary services to any prisoner.

9.	Conduct an annual review and reporting of utilization review activities and outcomes/interventions from the review.

10.	Integrate Contractor utilization management activities with the MDOC Quality Assurance Program.

11.	See Appendix D for the Contractor’s Utilization Management Program. The Contractor must review the Plan on a regular basis, and submit revisions to the CCI, to be accepted through issuance of an official contract change notice.
  FF. Pre-authorization Review Process
The Contractor’s authorization policy must establish timeframes for standard and expedited authorization decisions for both primary and specialty care. These timeframes may not exceed 14 calendar days from date of receipt for standard authorization decisions and three business days from date of receipt for expedited authorization decisions. These timeframes may be extended up to 14 additional calendar days for standard and up to three calendar days for urgent if requested and approved by the MDOC.
1.	The authorization review types include:
a.	Pre-authorization for non-urgent and urgent/expedited services

b.	Concurrent/urgent for situations whereby a prisoner is receiving specialty services and concurrently requires urgent referral to a secondary service.

c.	Authorization continuance for situations whereby a prisoner is receiving specialty physician services and requires authorization of additional specialty care visits and/or follow-up services.
2.	Establish and use a written Prior Approval Policy and procedure for utilization management purposes. Such policies and procedures may not be used to avoid providing medically necessary services within the coverage established under the Contract. The prior approval policy and revisions must be pre-approved by MDOC CMO.

3.	The Prior Approval Policy must ensure that the review criteria for authorization decisions are applied consistently and require that the reviewer consult with the requesting MP or specialty provider when appropriate.

4.	The policy must also require that utilization management decisions be made by a health care professional who has appropriate clinical expertise and licensure regarding the service under review.

5.	For purposes of this section, an electronic prior approval policy and procedure mechanism that captures, stores and makes available for subsequent retrieval, and data analysis meets the requirements for a “written” system.

6.	See Appendix D for the Contractor’s Pre-authorization Review Process. The Contractor must review the Process on a regular basis, and submit revisions to the CCI, to be accepted through issuance of an official contract change notice.
  GG. Claims Processing
1.	The Contractor must maintain a pre-payment claims review system for authorized services that assures compliance with nationally recognized billing standards (State of Michigan prompt payment laws and the Center for Medicare and Medicaid rules). The Contractor must adhere to these laws, all changes to the standards used for billing will require prior approval from MDOC CCI.

2.	The Contractor must be capable of receiving electronic (837) and paper claims according to Michigan Uniform Billing requirements. The Contractor must also be capable of providing 837 level encounter data to MDOC for all services provided or purchased by the Contractor within or outside of the provider network.

3.	Off-shore processing is not allowed for claims processing, The Contractor must disclose the current location (city, state) of all claims processing, and immediately disclose in writing to the MDOC CCI any changes in location throughout the Contract period. If claims processing is switched to off-shore during the contract period, it may be viewed as a breach of contract, and the contract may be canceled.
a.	The Contractor will provide claims processing through sub-contractor Aetna, at their New Albany, OH service center at the start of the contract. Some functions may transition to Michigan location(s) over the contract period.
4.	See Appendix E for the Contractor’s Claims Processing Process. The Contractor must review the Process on a regular basis, and submit revisions to the CCI, to be accepted through issuance of an official contract change notice.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
     1.030 Roles and Responsibilities
1.031 Contractor Staff, Roles, and Responsibilities
     A. General Requirements
1.	The Contractor will utilize a multi-tiered administrative and clinical management approach to this Contract.

2.	Contractor must create and maintain a customized, project-specific organizational chart with reporting structures, names, and positions, including proposed provider network and sub-contractors. Advance written notice of any changes are required, and are recognized after official contract change notice updating Appendix A.

3.	Contractor must provide up to date job descriptions for relevant positions to the CCI.

4.	The Contractor has responsibility for the actions of the MPs and nephrologists however, the MDOC Chief Medical Officer (CMO) and/or Regional Medical Officers (RMO) will have clinical guidance and the ability to remove or restrict practices of the MPs at MDOC facilities. The Contractor must file current staffing matrices, by facility, regional office, and statewide, to the CCI.

5.	The Contractor must be organized in a manner that facilitates efficient and economic delivery of services, employ managers with sufficient experience and expertise in health care management, and employ or contract with skilled clinicians for medical management activities.

6.	The Contractor must not employ persons who are currently suspended or terminated from its provider network or in the conduct of the Contractor’s affairs. Must not employ, or hold any contracts or arrangements with, any individuals who have been suspended, debarred, or otherwise excluded from federal programs such as Medicaid. This prohibition includes all individuals responsible for the conduct of the Contractor’s’ affairs, or their immediate families, or any legal entity in which they or their families have a financial interest of five percent or more of the equity of the entity.

7.	The Contractor must maintain and continuously execute a credentialing program that requires its professional staff to maintain current licensure, certification, or registration as required by state and federal law. Health care practitioners (employee and subcontractor) who provide on-site services at the MDOC facilities will be required to complete the credentialing process. Network providers will be required to complete their applicable credentialing process

8.	Key Personnel

The Contractor will develop and maintain a staffing plan that is relevant for the services being provided. Below is a listing of the positions that are required (either through direct employment or sub-contracts), dedicated full-time to this Contract:
a.	Medical Director

The Contractor’s Medical Director must be a Michigan-licensed physician (MD or DO) and must be actively involved in all major clinical program components of the Contractor’s plan including review of medical care provided, medical professional aspects of provider contracts, and other areas of responsibility as may be designated by the Contractor. The Medical Director must ensure medical decisions, including after hours consultation are addressed within five business days. The Medical Director must be responsible for managing the Contractor’s Quality Assurance and Performance Improvement Program. The Medical Director must ensure compliance with state and local reporting laws on communicable diseases. The Medical Director must serve on the Medical Services Advisory Committee (MSAC). This job function must be located in Michigan and is designated Key Personnel. This position must be staffed at the start of the transition period.

The Contractor’s State Medical Director will be responsible for the management of all on-site clinical care, peer review and related protocol development and implementation. The Contractor’s State Medical Director will be on-site as needed for provider training, utilization management, peer review and other issues necessary to assure the delivery of appropriate medical care.

The Contractor’s designated State Medical Director is pending MDOC approval, and the personnel will be accepted via official contract change notice.

b.	Provider Services Director

The Contractor must provide an individual responsible for coordinating communications between the Contractor’s and its subcontractors and other providers. Contractor staff must provide resolution services to specialty providers within five business days. This job function must be located in Michigan and is designated as Key Personnel and must be staffed at the start of the transition period.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
The Contractor’s Provider Services Director responsibilities will include management of the relationships with hospitals, physicians and providers who are a part of Aetna’s Michigan network. The Contractor’s Provider Services Director is also responsible to manage a team who will work together to meet and exceed the network’s financial targets and service measures.

The Contractor’s designated Provider Services Director is pending MDOC approval, and the personnel will be accepted via official contract change notice.

c.	Quality Improvement and Utilization Director

The Contractor must provide a Quality Improvement and Utilization Director who is a Michigan licensed physician, or Michigan licensed registered nurse, or another licensed clinician as approved by MDOC based on the plan’s ability to demonstrate that the clinician possesses the training and education necessary to meet the requirements for quality improvement/utilization review activities required in the contract. The Contractor may provide a Quality Improvement Director and Utilization Director as separate positions. The Utilization Director will be a member of the Pain Management Committee. These job functions must be located in Michigan and are designated as Key Personnel and must be staffed at the start of the transition period.

The Contractor’s designated Quality Improvement and Utilization Director is pending MDOC approval, and the personnel will be accepted via official contract change notice.

d.	Project Manager

This job function must be located in Michigan and is designated as Key Personnel and must be staffed at the start of the transition period.

The Contractor’s Project Manager will be responsible for the management and overall direction of healthcare delivery services and management accountability provided to the MDOC. He will also be responsible for the integration of corporate support functions for site-level applicability and, as the MDOC’s liason, he will work closely with the MDOC and the facility administrations to ensure the healthcare program meets the goals and expectations of the MDOC.

The Contractor’s designated Project Manager is pending MDOC approval, and the personnel will be accepted via official contract change notice.

e.	The Contractor must follow the procedures listed in Section 2.062 to remove or change Key Personnel. Penalties will be charged to the Contractor if the procedures are not followed.

f.	All Key Personnel must be in place and hold all applicable credentials in good standing three weeks in advance of Contract Start Date-Actual Services Rendered, unless otherwise stated.
9.	Sub-Contracts

The Contractor must establish written contracts with sub-contractors, specialty network, nephrologists, dialysis support staff, and on-site MPs within 30 days of Contract “Start Up Transition Phase” start date. The MDOC CCI must be given a list of any sub-contracts not finalized 35 days from contract “Start Up Transition Phase” start date. The State may rescind the contract if the written contracts are not in place 35 days after the contract “Start Up Transition Phase” start date.

10.	Meetings

The Contractor’s Regional Vice President and State Medical Director or designees must participate in the following monthly meetings. The meetings will be held in Lansing and participation may be via video conferencing. This meeting list is not all inclusive but a listing of the current meetings.
a.	Joint Contractor and MDOC meeting

b.	Quality Assurance

c.	Pain Management Committee

d.	Nursing Advisory Committee

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
e.	Medical Services Advisory Committee

f.	Infectious Disease Control Committee

g.	Morbidity/Mortality Review Committee
     1.040 Project Plan
1.041 Project Plan Management
A.	START UP PLAN
1.	The Contractor has provided a high level start up plan to the MDOC CCI for the Start Up Transition Period. Within 10 calendar days of the Contract award, the Contractor must submit a revised, expanded, detailed narrative of their Start Up Transition Plan to the MDOC CCI. The Contractor must continue to revise the Start Up Plan and submit to the MDOC CCI on no less than a monthly basis until all items have been successfully implemented, per the MDOC CCI’s input on progression of, or acceptance of each item.

2.	The Contractor’s Start Up Plan must ensure they work in partnership with the MDOC, all sub-contractors, all specialty service providers, and current MDOC health care providers to deliver uninterrupted clinical and administrative services that ensure the continuity of care to the prison population, including infrastructure of systems, staffing and providers. The Contractor must be responsible for a customized plan of action to ensure a seamless transition in all aspects of contracted services. To accomplish this, the Contractor activities must include, but are not limited to, the following:
a.	Conduct regular, scheduled communication with key MDOC and subcontractor personnel and specialty service providers

b.	Deployment of contract and transition management teams

c.	Recruitment initiatives designed to retain incumbent personnel (when applicable)

d.	Implementation of comprehensive orientation and in-service training programs

e.	Completion of inventories on equipment, supplies, and medications

f.	Finalizing network development activities

g.	Implementation of the Contractor’s Implementation and Checklist (in addition to the MDOC Start Up Plan activities) and Transition Tasks

h.	Post Implementation Review

i.	Jointly review and finalize civil servant job descriptions providing support to Contractor.

j.	Jointly review all contract attachments and appendices, and adjust if needed.
B.	Post-Implementation Review – The Contractor will conduct a post-implementation survey process to provide an internal evaluation and assessment of the program implementation approximately 90 days after the Services “Go Live” start date. The post-implementation survey will include items relative to all important start up activities and compliance with key contract provisions, and mutually agreed by the MDOC CCI and the Contractor. The Contractor’s survey team will visit each geographic region and review accomplishments, opportunities for improvement and compliance with the start up / transition checklist and key contract provisions. Survey results will be submitted to the MDOC CCI.
1.042 Reports
A.	Reports will be submitted in a non-pdf electronic format, such as Excel, via email to the MDOC CCI referenced in Section 2.022. The Contractor may also use Aetna’s Integrated Informatics software, including universal claims files, and e.PSM on-line reporting interface, including Levels A through D, at the discretion of the MDOC CCI. Access and use of Contractor / Atena’s software is provided at no additional charge, and must provide equivalent of all reports required in Appendix B.

B.	See Appendix B for a list of required reports. The State reserves the right to amend the list of required reports throughout the Contract period.

C.	Reports must be provided at no cost to the State.

D.	Failure to submit reports within the time frames identified in Appendix B may be considered a breach of contract, and may result in the cancellation of the Contract.

E.	Provide all data and/or reports requested by the State’s third party reviewer, the and/or the State. The Contractor must ensure that contracts with sub-contractors and/or provider network preserves the State’s right to access of all related data, and must ensure that the State and/or its contractors has access to data in order to complete their reviews.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
F.	The Contractor must obtain the State’s written approval prior to publishing or making formal public presentations of statistical or analytical material based on its prisoners.
     1.050 Acceptance
1.051 Criteria
The following criteria will be used by the State to determine Acceptance of the Services or Deliverables provided under this SOW:
A.	Acceptance Criteria for Start Up Project Plan Milestones.

The MDOC will consider the Start Up Project Plan milestones accomplished upon MDOC acceptance and written approval of each individual milestone. The Contractor must submit to the MDOC CCI their revised, detailed Start Up Project Plan, including timing of milestones, no later than 10 days after the “Start Up / Transition” contract start date. The MDOC CCI will have 10 days to review and may make changes and recommendations to the Plan, including timing of milestones. The Contractor will then have one week to finalize the Plan. The final Plan must be approved by the MDOC CCI within 30 days prior to the “Services Rendered” contract start date. The Start Up Project Plan Milestones include the following. The Contractor will submit detailed, final versions of the following, for MDOC approval.
1.	Medical Practitioners – the Contractor will have accomplished this milestone when they provide the medical practitioner mix and level for each correctional facility including appropriate coverage for camps, SAI, and Re-Entry centers.

2.	Specialty Provider Network – the Contractor will have accomplished this milestone when they have identified the specialty networks including, specialists/consultants, hospitals and urgent care centers, and therapy services for each correctional facility, camp, SAI, and Re-Entry center by written contract or Letter of Intent.

3.	Disclosure of locations for DME, Claims processing, Lab, and Diagnostic Testing- the Contractor will have accomplished this milestone when they have identified the location of the regional sites for DME, Lab, and Diagnostic Testing and the location for claims processing.

4.	Pickup and delivery schedules for Lab and Diagnostic Tests-the Contractor will have accomplished this milestone when the pickup and delivery schedules are finalized by location and the toll free number is provided.

5.	Monitoring of wait times to see MPs and specialists — the Contractor will have accomplished this milestone when they provide their plan for monitoring wait times.

6.	Performance Improvement Plan — the Contractor will have accomplished this milestone when they provide their performance improvement plan.

7.	Quality Assurance — the Contractor will have accomplished this milestone when they provide their written quality assurance plan.

8.	Pre-authorization Process — the Contractor will have accomplished this milestone when they have provided the pre-authorization process for MP referrals to the specialty networks.

9.	Encounter Data Submission — the Contractor will have accomplished this milestone when they have successfully transmitted test 837 data to the MDOC passing the MDOC acceptance.

10.	Risk Share Reconciliation Methodology – The Contractor and MDOC will completely itemize, and mutually agree upon all costs and methodologies used in calculating the risk sharing, below, at, and above the target, and to the cap. The documented Risk Share Methodology must include all costs, criteria, measurement tools and methodology used to calculate annual contract costs, and determine risk share target and cap costs/ prior to the Services Go Live Contract start date. Completed documentation will be submitted to MDOC’s third party reviewer to utilize in their work. See Appendix F for the Risk Share Reconciliation Methodology. The Contractor must review the document on a regular basis, and submit revisions to the CCI, to be accepted through issuance of an official contract change notice.
B.	Acceptance Criteria for Contract Services
1.	On-going contract services are subject to the acceptance criteria in various sections of the contract document:
a.	Service Level Agreements in Attachment B

b.	Key Personnel in Section 1.031 A and 2.062

c.	Timely and Correct Reports in Section 1.032 and Appendix B
1.052 Final Acceptance – DELETED – NOT APPLICABLE

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
     1.060 Proposal Pricing
1.061 Proposal Pricing
A.	Compensation
1.	Compensation is based on Per Prisoner Per Month (PPPM) and risk sharing as stated in Attachment A. PPPM base monthly payment will be pre-paid on the first business day of each month, for that month, using the previous month’s census report. The prisoner arrival and departure adjustments will occur at the end of the month. At the end of the month, MDOC will true up the census, and any over or under payment in that month’s prepaid amount will be added or subtracted to the following month’s prepaid PPPM base monthly payment. For the last month of the contract, any credit will be rendered to MDOC by check, within 30 days.

2.	Example of PPPM calculation:
Risk Share PPPM rate $175
Population estimate used in the billing in Number One above — 50,000
Beginning of the month pre-payment calculation and monthly base pre-payment
$175 * 50,000 = $8,750,000
In the current month there was a net decrease in population of 1,000. The true-up and adjusted payment at the end of that month would be:

Adjusted payment calculation
$176.25 * 49,000 = $8,636,250
Beginning of the month pre-payment $8,750,000, less
Adjusted payment for that month     $8,636,250
True-up Credit of $113,750 to be applied to the following month’s pre-payment.
3.	The PPPM and possible risk sharing payments in Attachment A will be the State’s only payments to the Contractor. The submission of a HIPAA compliant 837 encounter transactions (i.e. CPT, ICD-9-CM and HCPC) will be required.

4.	The Contractor does not offer prompt payment discounts.
B.	Service Level Agreements
1.	Contract Service Level Agreements (SLA) and their related possible credits must be evaluated and assessed as stated in Appendix B. The State reserves the right to request that any SLA credits be rendered by check, or applied to future invoice(s) as a credit.
C.	This is a Risk Sharing Contract. Risk Share Targets, Risk Share Maximum Caps, and the risk sharing rates are in Attachment A. Risk Share Reconciliation Methodology will be based on the process in Appendix F.

D.	General Compensation Factors
1.	Any other costs of doing business not addressed by this Contract are considered an incidental expense applicable to the Contractor and must be absorbed by the Contractor.

2.	The Contractor must meet the HIPAA and MDOC guidelines and requirements for electronic billing capacity and must require its providers to meet the same standard as a condition of payment.

3.	The Contractor MPs, specialists, etc. may not bill prisoners for the difference between the provider’s charge and the Contractor payment for covered services. The MPs, specialists, etc. will not seek nor accept additional or supplemental payment from the prisoner, his/her family, or representative, in addition to the amount paid by the Contractor.
1.062 Price Term
Firm Fixed Price – Prices quoted in Attachment A are the maximum for the base contract period stated in Section 2.001, subject to risk sharing and population adjustment tables, also in Attachment A.
1.063 Tax Excluded from Price
(a) Sales Tax: For purchases made directly by the State, the State is exempt from State and Local Sales Tax. Prices must not include the taxes. Exemption Certificates for State Sales Tax will be furnished upon request.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
(b) Federal Excise Tax: The State may be exempt from Federal Excise Tax, or the taxes may be reimbursable, if articles purchased under any resulting Contract are used for the State’s exclusive use. Certificates showing exclusive use for the purposes of substantiating a tax-free, or tax-reimbursable sale will be sent upon request. If a sale is tax exempt or tax reimbursable under the Internal Revenue Code, prices must not include the Federal Excise Tax.
1.064 Holdback – DELETED – NOT APPLICABLE
1.070 Additional Requirements
1.071  Additional Terms and Conditions specific to this Contract
A.	The State reserves the right to also purchase services specified in this Contract from third parties with no prior notice. The State does not have specific plans to purchase from third parties, but reserves the right, per risk mitigation strategies, to ensure quality and continuity of medically necessary care.

B.	The Contractor must comply with all federal, state and local laws, regulations, Michigan Professional Services Corporation Act, and relevant Michigan Attorney General Opinions, NCQA and NCCHC standards, as well as DCH and MDOC Policy Directives, Director’s Office Memorandums, and Operating Procedures. Current versions all DCH and MDOC documents above can be requested from the CCI.

C.	The Contractor must have a program that subjects all employees, independent contractors, vendor partners, and sub-contractors filling full or part-time positions to pre-employment and for cause alcohol and drug testing. Drug testing must screen for all controlled substances as identified in Article 7 of the Michigan Public Health Code, 1978 Public Act 368, as amended, being MCL 333.7101 et seq.

D.	The Contractor must execute any necessary Business Associate Agreements and flow down this requirement to all related independent contractors, sub-contractors, and vendor partners.

E.	Any additional Contractor computers networked to the State systems, to comply with security policies, must be purchased or leased from the State, and assume all hosting and licensing costs. Costs will be billed back to the Contractor.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
Article 2, Terms and Conditions
     2.000 Contract Structure and Term
2.001 Contract Term
This Contract is for a period of three years, and 7 weeks, beginning February 10, 2009 through March 31, 2012. All outstanding Purchase Orders must also expire upon the termination (cancellation for any of the reasons listed in Section 2.150) of the Contract, unless otherwise extended under the Contract. Absent an early termination for any reason, Purchase Orders issued but not expired, by the end of the Contract’s stated term, will remain in effect for the balance of the fiscal year for which they were issued.
2.002 Options to Renew
This Contract may be renewed in writing by mutual agreement of the parties not less than 30 days before its expiration. The Contract may be renewed for up to four (4) additional one (1) year periods.
2.003 Legal Effect
Contractor shall show acceptance of this Contract by signing two copies of the Contract and returning them to the Contract Administrator. The Contractor shall not proceed with the performance of the work to be done under the Contract, including the purchase of necessary materials, until both parties have signed the Contract to show acceptance of its terms, and the Contractor receives a contract release/purchase order that authorizes and defines specific performance requirements.
Except as otherwise agreed in writing by the parties, the State assumes no liability for costs incurred by Contractor or payment under this Contract, until Contractor is notified in writing that this Contract (or Change Order) has been approved by the State Administrative Board (if required), approved and signed by all the parties, and a Purchase Order against the Contract has been issued.
2.004 Attachments & Exhibits
All Attachments and Exhibits affixed to any and all Statement(s) of Work, or appended to or referencing this Contract, are incorporated in their entirety and form part of this Contract.
2.005 Ordering
The State will issue a written Purchase Order, Blanket Purchase Order, Direct Voucher or Procurement Card Order, which must be approved by the Contract Administrator or the Contract Administrator’s designee, to order any Services/Deliverables under this Contract. All orders are subject to the terms and conditions of this Contract. No additional terms and conditions contained on either a Purchase Order or Blanket Purchase Order apply unless they are also specifically contained in that Purchase Order’s or Blanket Purchase Order’s accompanying Statement of Work. Exact quantities to be purchased are unknown, however, the Contractor will be required to furnish all such materials and services as may be ordered during the Contract period. Quantities specified, if any, are estimates based on prior purchases, and the State is not obligated to purchase in these or any other quantities.
2.006 Order of Precedence
(a) The Contract, including any Statements of Work and Exhibits, to the extent not contrary to the Contract, each of which is incorporated for all purposes, constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior agreements, whether written or oral, with respect to the subject matter and as additional terms and conditions on the purchase order must apply as limited by Section 2.005.
(b) In the event of any inconsistency between the terms of the Contract and a Statement of Work, the terms of the Statement of Work will take precedence (as to that Statement of Work only); provided, however, that a Statement of Work may not modify or amend the terms of the Contract, which may be modified or amended only by a formal Contract amendment.
2.007 Headings
Captions and headings used in the Contract are for information and organization purposes. Captions and headings, including inaccurate references, do not, in any way, define or limit the requirements or terms and conditions of the Contract.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.008 Form, Function & Utility
If the Contract is for use of more than one State agency and if the Deliverable/Service does not the meet the form, function, and utility required by that State agency, that agency may, subject to State purchasing policies, procure the Deliverable/Service from another source.
2.009 Reformation and Severability
Each provision of the Contract is severable from all other provisions of the Contract and, if one or more of the provisions of the Contract is declared invalid, the remaining provisions of the Contract remain in full force and effect.
2.010 Consents and Approvals
Except as expressly provided otherwise in the Contract, if either party requires the consent or approval of the other party for the taking of any action under the Contract, the consent or approval must be in writing and must not be unreasonably withheld or delayed.
2.011 No Waiver of Default
If a party fails to insist upon strict adherence to any term of the Contract then the party has not waived the right to later insist upon strict adherence to that term, or any other term, of the Contract.
2.012 Survival
Any provisions of the Contract that impose continuing obligations on the parties, including without limitation the parties’ respective warranty, indemnity and confidentiality obligations, survive the expiration or termination of the Contract for any reason. Specific references to survival in the Contract are solely for identification purposes and not meant to limit or prevent the survival of any other section.
     2.020 Contract Administration
2.021 Issuing Office
This Contract is issued by the Department of Management and Budget, Purchasing Operations and the Department of Corrections (collectively, including all other relevant State of Michigan departments and agencies, the “State”). Purchasing Operations is the sole point of contact in the State with regard to all procurement and contractual matters relating to the Contract. Purchasing Operations is the only State office authorized to change, modify, amend, alter or clarify the prices, specifications, terms and conditions of this Contract. The Contractor Administrator within Purchasing Operations for this Contract is:
Rebecca Nevai, Buyer Specialist
Purchasing Operations
Department of Management and Budget
Mason Bldg, 2nd Floor
PO Box 30026
Lansing, MI 48909
Email: nevair@michigan.gov
Phone: 517-373-8530
2.022 Contract Compliance Inspector (CCI)
After DMB-Purchasing Operations receives the properly executed Contract, it is anticipated that the Director of Purchasing Operations, in consultation with the Department of Corrections will direct the person named below, or any other person so designated, to monitor and coordinate the activities for the Contract on a day-to-day basis during its term. However, monitoring of this Contract implies no authority to change, modify, clarify, amend, or otherwise alter the prices, terms, conditions and specifications of the Contract as that authority is retained by DMB Purchasing Operations. The Contract Compliance Inspector for this Contract is:
Lia Gulick, Financial Services Administrator
Bureau of Fiscal Management
Michigan Department of Corrections
Grandview Plaza
P.O. Box 30003
Lansing, MI 48909
517-241-9902 Email: gulickll@michigan.gov

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.023 Project Manager
The following individual will oversee the project:
Duncan P. Howard, Administrator of Operations
Bureau of Health Care Services
Michigan Department of Corrections
Grandview Plaza
P.O. Box 30003
Lansing, MI 48909
517-373-3437
Howardd3@michigan.gov
2.024 Change Requests
During the course of ordinary business, it may become necessary for the State to discontinue certain business practices or create Additional Services/Deliverables.  The State reserves the right, by giving Contractor written notice of a change request within a reasonable time, to request any changes to the requirements and specifications of the Contract and the work to be performed by the Contractor under the Contract.  In such an event, the Contractor must provide a detailed outline of all work to be done, including tasks necessary to accomplish the services/deliverables, timeframes, listing of key personnel assigned, estimated hours for each individual per task, and a complete and detailed proposal to implement the change.
The State may accept a Contractor’s proposal for change, reject it, or reach another agreement with Contractor.  Should the parties agree on carrying out a change, a written Contract Change Notice must be prepared and issued under this Contract, describing the change and its effects on the Services and any affected components of this Contract (a “Contract Change Notice”). No proposed Change may be performed until the proposed Change has been specified in a duly executed Contract Change Notice issued by the Department of Management and Budget, Purchasing Operations.  If the Contractor fails to notify the State before beginning to work on the requested activities, then the Contractor waives any right to assert any claim for additional compensation or time for performing the requested activities.
If the State requests or directs the Contractor to perform any activities that Contractor believes constitute a change to the Statement of Work, the Contractor must notify the State that it believes the requested activities are a change before beginning to work on the requested activities.  If the Contractor fails to notify the State before beginning to work on the requested activities, then the Contractor waives any right to assert any claim for additional compensation or time for performing the requested activities. If the Contractor commences performing work outside the scope of this Contract and then ceases performing that work, the Contractor must, at the request of the State, retract any out-of-scope work that would adversely affect the Contract.
2.025 Notices
Any notice given to a party under the Contract must be deemed effective, if addressed to the party as addressed below, upon: (i) delivery, if hand delivered; (ii) receipt of a confirmed transmission by facsimile if a copy of the notice is sent by another means specified in this Section; (iii) the third Business Day after being sent by U.S. mail, postage pre-paid, return receipt requested; or (iv) the next Business Day after being sent by a nationally recognized overnight express courier with a reliable tracking system.
State:
State of Michigan
Purchasing Operations
Attention: Rebecca Nevai
PO Box 30026
530 West Allegan
Lansing, Michigan 48909

Contractor:
Prison Health Services, Inc.	cc: Prison Health Services, Inc.
105 Westpark Drive, Suite 200	105 Westpark Drive, Suite 200
Brentwood, TN 37027	Brentwood, TN 37027
Phone 800-729-0069	Phone: 800-729-0069
Attn: Lawrence Pomeroy, President, State Corrections	Attn: Scott King, General Counsel

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
Either party may change its address where notices are to be sent by giving notice according to this Section.
2.026 Binding Commitments
Representatives of Contractor must have the authority to make binding commitments on Contractor’s behalf within the bounds set forth in this Contract. Contractor may change the representatives from time to time upon written notice.
2.027 Relationship of the Parties
The relationship between the State and Contractor is that of client and independent contractor. No agent, employee, or servant of Contractor or any of its Subcontractors must be or must be deemed to be an employee, agent or servant of the State for any reason. Contractor will be solely and entirely responsible for its acts and the acts of its agents, employees, servants and Subcontractors during the performance of the Contract.
2.028 Covenant of Good Faith
Each party must act reasonably and in good faith. Unless stated otherwise in the Contract, the parties will not unreasonably delay, condition or withhold the giving of any consent, decision or approval that is either requested or reasonably required of them in order for the other party to perform its responsibilities under the Contract.
2.029 Assignments
(a) Neither party may assign the Contract, or assign or delegate any of its duties or obligations under the Contract, to any other party (whether by operation of law or otherwise), without the prior written consent of the other party; provided, however, that the State may assign the Contract to any other State agency, department, division or department without the prior consent of Contractor and Contractor may assign the Contract to an affiliate so long as the affiliate is adequately capitalized and can provide adequate assurances that the affiliate can perform the Contract. The State may withhold consent from proposed assignments, subcontracts, or novations when the transfer of responsibility would operate to decrease the State’s likelihood of receiving performance on the Contract or the State’s ability to recover damages.
(b) Contractor may not, without the prior written approval of the State, assign its right to receive payments due under the Contract. If the State permits an assignment, the Contractor is not relieved of its responsibility to perform any of its contractual duties, and the requirement under the Contract that all payments must be made to one entity continues.
(c) If the Contractor intends to assign the contract or any of the Contractor’s rights or duties under the Contract, the Contractor must notify the State in writing at least 90 days before the assignment. The Contractor also must provide the State with adequate information about the assignee within a reasonable amount of time before the assignment for the State to determine whether to approve the assignment.
     2.030 General Provisions
2.031 Media Releases
News releases (including promotional literature and commercial advertisements) pertaining to the RFP and Contract or project to which it relates shall not be made without prior written State approval, and then only in accordance with the explicit written instructions from the State. No results of the activities associated with the RFP and Contract are to be released without prior written approval of the State and then only to persons designated.
The only exception shall be where federal law requires a press release as the only method of compliance, and, in addition, the State has not provided a response to the Contractor’s request after two business days. The Contractor must submit the proposed news release in writing at least two business days prior to the date of disclosure, for State comment, revision, and approval.
2.032 Contract Distribution
Purchasing Operations retains the sole right of Contract distribution to all State agencies and local units of government unless other arrangements are authorized by Purchasing Operations.
2.033 Permits
Contractor must obtain and pay any associated costs for all required governmental permits, licenses and approvals for the delivery, installation and performance of the Services. The State must pay for all costs and expenses incurred in obtaining and maintaining any necessary easements or right of way.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.034 Website Incorporation
The State is not bound by any content on the Contractor’s website, even if the Contractor’s documentation specifically referenced that content and attempts to incorporate it into any other communication, unless the State has actual knowledge of the content and has expressly agreed to be bound by it in a writing that has been manually signed by an authorized representative of the State.
2.035 Future Bidding Preclusion
Contractor acknowledges that, to the extent this Contract involves the creation, research, investigation or generation of a future RFP, it may be precluded from bidding on the subsequent RFP. The State reserves the right to disqualify any bidder if the State determines that the bidder has used its position (whether as an incumbent Contractor, or as a Contractor hired to assist with the RFP development, or as a Vendor offering free assistance) to gain a competitive advantage on the RFP.
2.036 Freedom of Information
All information in any proposal submitted to the State by Contractor and this Contract is subject to the provisions of the Michigan Freedom of Information Act, 1976 Public Act No. 442, as amended, MCL 15.231, et seq (the “FOIA”).
2.037 Disaster Recovery
Contractor and the State recognize that the State provides essential services in times of natural or man-made disasters. Therefore, except as so mandated by Federal disaster response requirements, Contractor personnel dedicated to providing Services/Deliverables under this Contract will provide the State with priority service for repair and work around in the event of a natural or man-made disaster.
     2.040 Financial Provisions
2.041 Fixed Prices for Services/Deliverables
Each Statement of Work or Purchase Order issued under this Contract shall specify (or indicate by reference to the appropriate Contract Exhibit) the firm, fixed prices for all Services/Deliverables, and the associated payment milestones and payment amounts. The State may make progress payments to the Contractor when requested as work progresses, but not more frequently than monthly, in amounts approved by the Contract Administrator, after negotiation. Contractor must show verification of measurable progress at the time of requesting progress payments.
2.042 Adjustments for Reductions in Scope of Services/Deliverables
If the scope of the Services/Deliverables under any Statement of Work issued under this Contract is subsequently reduced by the State, the parties shall negotiate an equitable reduction in Contractor’s charges under such Statement of Work commensurate with the reduction in scope.
2.043 Services/Deliverables Covered
For all Services/Deliverables to be provided by Contractor (and its Subcontractors, if any) under this Contract, the State shall not be obligated to pay any amounts in addition to the charges specified in this Contract.
2.044 Invoicing and Payment – In General
(a) Each Contractor invoice will show details as to charges by Service/Deliverable component and location at a level of detail reasonably necessary to satisfy the State’s accounting and charge-back requirements. Invoices for Services performed on a time and materials basis will show, for each individual, the number of hours of Services performed during the billing period, the billable skill/labor category for such person and the applicable hourly billing rate. Prompt payment by the State is contingent on the Contractor’s invoices showing the amount owed by the State minus any holdback amount to be retained by the State in accordance with Section 1.064.
(b) Correct invoices will be due and payable by the State, in accordance with the State’s standard payment procedure as specified in 1984 Public Act No. 279, MCL 17.51 et seq., provided the State determines that the invoice was properly rendered.
(c) Contract Payment Schedule
1.	Deleted – Not Applicable

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.	Approval and payment of requests.
a)	The Contractor shall not be entitled to payment of a request for performance-based payment prior to successful accomplishment of the event or performance criterion for which payment is requested. The Contract Administrator shall determine whether the event or performance criterion for which payment is requested has been successfully accomplished in accordance with the terms of the Contract. The Contract Administrator may, at any time, require the Contractor to substantiate the successful performance of any event or performance criterion, which has been or is represented as being payable.

b)	A payment under this performance-based payment clause is a contract financing payment under the Quick Payment Terms in Section 1.061 of this Contract.

c)	The approval by the Contract Administrator of a request for performance-based payment does not constitute an acceptance by the State and does not excuse the Contractor from performance of obligations under this Contract.
2.045 Pro-ration
To the extent there are any Services that are to be paid for on a monthly basis, the cost of such Services shall be pro-rated for any partial month.
2.046 Antitrust Assignment
The Contractor assigns to the State any claim for overcharges resulting from antitrust violations to the extent that those violations concern materials or services supplied by third parties to the Contractor, toward fulfillment of this Contract.
2.047 Final Payment
The making of final payment by the State to Contractor does not constitute a waiver by either party of any rights or other claims as to the other party’s continuing obligations under the Contract, nor will it constitute a waiver of any claims by one party against the other arising from unsettled claims or failure by a party to comply with this Contract, including claims for Services and Deliverables not reasonably known until after acceptance to be defective or substandard. Contractor’s acceptance of final payment by the State under this Contract shall constitute a waiver of all claims by Contractor against the State for payment under this Contract, other than those claims previously filed in writing on a timely basis and still unsettled.
2.048 Electronic Payment Requirement
Electronic transfer of funds is required for payments on State Contracts. Contractors are required to register with the State electronically at http://www.cpexpress.state.mi.us. As stated in Public Act 431 of 1984, all contracts that the State enters into for the purchase of goods and services shall provide that payment will be made by electronic fund transfer (EFT).
     2.050 Taxes
2.051 Employment Taxes
Contractors are expected to collect and pay all applicable federal, state, and local employment taxes, including the taxes.
2.052 Sales and Use Taxes
Contractors are required to be registered and to remit sales and use taxes on taxable sales of tangible personal property or services delivered into the State. Contractors that lack sufficient presence in Michigan to be required to register and pay tax must do so as a volunteer. This requirement extends to: (1) all members of any controlled group as defined in § 1563(a) of the Internal Revenue Code and applicable regulations of which the company is a member, and (2) all organizations under common control as defined in § 414(c) of the Internal Revenue Code and applicable regulations of which the company is a member that make sales at retail for delivery into the State are registered with the State for the collection and remittance of sales and use taxes. In applying treasury regulations defining “two or more trades or businesses under common control” the term “organization” means sole proprietorship, a partnership (as defined in § 701(a)(2) of the Internal Revenue Code), a trust, an estate, a corporation, or a limited liability company.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
     2.060 Contract Management
2.061 Contractor Personnel Qualifications
All persons assigned by Contractor to the performance of Services under this Contract must be employees of Contractor or its majority-owned (directly or indirectly, at any tier) subsidiaries (or a State-approved Subcontractor) and must be fully qualified to perform the work assigned to them. Contractor must include a similar provision in any subcontract entered into with a Subcontractor. For the purposes of this Contract, independent contractors engaged by Contractor solely in a staff augmentation role must be treated by the State as if they were employees of Contractor for this Contract only; however, the State understands that the relationship between Contractor and Subcontractor is an independent contractor relationship.
2.062 Contractor Key Personnel
(a) The Contractor must provide the Contract Compliance Inspector with the names of the Key Personnel.
(b) Key Personnel must be dedicated as defined in the Statement of Work to the Project for its duration in the applicable Statement of Work with respect to other individuals designated as Key Personnel for that Statement of Work.
(c) The State will have the right to recommend and approve in writing the initial assignment, as well as any proposed reassignment or replacement, of any Key Personnel. Before assigning an individual to any Key Personnel position, Contractor will notify the State of the proposed assignment, will introduce the individual to the appropriate State representatives, and will provide the State with a resume and any other information about the individual reasonably requested by the State. The State reserves the right to interview the individual before granting written approval. In the event the State finds a proposed individual unacceptable, the State will provide a written explanation including reasonable detail outlining the reasons for the rejection.
(d) Contractor must not remove any Key Personnel from their assigned roles on the Contract without the prior written consent of the State. The Contractor’s removal of Key Personnel without the prior written consent of the State is an unauthorized removal (“Unauthorized Removal”). Unauthorized Removals does not include replacing Key Personnel for reasons beyond the reasonable control of Contractor, including illness, disability, leave of absence, personal emergency circumstances, resignation or for cause termination of the Key Personnel’s employment. Unauthorized Removals does not include replacing Key Personnel because of promotions or other job movements allowed by Contractor personnel policies or Collective Bargaining Agreement(s) as long as the State receives prior written notice before shadowing occurs and Contractor provides 30 days of shadowing unless parties agree to a different time period. The Contractor with the State must review any Key Personnel replacements, and appropriate transition planning will be established. Any Unauthorized Removal may be considered by the State to be a material breach of the Contract, in respect of which the State may elect to exercise its termination and cancellation rights.
(e) The Contractor must notify the Contract Compliance Inspector and the Contract Administrator at least 10 business days before redeploying non-Key Personnel, who are dedicated to primarily to the Project, to other projects. If the State does not object to the redeployment by its scheduled date, the Contractor may then redeploy the non-Key Personnel.
2.063 Re-assignment of Personnel at the State’s Request
The State reserves the right to require the removal from the Project of Contractor personnel found, in the judgment of the State, to be unacceptable. The State’s request must be written with reasonable detail outlining the reasons for the removal request. Additionally, the State’s request must be based on legitimate, good-faith reasons. Replacement personnel for the removed person must be fully qualified for the position. If the State exercises this right, and the Contractor cannot immediately replace the removed personnel, the State agrees to an equitable adjustment in schedule or other terms that may be affected by the State’s required removal. If any incident with removed personnel results in delay not reasonably anticipatable under the circumstances and which is attributable to the State, the applicable SLAs for the affected Service will not be counted for a time as agreed to by the parties.
2.064 Contractor Personnel Location
All staff assigned by Contractor to work on the Contract will perform their duties either primarily at Contractor’s offices and facilities or at State facilities. Without limiting the generality of the foregoing, Key Personnel will, at a minimum, spend at least the amount of time on-site at State facilities as indicated in the applicable Statement of Work. Subject to availability, selected Contractor personnel may be assigned office space to be shared with State personnel.
2.065 Contractor Identification

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
Contractor employees must be clearly identifiable while on State property by wearing a State-issued badge, as required. Contractor employees are required to clearly identify themselves and the company they work for whenever making contact with State personnel by telephone or other means.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.066 Cooperation with Third Parties
Contractor agrees to cause its personnel and the personnel of any Subcontractors to cooperate with the State and its agents and other contractors including the State’s Quality Assurance personnel. As reasonably requested by the State in writing, the Contractor will provide to the State’s agents and other contractors reasonable access to Contractor’s Project personnel, systems and facilities to the extent the access relates to activities specifically associated with this Contract and will not interfere or jeopardize the safety or operation of the systems or facilities. The State acknowledges that Contractor’s time schedule for the Contract is very specific and agrees not to unnecessarily or unreasonably interfere with, delay or otherwise impeded Contractor’s performance under this Contract with the requests for access.
2.067 Contractor Return of State Equipment/Resources
The Contractor must return to the State any State-furnished equipment, facilities and other resources when no longer required for the Contract in the same condition as when provided by the State, reasonable wear and tear excepted.
2.068 Contract Management Responsibilities
The Contractor will be required to assume responsibility for all contractual activities, whether or not that Contractor performs them. Further, the State will consider the Contractor to be the sole point of contact with regard to contractual matters, including payment of any and all charges resulting from the anticipated Contract. If any part of the work is to be subcontracted, the Contract must include a list of Subcontractors, including firm name and address, contact person and a complete description of work to be subcontracted. The State reserves the right to approve Subcontractors and to require the Contractor to replace Subcontractors found to be unacceptable. The Contractor is totally responsible for adherence by the Subcontractor to all provisions of the Contract. Any change in Subcontractors must be approved by the State, in writing, prior to such change.
     2.070 Subcontracting by Contractor
2.071 Contractor Full Responsibility
Contractor shall have full responsibility for the successful performance and completion of all of the Services and Deliverables. The State will consider Contractor to be the sole point of contact with regard to all contractual matters under this Contract, including payment of any and all charges for Services and Deliverables.
2.072 State Consent to Delegation
Contractor shall not delegate any duties under this Contract to a Subcontractor unless the Department of Management and Budget, Purchasing Operations has given written consent to such delegation. The State shall have the right of prior written approval of all Subcontractors and to require Contractor to replace any Subcontractors found, in the reasonable judgment of the State, to be unacceptable. The State’s request shall be written with reasonable detail outlining the reasons for the removal request. Additionally, the State’s request shall be based on legitimate, good-faith reasons. Replacement Subcontractor(s) for the removed Subcontractor shall be fully qualified for the position. If the State exercises this right, and the Contractor cannot immediately replace the removed Subcontractor, the State will agree to an equitable adjustment in schedule or other terms that may be affected by the State’s required removal. If any such incident with a removed Subcontractor results in delay not reasonable anticipatable under the circumstances and which is attributable to the State, the applicable SLA for the affected Work will not be counted for a time agreed upon by the parties.
2.073 Subcontractor Bound to Contract
In any subcontracts entered into by Contractor for the performance of the Services, Contractor shall require the Subcontractor, to the extent of the Services to be performed by the Subcontractor, to be bound to Contractor by the terms of this Contract and to assume toward Contractor all of the obligations and responsibilities that Contractor, by this Contract, assumes toward the State. The State reserves the right to receive copies of and review all subcontracts, although Contractor may delete or mask any proprietary information, including pricing, contained in such contracts before providing them to the State. The management of any Subcontractor will be the responsibility of Contractor, and Contractor shall remain responsible for the performance of its Subcontractors to the same extent as if Contractor had not subcontracted such performance. Contractor shall make all payments to Subcontractors or suppliers of Contractor. Except as otherwise agreed in writing by the State and Contractor, the State will not be obligated to direct payments for the Services other than to Contractor. The State’s written approval of any Subcontractor engaged by Contractor to perform any obligation under this Contract shall not relieve Contractor of any obligations or performance required under this Contract.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.074 Flow Down
Except where specifically approved in writing by the State on a case-by-case basis, Contractor shall flow down the obligations in Sections 1.071, 2.031, 2.060, 2.100, 2.110, 2.120, 2.130, 2.200 in all of its agreements with any Subcontractors.
2.075 Competitive Selection
The Contractor shall select subcontractors (including suppliers) on a competitive basis to the maximum practical extent consistent with the objectives and requirements of the Contract.
     2.080 State Responsibilities
2.081 Equipment
The State will provide only the equipment and resources identified in the Statements of Work and other Contract Exhibits.
2.082 Facilities
The State must designate space as long as it is available and as provided in the Statement of Work, to house the Contractor’s personnel whom the parties agree will perform the Services/Deliverables at State facilities (collectively, the “State Facilities”). The Contractor must have reasonable access to, and, unless agreed otherwise by the parties in writing, must observe and comply with all rules and regulations relating to each of the State Facilities (including hours of operation) used by the Contractor in the course of providing the Services. Contractor agrees that it will not, without the prior written consent of the State, use any State Facilities or access any State information systems provided for the Contractor’s use, or to which the Contractor otherwise gains access in the course of performing the Services, for any purpose other than providing the Services to the State.
     2.090 Security
2.091 Background Checks
On a case-by-case basis, the State may investigate the Contractor’s personnel before they may have access to State facilities and systems. The scope of the background check is at the discretion of the State and the results will be used to determine Contractor personnel eligibility for working within State facilities and systems. The investigations will include Michigan State Police Background checks (ICHAT) and may include the National Crime Information Center (NCIC) Finger Prints. Proposed Contractor personnel may be required to complete and submit an RI-8 Fingerprint Card for the NCIC Finger Print Check. Any request for background checks will be initiated by the State and will be reasonably related to the type of work requested.
All Contractor personnel will also be expected to comply with the State’s security and acceptable use policies for State IT equipment and resources. See http://www.michigan.gov/dit. Furthermore, Contractor personnel will be expected to agree to the State’s security and acceptable use policies before the Contractor personnel will be accepted as a resource to perform work for the State. It is expected the Contractor will present these documents to the prospective employee before the Contractor presents the individual to the State as a proposed resource. Contractor staff will be expected to comply with all Physical Security procedures in place within the facilities where they are working.
2.092 Security Breach Notification
If the Contractor breaches this Section, the Contractor must (i) promptly cure any deficiencies and (ii) comply with any applicable federal and state laws and regulations pertaining to unauthorized disclosures. Contractor and the State will cooperate to mitigate, to the extent practicable, the effects of any breach, intrusion, or unauthorized use or disclosure. Contractor must report to the State in writing any use or disclosure of Confidential Information, whether suspected or actual, other than as provided for by the Contract within 10 days of becoming aware of the use or disclosure or the shorter time period as is reasonable under the circumstances.
2.093 PCI Data Security Requirements – DELETED – NOT APPLICABLE

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
     2.100 Confidentiality
2.101 Confidentiality
Contractor and the State each acknowledge that the other possesses and will continue to possess confidential information that has been developed or received by it. As used in this Section, “Confidential Information” of Contractor must mean all non-public proprietary information of Contractor (other than Confidential Information of the State as defined below) which is marked confidential, restricted, proprietary or with a similar designation. “Confidential Information” of the State must mean any information which is retained in confidence by the State (or otherwise required to be held in confidence by the State under applicable federal, state and local laws and regulations) or which, in the case of tangible materials provided to Contractor by the State under its performance under this Contract, is marked as confidential, proprietary or with a similar designation by the State. “Confidential Information” excludes any information (including this Contract) that is publicly available under the Michigan FOIA.
2.102 Protection and Destruction of Confidential Information
The State and Contractor will each use at least the same degree of care to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own confidential information of like character, but in no event less than reasonable care. Neither Contractor nor the State will (i) make any use of the Confidential Information of the other except as contemplated by this Contract, (ii) acquire any right in or assert any lien against the Confidential Information of the other, or (iii) if requested to do so, refuse for any reason to promptly return the other party’s Confidential Information to the other party. Each party will limit disclosure of the other party’s Confidential Information to employees and Subcontractors who must have access to fulfill the purposes of this Contract. Disclosure to, and use by, a Subcontractor is permissible where (A) use of a Subcontractor is authorized under this Contract, (B) the disclosure is necessary or otherwise naturally occurs in connection with work that is within the Subcontractor’s scope of responsibility, and (C) Contractor obligates the Subcontractor in a written Contract to maintain the State’s Confidential Information in confidence. At the State’s request, any employee of Contractor and of any Subcontractor having access or continued access to the State’s Confidential Information may be required to execute an acknowledgment that the employee has been advised of Contractor’s and the Subcontractor’s obligations under this Section and of the employee’s obligation to Contractor or Subcontractor, as the case may be, to protect the Confidential Information from unauthorized use or disclosure.
Promptly upon termination or cancellation of the Contract for any reason, Contractor must certify to the State that Contractor has destroyed all State Confidential Information.
2.103 Exclusions
Notwithstanding the foregoing, the provisions of Section 2.100 will not apply to any particular information which the State or Contractor can demonstrate (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving party; (iii) was in the possession of the receiving party at the time of disclosure to it without an obligation of confidentiality; (iv) was received after disclosure to it from a third party who had a lawful right to disclose the information to it without any obligation to restrict its further disclosure; or (v) was independently developed by the receiving party without reference to Confidential Information of the furnishing party. Further, the provisions of Section 2.100 will not apply to any particular Confidential Information to the extent the receiving party is required by law to disclose the Confidential Information, provided that the receiving party (i) promptly provides the furnishing party with notice of the legal request, and (ii) assists the furnishing party in resisting or limiting the scope of the disclosure as reasonably requested by the furnishing party.
2.104 No Implied Rights
Nothing contained in this Section must be construed as obligating a party to disclose any particular Confidential Information to the other party, or as granting to or conferring on a party, expressly or impliedly, any right or license to the Confidential Information of the other party.
2.105 Respective Obligations
The parties’ respective obligations under this Section must survive the termination or expiration of this Contract for any reason.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.110 Records and Inspections
2.111 Inspection of Work Performed
The State’s authorized representatives must at all reasonable times and with 10 days prior written request, have the right to enter Contractor’s premises, or any other places, where the Services are being performed, and must have access, upon reasonable request, to interim drafts of Deliverables or work-in-progress. Upon 10 Days prior written notice and at all reasonable times, the State’s representatives must be allowed to inspect, monitor, or otherwise evaluate the work being performed and to the extent that the access will not reasonably interfere or jeopardize the safety or operation of the systems or facilities. Contractor must provide all reasonable facilities and assistance for the State’s representatives.
2.112 Examination of Records
For seven years after the Contractor provides any work under this Contract (the “Audit Period”), the State may examine and copy any of Contractor’s books, records, documents and papers pertinent to establishing Contractor’s compliance with the Contract and with applicable laws and rules. The State must notify the Contractor 20 days before examining the Contractor’s books and records. The State does not have the right to review any information deemed confidential by the Contractor to the extent access would require the confidential information to become publicly available. This provision also applies to the books, records, accounts, documents and papers, in print or electronic form, of any parent, affiliated or subsidiary organization of Contractor, or any Subcontractor of Contractor performing services in connection with the Contract.
2.113 Retention of Records
Contractor must maintain at least until the end of the Audit Period all pertinent financial and accounting records (including time sheets and payroll records, and information pertaining to the Contract and to the Services, equipment, and commodities provided under the Contract) pertaining to the Contract according to generally accepted accounting principles and other procedures specified in this Section. Financial and accounting records must be made available, upon request, to the State at any time during the Audit Period. If an audit, litigation, or other action involving Contractor’s records is initiated before the end of the Audit Period, the records must be retained until all issues arising out of the audit, litigation, or other action are resolved or until the end of the Audit Period, whichever is later.
2.114 Audit Resolution
If necessary, the Contractor and the State will meet to review each audit report promptly after issuance. The Contractor will respond to each audit report in writing within 30 days from receipt of the report, unless a shorter response time is specified in the report. The Contractor and the State must develop, agree upon and monitor an action plan to promptly address and resolve any deficiencies, concerns, and/or recommendations in the audit report.
2.115 Errors
(a) If the audit demonstrates any errors in the documents provided to the State, then the amount in error must be reflected as a credit or debit on the next invoice and in subsequent invoices until the amount is paid or refunded in full. However, a credit or debit may not be carried for more than four invoices. If a balance remains after four invoices, then the remaining amount will be due as a payment or refund within 45 days of the last quarterly invoice that the balance appeared on or termination of the Contract, whichever is earlier.
(b) In addition to other available remedies, the difference between the payment received and the correct payment amount is greater than 10%, then the Contractor must pay all of the reasonable costs of the audit.
2.120 Warranties
2.121 Warranties and Representations
The Contractor represents and warrants:
(a) All services shall be rendered per all federal, state, and local laws and regulations, NCQA and NCCHC standards, as well as DCH and MDOC Policy Directives, Director’s Office Memorandums, and Operating Procedures. Please contact the MDOC CCI for current DCH and MDOC policies, procedures, directives and memorandums.
(b) It is capable in all respects of fulfilling and must fulfill all of its obligations under this Contract. The performance of all obligations under this Contract must be provided in a timely, professional, and workman-like manner and must meet the performance and operational standards required under this Contract.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
(c) The Contract Appendices, Attachments and Exhibits identify the equipment and software and services necessary for the Deliverable(s) to perform and Services to operate in compliance with the Contract’s requirements and other standards of performance.
(d) It is the lawful owner or licensee of any Deliverable licensed or sold to the State by Contractor or developed by Contractor under this Contract, and Contractor has all of the rights necessary to convey to the State the ownership rights or licensed use, as applicable, of any and all Deliverables. None of the Deliverables provided by Contractor to the State under this Contract, nor their use by the State, will infringe the patent, copyright, trade secret, or other proprietary rights of any third party.
(e) If, under this Contract, Contractor procures any equipment, software or other Deliverable for the State (including equipment, software and other Deliverables manufactured, re-marketed or otherwise sold by Contractor under Contractor’s name), then in addition to Contractor’s other responsibilities with respect to the items in this Contract, Contractor must assign or otherwise transfer to the State or its designees, or afford the State the benefits of, any manufacturer’s warranty for the Deliverable.
(f) The contract signatory has the power and authority, including any necessary corporate authorizations, necessary to enter into this Contract, on behalf of Contractor.
(g) It is qualified and registered to transact business in all locations where required.
(h) Neither the Contractor nor any Affiliates, nor any employee of either, has, must have, or must acquire, any contractual, financial, business, or other interest, direct or indirect, that would conflict in any manner or degree with Contractor’s performance of its duties and responsibilities to the State under this Contract or otherwise create an appearance of impropriety with respect to the award or performance of this Agreement. Contractor must notify the State about the nature of the conflict or appearance of impropriety within two days of learning about it.
(i) Neither Contractor nor any Affiliates, nor any employee of either has accepted or must accept anything of value based on an understanding that the actions of the Contractor or Affiliates or employee on behalf of the State would be influenced. Contractor must not attempt to influence any State employee by the direct or indirect offer of anything of value.
(j) Neither Contractor nor any Affiliates, nor any employee of either has paid or agreed to pay any person, other than bona fide employees and consultants working solely for Contractor or the Affiliate, any fee, commission, percentage, brokerage fee, gift, or any other consideration, contingent upon or resulting from the award or making of this Contract.
(k) The prices proposed by Contractor were arrived at independently, without consultation, communication, or agreement with any other bidder for the purpose of restricting competition; the prices quoted were not knowingly disclosed by Contractor to any other bidder; and no attempt was made by Contractor to induce any other person to submit or not submit a proposal for the purpose of restricting competition.
(l) All financial statements, reports, and other information furnished by Contractor to the State as part of its response to the RFP or otherwise in connection with the award of this Contract fairly and accurately represent the business, properties, financial condition, and results of operations of Contractor as of the respective dates, or for the respective periods, covered by the financial statements, reports, other information. Since the respective dates or periods covered by the financial statements, reports, or other information, there have been no material adverse change in the business, properties, financial condition, or results of operations of Contractor.
(m) All written information furnished to the State by or for the Contractor in connection with this Contract, including its bid, is true, accurate, and complete, and contains no untrue statement of material fact or omits any material fact necessary to make the information not misleading.
(n) It is not in material default or breach of any other contract or agreement that it may have with the State or any of its departments, commissions, boards, or agencies. Contractor further represents and warrants that it has not been a party to any contract with the State or any of its departments that was terminated by the State or the department within the previous five years for the reason that Contractor failed to perform or otherwise breached an obligation of the Contract.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
(o) If any of the certifications, representations, or disclosures made in the Contractor’s original bid response change after contract award, the Contractor is required to report those changes immediately to the Department of Management and Budget, Purchasing Operations.
2.122 Warranty of Merchantability
Goods provided by Contractor under this agreement shall be merchantable. All goods provided under this Contract shall be of good quality within the description given by the State, shall be fit for their ordinary purpose, shall be adequately contained and packaged within the description given by the State, shall conform to the agreed upon specifications, and shall conform to the affirmations of fact made by the Contractor or on the container or label.
2.123 Warranty of Fitness for a Particular Purpose
When the Contractor has reason to know or knows any particular purpose for which the goods are required, and the State is relying on the Contractor’s skill or judgment to select or furnish suitable goods, there is a warranty that the goods are fit for such purpose.
2.124 Warranty of Title
Contractor shall, in providing goods to the State, convey good title in those goods, whose transfer is right and lawful. All goods provided by Contractor shall be delivered free from any security interest, lien, or encumbrance of which the State, at the time of contracting, has no knowledge. Goods provided by Contractor, under this Contract, shall be delivered free of any rightful claim of any third person by of infringement or the like.
2.125 Equipment Warranty
To the extent Contractor is responsible under this Contract for maintaining equipment/system(s), Contractor represents and warrants that it will maintain the equipment/system(s) in good operating condition and will undertake all repairs and preventive maintenance according to the applicable manufacturer’s recommendations for the period specified in this Contract.
The Contractor represents and warrants that the equipment/system(s) are in good operating condition and operate and perform to the requirements and other standards of performance contained in this Contract, when installed, at the time of Final Acceptance by the State, and for a period of one year commencing upon the first day following Final Acceptance.
Within 10 business days of notification from the State, the Contractor must adjust, repair or replace all equipment that is defective or not performing in compliance with the Contract. The Contractor must assume all costs for replacing parts or units and their installation including transportation and delivery fees, if any.
The Contractor must provide a toll-free telephone number to allow the State to report equipment failures and problems to be remedied by the Contractor.
The Contractor agrees that all warranty service it provides under this Contract must be performed by Original Equipment Manufacturer (OEM) trained, certified and authorized technicians.
The Contractor is the sole point of contact for warranty service. The Contractor warrants that it will pass through to the State any warranties obtained or available from the original equipment manufacturer, including any replacement, upgraded, or additional equipment warranties.
All warranty work must be performed on the State of Michigan worksite(s).
2.126 Equipment to be New
If applicable, all equipment provided under this Contract by Contractor shall be new where Contractor has knowledge regarding whether the equipment is new or assembled from new or serviceable used parts that are like new in performance or has the option of selecting one or the other. Equipment that is assembled from new or serviceable used parts that are like new in performance is acceptable where Contractor does not have knowledge or the ability to select one or other, unless specifically agreed otherwise in writing by the State.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.127 Prohibited Products
The State will not accept salvage, distressed, outdated or discontinued merchandise. Shipping of such merchandise to any State agency, as a result of an order placed against the Contract, shall be considered default by the Contractor of the terms and conditions of the Contract and may result in cancellation of the Contract by the State. The brand and product number offered for all items shall remain consistent for the term of the Contract, unless Purchasing Operations has approved a change order pursuant to Section 2.024.
2.128 Consequences For Breach

In addition to any remedies available in law, if the Contractor breaches any of the warranties contained in this section, the breach may be considered as a default in the performance of a material obligation of this Contract.
2.130 Insurance
2.131 Liability Insurance
The Contractor must provide proof of the minimum levels of insurance coverage as indicated below. The insurance must protect the State from claims which may arise out of or result from the Contractor’s performance of services under the terms of this Contract, whether the services are performed by the Contractor, or by any subcontractor, or by anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable.
The Contractor waives all rights against the State of Michigan, its departments, divisions, agencies, offices, commissions, officers, employees and agents for recovery of damages to the extent these damages are covered by the insurance policies the Contractor is required to maintain under this Contract.
All insurance coverage’s provided relative to this Contract/Purchase Order are PRIMARY and NON-CONTRIBUTING to any comparable liability insurance (including self-insurances) carried by the State.
The insurance must be written for not less than any minimum coverage specified in this Contract or required by law, whichever is greater.
The insurers selected by Contractor must have an A.M. Best rating of A or better, or as otherwise approved in writing by the State, or if the ratings are no longer available, with a comparable rating from a recognized insurance rating agency. All policies of insurance required in this Contract must be issued by companies that have been approved to do business in the State.
See www.michigan.gov/dleg.
Where specific limits are shown, they are the minimum acceptable limits. If Contractor’s policy contains higher limits, the State must be entitled to coverage to the extent of the higher limits.
The Contractor is required to pay for and provide the type and amount of insurance checked ☑ below:
☑      1.      Commercial General Liability with the following minimum coverage:
$2,000,000 General Aggregate Limit other than Products/Completed Operations
$2,000,000 Products/Completed Operations Aggregate Limit
$1,000,000 Personal & Advertising Injury Limit
$1,000,000 Each Occurrence Limit
The Contractor must list the State of Michigan, its departments, divisions, agencies, offices, commissions, officers, employees and agents as ADDITIONAL INSUREDS on the Commercial General Liability certificate. The Contractor also agrees to provide evidence that insurance policies contain a waiver of subrogation by the insurance company.
☑      2.      If a motor vehicle is used to provide services or products under this Contract, the Contractor must have vehicle liability insurance on any auto including owned, hired and non-owned vehicles used in Contractor’s business for bodily injury and property damage as required by law.
The Contractor must list the State of Michigan, its departments, divisions, agencies, offices, commissions, officers, employees and agents as ADDITIONAL INSUREDS on the vehicle liability certificate. The Contractor also agrees to provide evidence that insurance policies contain a waiver of subrogation by the insurance company.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
☑      3.      Workers’ compensation coverage must be provided according to applicable laws governing the employees and employers work activities in the state of the Contractor’s domicile. If the applicable coverage is provided by a self-insurer, proof must be provided of approved self-insured authority by the jurisdiction of domicile. For employees working outside of the state of qualification, Contractor must provide appropriate certificates of insurance proving mandated coverage levels for the jurisdictions where the employees’ activities occur.
Any certificates of insurance received must also provide a list of states where the coverage is applicable.
The Contractor also agrees to provide evidence that insurance policies contain a waiver of subrogation by the insurance company. This provision must not be applicable where prohibited or limited by the laws of the jurisdiction in which the work is to be performed.
☑      4.      Employers liability insurance with the following minimum limits:
$100,000 each accident
$100,000 each employee by disease
$500,000 aggregate disease
☑      5.      Employee Fidelity, including Computer Crimes, insurance naming the State as a loss payee, providing coverage for direct loss to the State and any legal liability of the State arising out of or related to fraudulent or dishonest acts committed by the employees of Contractor or its Subcontractors, acting alone or in collusion with others, in a minimum amount of one million dollars ($1,000,000.00) with a maximum deductible of fifty thousand dollars ($50,000.00).
☑      6.      Umbrella or Excess Liability Insurance in a minimum amount of ten million dollars ($10,000,000.00), which must apply, at a minimum, to the insurance required in Subsection 1 (Commercial General Liability) above.
☑      7.      Professional Liability (Errors and Omissions) Insurance with the following minimum coverage: one million dollars ($1,000,000.00) each occurrence and three million dollars ($3,000,000.00) annual aggregate.
☐      8.      Fire and Personal Property Insurance covering against any loss or damage to the office space used by Contractor for any reason under this Contract, and the equipment, software and other contents of the office space, including without limitation, those contents used by Contractor to provide the Services to the State, up to its replacement value, where the office space and its contents are under the care, custody and control of Contractor. The policy must cover all risks of direct physical loss or damage, including without limitation, flood and earthquake coverage and coverage for computer hardware and software. The State must be endorsed on the policy as a loss payee as its interests appear.
2.132 Subcontractor Insurance Coverage
Except where the State has approved in writing a Contractor subcontract with other insurance provisions, Contractor must require all of its Subcontractors under this Contract to purchase and maintain the insurance coverage as described in this Section for the Contractor in connection with the performance of work by those Subcontractors. Alternatively, Contractor may include any Subcontractors under Contractor’s insurance on the coverage required in this Section. Subcontractor(s) must fully comply with the insurance coverage required in this Section. Failure of Subcontractor(s) to comply with insurance requirements does not limit Contractor’s liability or responsibility.
As of 1-23-09, the State accepts the following insurance levels for Aetna:

General Aggregate	$2,000,000.00
Products-Comp/OP AGG	$2,000,000.00
Personal & Adv. Injury	$2,000,000.00
Each Occurrence	$2,000,000.00
Fire Damage (Any one fire)	$1,000,000.00
Med Exp (Any one person)	$5,000.00
Worker’s Comp Each Accident	$100,000.00
Worker’s Comp Disease Policy Limit	$100,000.00
Worker’s Comp Disease Each Employee	$100,000.00
As of 1-23-09, the State accepts the following insurance levels for network providers:
All network providers will follow Aetna policy regarding requirements for liability limits in the State of Michigan. To be a participating provider their professional liability must meet minimum requirements and be an active policy. Minimum requirements for physicians are $100,000/$300,000.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.133 Certificates of Insurance and Other Requirements
Contractor must furnish to DMB-Purchasing Operations, certificate(s) of insurance verifying insurance coverage or providing satisfactory evidence of self-insurance as required in this Section (the “Certificates”). The Certificate must be on the standard “accord” form or equivalent. THE CONTRACT OR PURCHASE ORDER NO. MUST BE SHOWN ON THE CERTIFICATE OF INSURANCE TO ASSURE CORRECT FILING. All Certificate(s) are to be prepared and submitted by the Insurance Provider. All Certificate(s) must contain a provision indicating that coverages afforded under the policies WILL NOT BE CANCELLED, MATERIALLY CHANGED, OR NOT RENEWED without 30 days prior written notice, except for 10 days for non-payment of premium, having been given to the Director of Purchasing Operations, Department of Management and Budget. The notice must include the Contract or Purchase Order number affected. Before the Contract is signed, and not less than 20 days before the insurance expiration date every year thereafter, the Contractor must provide evidence that the State and its agents, officers and employees are listed as additional insureds under each commercial general liability and commercial automobile liability policy. In the event the State approves the representation of the State by the insurer’s attorney, the attorney may be required to be designated as a Special Assistant Attorney General by the Attorney General of the State of Michigan.
The Contractor must maintain all required insurance coverage throughout the term of the Contract and any extensions and, in the case of claims-made Commercial General Liability policies, must secure tail coverage for at least three years following the expiration or termination for any reason of this Contract. The minimum limits of coverage specified above are not intended, and must not be construed, to limit any liability or indemnity of Contractor under this Contract to any indemnified party or other persons. Contractor is responsible for all deductibles with regard to the insurance. If the Contractor fails to pay any premium for required insurance as specified in this Contract, or if any insurer cancels or significantly reduces any required insurance as specified in this Contract without the State’s written consent, then the State may, after the State has given the Contractor at least 30 days written notice, pay the premium or procure similar insurance coverage from another company or companies. The State may deduct any part of the cost from any payment due the Contractor, or the Contractor must pay that cost upon demand by the State.
2.140 Indemnification
2.141 General Indemnification
To the extent permitted by law, the Contractor must indemnify, defend and hold harmless the State from liability, including all claims and losses, and all related costs and expenses (including reasonable attorneys’ fees and costs of investigation, litigation, settlement, judgments, interest and penalties), accruing or resulting to any person, firm or corporation that may be injured or damaged by the Contractor in the performance of this Contract and that are attributable to the negligence or tortious acts of the Contractor or any of its Subcontractors, or by anyone else for whose acts any of them may be liable.
2.142 Code Indemnification
To the extent permitted by law, the Contractor shall indemnify, defend and hold harmless the State from any claim, loss, or expense arising from Contractor’s breach of the No Surreptitious Code Warranty.
2.143 Employee Indemnification
In any claims against the State of Michigan, its departments, divisions, agencies, sections, commissions, officers, employees and agents, by any employee of the Contractor or any of its Subcontractors, the indemnification obligation under the Contract must not be limited in any way by the amount or type of damages, compensation or benefits payable by or for the Contractor or any of its Subcontractors under worker’s disability compensation acts, disability benefit acts or other employee benefit acts. This indemnification clause is intended to be comprehensive. Any overlap in provisions, or the fact that greater specificity is provided as to some categories of risk, is not intended to limit the scope of indemnification under any other provisions.
2.144 Patent/Copyright Infringement Indemnification
To the extent permitted by law, the Contractor must indemnify, defend and hold harmless the State from and against all losses, liabilities, damages (including taxes), and all related costs and expenses (including reasonable attorneys’ fees and costs of investigation, litigation, settlement, judgments, interest and penalties) incurred in connection with any action or proceeding threatened or brought against the State to the extent that the action or proceeding is based on a claim that any piece of equipment, software, commodity or service supplied by the Contractor or its subcontractors, or the operation of the equipment, software, commodity or service, or the use or reproduction of any documentation provided with the equipment, software, commodity or service infringes any United States patent, copyright, trademark or trade secret of any person or entity, which is enforceable under the laws of the United States.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
In addition, should the equipment, software, commodity, or service, or its operation, become or in the State’s or Contractor’s opinion be likely to become the subject of a claim of infringement, the Contractor must at the Contractor’s sole expense (i) procure for the State the right to continue using the equipment, software, commodity or service or, if the option is not reasonably available to the Contractor, (ii) replace or modify to the State’s satisfaction the same with equipment, software, commodity or service of equivalent function and performance so that it becomes non-infringing, or, if the option is not reasonably available to Contractor, (iii) accept its return by the State with appropriate credits to the State against the Contractor’s charges and reimburse the State for any losses or costs incurred as a consequence of the State ceasing its use and returning it.
Notwithstanding the foregoing, the Contractor has no obligation to indemnify or defend the State for, or to pay any costs, damages or attorneys’ fees related to, any claim based upon (i) equipment developed based on written specifications of the State; (ii) use of the equipment in a configuration other than implemented or approved in writing by the Contractor, including, but not limited to, any modification of the equipment by the State; or (iii) the combination, operation, or use of the equipment with equipment or software not supplied by the Contractor under this Contract.
2.145 Continuation of Indemnification Obligations
The Contractor’s duty to indemnify under this Section continues in full force and effect, notwithstanding the expiration or early cancellation of the Contract, with respect to any claims based on facts or conditions that occurred before expiration or cancellation.
2.146 Indemnification Procedures
The procedures set forth below must apply to all indemnity obligations under this Contract.
(a) After the State receives notice of the action or proceeding involving a claim for which it will seek indemnification, the State must promptly notify Contractor of the claim in writing and take or assist Contractor in taking, as the case may be, any reasonable action to avoid the imposition of a default judgment against Contractor. No failure to notify the Contractor relieves the Contractor of its indemnification obligations except to the extent that the Contractor can prove damages attributable to the failure. Within 10 days following receipt of written notice from the State relating to any claim, the Contractor must notify the State in writing whether Contractor agrees to assume control of the defense and settlement of that claim (a “Notice of Election”). After notifying Contractor of a claim and before the State receiving Contractor’s Notice of Election, the State is entitled to defend against the claim, at the Contractor’s expense, and the Contractor will be responsible for any reasonable costs incurred by the State in defending against the claim during that period.
(b) If Contractor delivers a Notice of Election relating to any claim: (i) the State is entitled to participate in the defense of the claim and to employ counsel at its own expense to assist in the handling of the claim and to monitor and advise the State about the status and progress of the defense; (ii) the Contractor must, at the request of the State, demonstrate to the reasonable satisfaction of the State, the Contractor’s financial ability to carry out its defense and indemnity obligations under this Contract; (iii) the Contractor must periodically advise the State about the status and progress of the defense and must obtain the prior written approval of the State before entering into any settlement of the claim or ceasing to defend against the claim and (iv) to the extent that any principles of Michigan governmental or public law may be involved or challenged, the State has the right, at its own expense, to control the defense of that portion of the claim involving the principles of Michigan governmental or public law. But the State may retain control of the defense and settlement of a claim by notifying the Contractor in writing within 10 days after the State’s receipt of Contractor’s information requested by the State under clause (ii) of this paragraph if the State determines that the Contractor has failed to demonstrate to the reasonable satisfaction of the State the Contractor’s financial ability to carry out its defense and indemnity obligations under this Section. Any litigation activity on behalf of the State, or any of its subdivisions under this Section, must be coordinated with the Department of Attorney General. In the event the insurer’s attorney represents the State under this Section, the insurer’s attorney may be required to be designated as a Special Assistant Attorney General by the Attorney General of the State of Michigan.
(c) If Contractor does not deliver a Notice of Election relating to any claim of which it is notified by the State as provided above, the State may defend the claim in the manner as it may deem appropriate, at the cost and expense of Contractor. If it is determined that the claim was one against which Contractor was required to indemnify the State, upon request of the State, Contractor must promptly reimburse the State for all the reasonable costs and expenses.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.150 Termination/Cancellation
2.151 Notice and Right to Cure
If the Contractor breaches the Contract, and the State in its sole discretion determines that the breach is curable, then the State will provide the Contractor with written notice of the breach and a time period (not less than 30 days) to cure the Breach. The notice of breach and opportunity to cure is inapplicable for successive or repeated breaches or if the State determines in its sole discretion that the breach poses a serious and imminent threat to the health or safety of any person or the imminent loss, damage, or destruction of any real or tangible personal property.
2.152 Termination for Cause
(a) The State may terminate this Contract, for cause, by notifying the Contractor in writing, if the Contractor (i) breaches any of its material duties or obligations under this Contract (including a Chronic Failure to meet any particular SLA), or (ii) fails to cure a breach within the time period specified in the written notice of breach provided by the State
(b) If this Contract is terminated for cause, the Contractor must pay all costs incurred by the State in terminating this Contract, including but not limited to, State administrative costs, reasonable attorneys’ fees and court costs, and any reasonable additional costs the State may incur to procure the Services/Deliverables required by this Contract from other sources. Re-procurement costs are not consequential, indirect or incidental damages, and cannot be excluded by any other terms otherwise included in this Contract, provided the costs are not in excess of 50% more than the prices for the Service/Deliverables provided under this Contract.
(c) If the State chooses to partially terminate this Contract for cause, charges payable under this Contract will be equitably adjusted to reflect those Services/Deliverables that are terminated and the State must pay for all Services/Deliverables for which Final Acceptance has been granted provided up to the termination date. Services and related provisions of this Contract that are terminated for cause must cease on the effective date of the termination.
(d) If the State terminates this Contract for cause under this Section, and it is determined, for any reason, that Contractor was not in breach of contract under the provisions of this section, that termination for cause must be deemed to have been a termination for convenience, effective as of the same date, and the rights and obligations of the parties must be limited to that otherwise provided in this Contract for a termination for convenience.
2.153 Termination for Convenience
The State may terminate this Contract for its convenience, in whole or part, if the State determines that a termination is in the State’s best interest. Reasons for the termination must be left to the sole discretion of the State and may include, but not necessarily be limited to (a) the State no longer needs the Services or products specified in the Contract, (b) relocation of office, program changes, changes in laws, rules, or regulations make implementation of the Services no longer practical or feasible, (c) unacceptable prices for Additional Services or New Work requested by the State, or (d) falsification or misrepresentation, by inclusion or non-inclusion, of information material to a response to any RFP issued by the State. The State may terminate this Contract for its convenience, in whole or in part, by giving Contractor written notice at least 30 days before the date of termination. If the State chooses to terminate this Contract in part, the charges payable under this Contract must be equitably adjusted to reflect those Services/Deliverables that are terminated. Services and related provisions of this Contract that are terminated for cause must cease on the effective date of the termination.
2.154 Termination for Non-Appropriation
(a) Contractor acknowledges that, if this Contract extends for several fiscal years, continuation of this Contract is subject to appropriation or availability of funds for this Contract. If funds to enable the State to effect continued payment under this Contract are not appropriated or otherwise made available, the State must terminate this Contract and all affected Statements of Work, in whole or in part, at the end of the last period for which funds have been appropriated or otherwise made available by giving written notice of termination to Contractor. The State must give Contractor at least 30 days advance written notice of termination for non-appropriation or unavailability (or the time as is available if the State receives notice of the final decision less than 30 days before the funding cutoff).
(b) If funding for the Contract is reduced by law, or funds to pay Contractor for the agreed-to level of the Services or production of Deliverables to be provided by Contractor are not appropriated or otherwise unavailable, the State may, upon 30 days written notice to Contractor, reduce the level of the Services or the change the production of Deliverables in the manner and for the periods of time as the State may elect. The charges payable under this Contract will be equitably adjusted to reflect any equipment, services or commodities not provided by reason of the reduction.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
(c) If the State terminates this Contract, eliminates certain Deliverables, or reduces the level of Services to be provided by Contractor under this Section, the State must pay Contractor for all Work-in-Process performed through the effective date of the termination or reduction in level, as the case may be and as determined by the State, to the extent funds are available. This Section will not preclude Contractor from reducing or stopping Services/Deliverables or raising against the State in a court of competent jurisdiction, any claim for a shortfall in payment for Services performed or Deliverables finally accepted before the effective date of termination.
2.155 Termination for Criminal Conviction
The State may terminate this Contract immediately and without further liability or penalty in the event Contractor, an officer of Contractor, or an owner of a 25% or greater share of Contractor is convicted of a criminal offense related to a State, public or private Contract or subcontract.
2.156 Termination for Approvals Rescinded
The State may terminate this Contract if any final administrative or judicial decision or adjudication disapproves a previously approved request for purchase of personal services under Constitution 1963, Article 11, § 5, and Civil Service Rule 7-1. In that case, the State will pay the Contractor for only the work completed to that point under the Contract. Termination may be in whole or in part and may be immediate as of the date of the written notice to Contractor or may be effective as of the date stated in the written notice.
2.157 Rights and Obligations upon Termination
(a) If the State terminates this Contract for any reason, the Contractor must (a) stop all work as specified in the notice of termination, (b) take any action that may be necessary, or that the State may direct, for preservation and protection of Deliverables or other property derived or resulting from this Contract that may be in Contractor’s possession, (c) return all materials and property provided directly or indirectly to Contractor by any entity, agent or employee of the State, (d) transfer title in, and deliver to, the State, unless otherwise directed, all Deliverables intended to be transferred to the State at the termination of the Contract and which are resulting from the Contract (which must be provided to the State on an “As-Is” basis except to the extent the amounts paid by the State in respect of the items included compensation to Contractor for the provision of warranty services in respect of the materials), and (e) take any action to mitigate and limit any potential damages, or requests for Contractor adjustment or termination settlement costs, to the maximum practical extent, including terminating or limiting as otherwise applicable those subcontracts and outstanding orders for material and supplies resulting from the terminated Contract.
(b) If the State terminates this Contract before its expiration for its own convenience, the State must pay Contractor for all charges due for Services provided before the date of termination and, if applicable, as a separate item of payment under this Contract, for Work In Process, on a percentage of completion basis at the level of completion determined by the State. All completed or partially completed Deliverables prepared by Contractor under this Contract, at the option of the State, becomes the State’s property, and Contractor is entitled to receive equitable fair compensation for the Deliverables. Regardless of the basis for the termination, the State is not obligated to pay, or otherwise compensate, Contractor for any lost expected future profits, costs or expenses incurred with respect to Services not actually performed for the State.
(c) Upon a good faith termination, the State may assume, at its option, any subcontracts and agreements for services and deliverables provided under this Contract, and may further pursue completion of the Services/Deliverables under this Contract by replacement contract or otherwise as the State may in its sole judgment deem expedient.
2.158 Reservation of Rights
Any termination of this Contract or any Statement of Work issued under it by a party must be with full reservation of, and without prejudice to, any rights or remedies otherwise available to the party with respect to any claims arising before or as a result of the termination.
2.160 Deleted — Not Applicable

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.170 Transition Responsibilities
2.171 Contractor Transition Responsibilities
If the State terminates this Contract, for convenience or cause, or if the Contract is otherwise dissolved, voided, rescinded, nullified, expires or rendered unenforceable, the Contractor agrees to comply with direction provided by the State to assist in the orderly transition of equipment, services, software, leases, etc. to the State or a third party designated by the State. If this Contract expires or terminates, the Contractor agrees to make all reasonable efforts to effect an orderly transition of services within a reasonable period of time that in no event will exceed 185 days. These efforts must include, but are not limited to, those listed in Sections 2.171, 2.172, 2.173, 2.174, and 2.175.
2.172 Contractor Personnel Transition
The Contractor must work with the State, or a specified third party, to develop a transition plan setting forth the specific tasks and schedule to be accomplished by the parties, to effect an orderly transition. The Contractor must allow as many personnel as practicable to remain on the job to help the State, or a specified third party, maintain the continuity and consistency of the services required by this Contract. In addition, during or following the transition period, in the event the State requires the Services of the Contractor’s subcontractors or vendors, as necessary to meet its needs, Contractor agrees to reasonably, and with good-faith, work with the State to use the Services of Contractor’s subcontractors or vendors. Contractor will notify all of Contractor’s subcontractors of procedures to be followed during transition.
2.173 Contractor Information Transition
The Contractor agrees to provide reasonable detailed specifications for all Services/Deliverables needed by the State, or specified third party, to properly provide the Services/Deliverables required under this Contract. The Contractor will provide the State with asset management data generated from the inception of this Contract through the date on which this Contractor is terminated in a comma-delineated format unless otherwise requested by the State. The Contractor will deliver to the State any remaining owed reports and documentation still in Contractor’s possession subject to appropriate payment by the State.
2.174 Contractor Software Transition
The Contractor must reasonably assist the State in the acquisition of any Contractor software required to perform the Services/use the Deliverables under this Contract. This must include any documentation being used by the Contractor to perform the Services under this Contract. If the State transfers any software licenses to the Contractor, those licenses must, upon expiration of the Contract, transfer back to the State at their current revision level. Upon notification by the State, Contractor may be required to freeze all non-critical changes to Deliverables/Services.
2.175 Transition Payments
If the transition results from a termination for any reason, reimbursement must be governed by the termination provisions of this Contract. If the transition results from expiration, the Contractor will be reimbursed for all reasonable transition costs (i.e. costs incurred within the agreed period after contract expiration that result from transition operations) at the rates agreed upon by the State. The Contractor will prepare an accurate accounting from which the State and Contractor may reconcile all outstanding accounts.
2.176 State Transition Responsibilities
In the event that this Contract is terminated, dissolved, voided, rescinded, nullified, or otherwise rendered unenforceable, the State agrees to perform the following obligations, and any others upon which the State and the Contractor agree:
(a) Reconciling all accounts between the State and the Contractor;
(b) Completing any pending post-project reviews.
2.180 Stop Work
2.181 Stop Work Orders
The State may, at any time, by written stop work order to Contractor, require that Contractor stop all, or any part, of the work called for by the Contract for a period of up to 90 calendar days after the stop work order is delivered to Contractor, and for any further period to which the parties may agree. The stop work order must be identified as a stop work order and must indicate that it is issued under this Section 2.180. Upon receipt of the stop work order, Contractor must immediately comply with its terms and take all reasonable steps to minimize incurring costs allocable to the work covered by the stop work order during the period of work stoppage. Within the period of the stop work order, the State must either: (a) cancel the stop work order; or (b) terminate the work covered by the stop work order as provided in Section 2.150.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.182 Cancellation or Expiration of Stop Work Order
The Contractor must resume work if the State cancels a Stop Work Order or if it expires. The parties will agree upon an equitable adjustment in the delivery schedule, the Contract price, or both, and the Contract must be modified, in writing, accordingly, if: (a) the stop work order results in an increase in the time required for, or in Contractor’s costs properly allocable to, the performance of any part of the Contract; and (b) Contractor asserts its right to an equitable adjustment within 30 calendar days after the end of the period of work stoppage; provided that, if the State decides the facts justify the action, the State may receive and act upon a Contractor proposal submitted at any time before final payment under the Contract. Any adjustment will conform to the requirements of Section 2.024.
2.183 Allowance of Contractor Costs
If the stop work order is not canceled and the work covered by the stop work order is terminated for reasons other than material breach, the termination must be deemed to be a termination for convenience under Section 2.150, and the State will pay reasonable costs resulting from the stop work order in arriving at the termination settlement. For the avoidance of doubt, the State is not be liable to Contractor for loss of profits because of a stop work order issued under this Section 2.180.
2.190 Dispute Resolution
2.191 In General
Any claim, counterclaim, or dispute between the State and Contractor arising out of or relating to the Contract or any Statement of Work must be resolved as follows. For all Contractor claims seeking an increase in the amounts payable to Contractor under the Contract, or the time for Contractor’s performance, Contractor must submit a letter, together with all data supporting the claims, executed by Contractor’s Contract Administrator or the Contract Administrator’s designee certifying that (a) the claim is made in good faith, (b) the amount claimed accurately reflects the adjustments in the amounts payable to Contractor or the time for Contractor’s performance for which Contractor believes the State is liable and covers all costs of every type to which Contractor is entitled from the occurrence of the claimed event, and (c) the claim and the supporting data are current and complete to Contractor’s best knowledge and belief.
2.192 Informal Dispute Resolution
(a) All disputes between the parties must be resolved under the Contract Management procedures in this Contract. If the parties are unable to resolve any disputes after compliance with the processes, the parties must meet with the Director of Purchasing Operations, DMB, or designee, for the purpose of attempting to resolve the dispute without the need for formal legal proceedings, as follows:
(i) The representatives of Contractor and the State must meet as often as the parties reasonably deem necessary to gather and furnish to each other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. The representatives must discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding.
(ii) During the course of negotiations, all reasonable requests made by one party to another for non-privileged information reasonably related to the Contract will be honored in order that each of the parties may be fully advised of the other’s position.
(iii) The specific format for the discussions will be left to the discretion of the designated State and Contractor representatives, but may include the preparation of agreed upon statements of fact or written statements of position.
(iv) Following the completion of this process within 60 calendar days, the Director of Purchasing Operations, DMB, or designee, must issue a written opinion regarding the issue(s) in dispute within 30 calendar days. The opinion regarding the dispute must be considered the State’s final action and the exhaustion of administrative remedies.
(b) This Section will not be construed to prevent either party from instituting, and a party is authorized to institute, formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors, or under Section 2.193.
(c) The State will not mediate disputes between the Contractor and any other entity, except state agencies, concerning responsibility for performance of work under the Contract.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.193 Injunctive Relief
The only circumstance in which disputes between the State and Contractor will not be subject to the provisions of Section 2.192 is where a party makes a good faith determination that a breach of the terms of the Contract by the other party is the that the damages to the party resulting from the breach will be so immediate, so large or severe and so incapable of adequate redress after the fact that a temporary restraining order or other immediate injunctive relief is the only adequate remedy.
2.194 Continued Performance
Each party agrees to continue performing its obligations under the Contract while a dispute is being resolved except to the extent the issue in dispute precludes performance (dispute over payment must not be deemed to preclude performance) and without limiting either party’s right to terminate the Contract as provided in Section 2.150, as the case may be.
2.200 Federal and State Contract Requirements
2.201 Nondiscrimination
In the performance of the Contract, Contractor agrees not to discriminate against any employee or applicant for employment, with respect to his or her hire, tenure, terms, conditions or privileges of employment, or any matter directly or indirectly related to employment, because of race, color, religion, national origin, ancestry, age, sex, height, weight, marital status, physical or mental disability. Contractor further agrees that every subcontract entered into for the performance of this Contract or any purchase order resulting from this Contract will contain a provision requiring non-discrimination in employment, as specified here, binding upon each Subcontractor. This covenant is required under the Elliot Larsen Civil Rights Act, 1976 PA 453, MCL 37.2101, et seq., and the Persons with Disabilities Civil Rights Act, 1976 PA 220, MCL 37.1101, et seq., and any breach of this provision may be regarded as a material breach of the Contract.
2.202 Unfair Labor Practices
Under 1980 PA 278, MCL 423.321, et seq., the State must not award a Contract or subcontract to an employer whose name appears in the current register of employers failing to correct an unfair labor practice compiled under Section 2 of the Act. This information is compiled by the United States National Labor Relations Board. A Contractor of the State, in relation to the Contract, must not enter into a contract with a Subcontractor, manufacturer, or supplier whose name appears in this register. Under Section 4 of 1980 PA 278, MCL 423.324, the State may void any Contract if, after award of the Contract, the name of Contractor as an employer or the name of the Subcontractor, manufacturer or supplier of Contractor appears in the register.
2.203 Workplace Safety and Discriminatory Harassment
In performing Services for the State, the Contractor must comply with the Department of Civil Services Rule 2-20 regarding Workplace Safety and Rule 1-8.3 regarding Discriminatory Harassment. In addition, the Contractor must comply with Civil Service regulations and any applicable agency rules provided to the Contractor. For Civil Service Rules, see http://www.mi.gov/mdcs/0,1607,7-147-6877—,00.html.
2.210 Governing Law
2.211 Governing Law
The Contract must in all respects be governed by, and construed according to, the substantive laws of the State of Michigan without regard to any Michigan choice of law rules that would apply the substantive law of any other jurisdiction to the extent not inconsistent with, or pre-empted by federal law.
2.212 Compliance with Laws
Contractor shall comply with all applicable state, federal and local laws and ordinances in providing the Services/Deliverables.
2.213 Jurisdiction
Any dispute arising from the Contract must be resolved in the State of Michigan. With respect to any claim between the parties, Contractor consents to venue in Ingham County, Michigan, and irrevocably waives any objections it may have to the jurisdiction on the grounds of lack of personal jurisdiction of the court or the laying of venue of the court or on the basis of forum non conveniens or otherwise. Contractor agrees to appoint agents in the State of Michigan to receive service of process.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.220 Limitation of Liability
2.221 Limitation of Liability
Neither the Contractor nor the State is liable to each other, regardless of the form of action, for consequential, incidental, indirect, or special damages. This limitation of liability does not apply to claims for infringement of United States patent, copyright, trademark or trade secrets; to claims for personal injury or damage to property caused by the gross negligence or willful misconduct of the Contractor; to claims covered by other specific provisions of this Contract calling for liquidated damages; or to court costs or attorney’s fees awarded by a court in addition to damages after litigation based on this Contract.
2.230 Disclosure Responsibilities
2.231 Disclosure of Litigation
(a) Disclosure. Contractor must disclose any material criminal litigation, investigations or proceedings involving the Contractor (and each Subcontractor) or any of its officers or directors or any litigation, investigations or proceedings under the Sarbanes-Oxley Act. In addition, each Contractor (and each Subcontractor) must notify the State of any material civil litigation, arbitration or proceeding which arises during the term of the Contract and extensions, to which Contractor (or, to the extent Contractor is aware, any Subcontractor) is a party, and which involves: (i) disputes that might reasonably be expected to adversely affect the viability or financial stability of Contractor or any Subcontractor; or (ii) a claim or written allegation of fraud against Contractor or, to the extent Contractor is aware, any Subcontractor by a governmental or public entity arising out of their business dealings with governmental or public entities. The Contractor must disclose in writing to the Contract Administrator any litigation, investigation, arbitration or other proceeding (collectively, “Proceeding”) within 30 days of its occurrence. Details of settlements which are prevented from disclosure by the terms of the settlement may be annotated. Information provided to the State from Contractor’s publicly filed documents referencing its material litigation will be deemed to satisfy the requirements of this Section.
(b) Assurances. If any Proceeding disclosed to the State under this Section, or of which the State otherwise becomes aware, during the term of this Contract would cause a reasonable party to be concerned about:
(i) the ability of Contractor (or a Subcontractor) to continue to perform this Contract according to its terms and conditions, or
(ii) whether Contractor (or a Subcontractor) in performing Services for the State is engaged in conduct which is similar in nature to conduct alleged in the Proceeding, which conduct would constitute a breach of this Contract or a violation of Michigan law, regulations or public policy, then the Contractor must provide the State all reasonable assurances requested by the State to demonstrate that:
(a) Contractor and its Subcontractors will be able to continue to perform this Contract and any Statements of Work according to its terms and conditions, and
(b) Contractor and its Subcontractors have not and will not engage in conduct in performing the Services which is similar in nature to the conduct alleged in the Proceeding.
(c) Contractor must make the following notifications in writing:
(1) Within 30 days of Contractor becoming aware that a change in its ownership or officers has occurred, or is certain to occur, or a change that could result in changes in the valuation of its capitalized assets in the accounting records, Contractor must notify DMB Purchasing Operations.
(2) Contractor must also notify DMB Purchasing Operations within 30 days whenever changes to asset valuations or any other cost changes have occurred or are certain to occur as a result of a change in ownership or officers.
(3) Contractor must also notify DMB Purchasing Operations within 30 days whenever changes to company affiliations occur.
2.232 Call Center Disclosure
Contractor and/or all Subcontractors involved in the performance of this Contract providing call or contact center services to the State must disclose the location of its call or contact center services to inbound callers. Failure to disclose this information is a material breach of this Contract.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
2.233 Bankruptcy
The State may, without prejudice to any other right or remedy, terminate this Contract, in whole or in part, and, at its option, may take possession of the “Work in Process” and finish the Works in Process by whatever appropriate method the State may deem expedient if:
     (a) the Contractor files for protection under the bankruptcy laws;
     (b) an involuntary petition is filed against the Contractor and not removed within 30 days;
     (c) the Contractor becomes insolvent or if a receiver is appointed due to the Contractor’s insolvency;
     (d) the Contractor makes a general assignment for the benefit of creditors; or
          (e) the Contractor or its affiliates are unable to provide reasonable assurances that the Contractor or its affiliates can deliver the services under this Contract.
Contractor will fix appropriate notices or labels on the Work in Process to indicate ownership by the State. To the extent reasonably possible, materials and Work in Process must be stored separately from other stock and marked conspicuously with labels indicating ownership by the State.
2.240 Performance
2.241 Time of Performance
(a) Contractor must use commercially reasonable efforts to provide the resources necessary to complete all Services and Deliverables according to the time schedules contained in the Statements of Work and other Exhibits governing the work, and with professional quality.
(b) Without limiting the generality of Section 2.241(a), Contractor must notify the State in a timely manner upon becoming aware of any circumstances that may reasonably be expected to jeopardize the timely and successful completion of any Deliverables/Services on the scheduled due dates in the latest State-approved delivery schedule and must inform the State of the projected actual delivery date.
(c) If the Contractor believes that a delay in performance by the State has caused or will cause the Contractor to be unable to perform its obligations according to specified Contract time periods, the Contractor must notify the State in a timely manner and must use commercially reasonable efforts to perform its obligations according to the Contract time periods notwithstanding the State’s failure. Contractor will not be in default for a delay in performance to the extent the delay is caused by the State.
2.242 Service Level Agreements (SLAs)
(a) SLAs will be completed with the following operational considerations:
(i) SLAs will not be calculated for individual Incidents where any event of Excusable Failure has been determined; Incident means any interruption in Services.
(ii) SLAs will not be calculated for individual Incidents where loss of service is planned and where the State has received prior notification or coordination.
(iii) SLAs will not apply if the applicable Incident could have been prevented through planning proposed by Contractor and not implemented at the request of the State. To invoke this consideration, complete documentation relevant to the denied planning proposal must be presented to substantiate the proposal.
(iv) Time period measurements will be based on the time Incidents are received by the Contractor and the time that the State receives notification of resolution based on 24x7x365 time period, except that the time period measurement will be suspended based on the following:
1. Time period(s) will not apply where Contractor does not have access to a physical State Location and where access to the State Location is necessary for problem identification and resolution.
2. Time period(s) will not apply where Contractor needs to obtain timely and accurate information or appropriate feedback and is unable to obtain timely and accurate information or appropriate feedback from the State.
(b) Chronic Failure for any Service(s) will be defined as three unscheduled outage(s) or interruption(s) on any individual Service for the same reason or cause or if the same reason or cause was reasonably discoverable in the first instance over a rolling 30 day period. Chronic Failure will result in the State’s option to terminate the effected individual Service(s) and procure them from a different vendor for the chronic location(s) with Contractor to pay the difference in charges for up to three additional months. The termination of the Service will not affect any tiered pricing levels.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
(c) Root Cause Analysis will be performed on any Business Critical outage(s) or outage(s) on Services when requested by the Contract Administrator. Contractor will provide its analysis within two weeks of outage(s) and provide a recommendation for resolution.
(d) All decimals must be rounded to two decimal places with five and greater rounding up and four and less rounding down unless otherwise specified.
(e) SLAs will not be in effect during the Start Up Transition period. The SLAs will also not be in effect during a grace period of the first 180 days after the Services Rendered start date of Contract Year One.
(f) The maximum level of SLA credits that can be assessed per contract year is limited as follows:

i)	Contract Year One	$500,000.00
ii)	Contract Year Two	$750,000.00
iii)	Contract Year Three	$1,000,000.00
iv)	Maximum limit on SLA credits for subsequent option years will be negotiated as part of that contract option year.
2.243 Liquidated Damages
It is acknowledged that an Unauthorized Removal will interfere with the timely and proper completion of the Contract, to the loss and damage of the State, and that it would be impracticable and extremely difficult to fix the actual damage sustained by the State as a result of any Unauthorized Removal. Therefore, Contractor and the State agree that in the case of any Unauthorized Removal in respect of which the State does not elect to exercise its rights under Section 2.152, the State may assess liquidated damages against Contractor as specified below.
For the Unauthorized Removal of any Key Personnel designated in the applicable Statement of Work, the liquidated damages amount is $25,000.00 per individual if the Contractor identifies a replacement approved by the State under Section 2.060 and assigns the replacement to the Project to shadow the Key Personnel who is leaving for a period of at least 30 days before the Key Personnel’s removal.
If Contractor fails to assign a replacement to shadow the removed Key Personnel for at least 30 days, in addition to the $25,000.00 liquidated damages for an Unauthorized Removal, Contractor must pay the amount of $833.33 per day for each day of the 30 day shadow period that the replacement Key Personnel does not shadow the removed Key Personnel, up to $25,000.00 maximum per individual. The total liquidated damages that may be assessed per Unauthorized Removal and failure to provide 30 days of shadowing must not exceed $50,000.00 per individual.
2.244 Excusable Failure
Neither party will be liable for any default, damage or delay in the performance of its obligations under the Contract to the extent the default, damage or delay is caused by government regulations or requirements (executive, legislative, judicial, military or otherwise), power failure, electrical surges or current fluctuations, lightning, earthquake, war, water or other forces of nature or acts of God, delays or failures of transportation, equipment shortages, suppliers’ failures, or acts or omissions of common carriers, fire; riots, civil disorders; strikes or other labor disputes, embargoes; injunctions (provided the injunction was not issued as a result of any fault or negligence of the party seeking to have its default or delay excused); or any other cause beyond the reasonable control of a party; provided the non-performing party and its Subcontractors are without fault in causing the default or delay, and the default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing party through the use of alternate sources, workaround plans or other means, including disaster recovery plans.
If a party does not perform its contractual obligations for any of the reasons listed above, the non-performing party will be excused from any further performance of its affected obligation(s) for as long as the circumstances prevail. But the party must use commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay. A party must promptly notify the other party in writing immediately after the excusable failure occurs, and also when it abates or ends.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
If any of the above-enumerated circumstances substantially prevent, hinder, or delay the Contractor’s performance of the Services/provision of Deliverables for more than 10 Business Days, and the State determines that performance is not likely to be resumed within a period of time that is satisfactory to the State in its reasonable discretion, then at the State’s option: (a) the State may procure the affected Services/Deliverables from an alternate source, and the State is not be liable for payment for the unperformed Services/ Deliverables not provided under the Contract for so long as the delay in performance continues; (b) the State may terminate any portion of the Contract so affected and the charges payable will be equitably adjusted to reflect those Services/Deliverables terminated; or (c) the State may terminate the affected Statement of Work without liability to Contractor as of a date specified by the State in a written notice of termination to the Contractor, except to the extent that the State must pay for Services/Deliverables provided through the date of termination.
The Contractor will not have the right to any additional payments from the State as a result of any Excusable Failure occurrence or to payments for Services not rendered/Deliverables not provided as a result of the Excusable Failure condition. Defaults or delays in performance by Contractor which are caused by acts or omissions of its Subcontractors will not relieve Contractor of its obligations under the Contract except to the extent that a Subcontractor is itself subject to an Excusable Failure condition described above and Contractor cannot reasonably circumvent the effect of the Subcontractor’s default or delay in performance through the use of alternate sources, workaround plans or other means.
2.250 Approval of Deliverables
2.251 Delivery Responsibilities
Unless otherwise specified by the State within an individual order, the following must be applicable to all orders issued under this Contract.
(a) Shipment responsibilities — Services performed/Deliverables provided under this Contract must be delivered “F.O.B. Destination, within Government Premises.” The Contractor must have complete responsibility for providing all Services/Deliverables to all site(s) unless otherwise stated. Actual delivery dates will be specified on the individual purchase order.
(b) Delivery locations — Services will be performed/Deliverables will be provided at every State of Michigan location within Michigan unless otherwise stated in the SOW. Specific locations will be provided by the State or upon issuance of individual purchase orders.
(c) Damage Disputes — At the time of delivery to State Locations, the State must examine all packages. The quantity of packages delivered must be recorded and any obvious visible or suspected damage must be noted at time of delivery using the shipper’s delivery document(s) and appropriate procedures to record the damage. Where there is no obvious or suspected damage, all deliveries to a State Location must be opened by the State and the contents inspected for possible internal damage not visible externally within 14 days of receipt. Any damage must be reported to the Contractor within five days of inspection
2.252 Delivery of Deliverables
Where applicable, the Statements of Work/POs contain lists of the Deliverables to be prepared and delivered by Contractor including, for each Deliverable, the scheduled delivery date and a designation of whether the Deliverable is a document (“Written Deliverable”), a good (“Physical Deliverable”) or a Service. All Deliverables must be completed and delivered for State review and written approval and, where applicable, installed according to the State-approved delivery schedule and any other applicable terms and conditions of the Contract.
2.253 Testing
(a) Before delivering any of the above-mentioned Statement of Work Physical Deliverables or Services to the State, Contractor will first perform all required quality assurance activities to verify that the Physical Deliverable or Service is complete and conforms with its specifications listed in the applicable Statement of Work or Purchase Order. Before delivering a Physical Deliverable or Service to the State, Contractor must certify to the State that (1) it has performed the quality assurance activities, (2) it has performed any applicable testing, (3) it has corrected all material deficiencies discovered during the quality assurance activities and testing, (4) the Deliverable or Service is in a suitable state of readiness for the State’s review and approval, and (5) the Deliverable/Service has all Critical Security patches/updates applied.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
(b) If a Deliverable includes installation at a State Location, then Contractor must (1) perform any applicable testing, (2) correct all material deficiencies discovered during the quality assurance activities and testing, and (3) inform the State that the Deliverable is in a suitable state of readiness for the State’s review and approval. To the extent that testing occurs at State Locations, the State is entitled to observe or otherwise participate in testing.
2.254 Approval of Deliverables, In General
(a) All Deliverables (Physical Deliverables and Written Deliverables) and Services require formal written approval by the State, according to the following procedures. Formal approval by the State requires the State to confirm in writing that the Deliverable meets its specifications. Formal approval may include the successful completion of Testing as applicable in Section 2.253, to be led by the State with the support and assistance of Contractor. The approval process will be facilitated by ongoing consultation between the parties, inspection of interim and intermediate Deliverables and collaboration on key decisions.
(b) The State’s obligation to comply with any State Review Period is conditioned on the timely delivery of Deliverables/Services being reviewed.
(c) Before commencement of its review or testing of a Deliverable/Service, the State may inspect the Deliverable/Service to confirm that all components of the Deliverable/Service have been delivered without material deficiencies. If the State determines that the Deliverable/Service has material deficiencies, the State may refuse delivery of the Deliverable/Service without performing any further inspection or testing of the Deliverable/Service. Otherwise, the review period will be deemed to have started on the day the State receives the Deliverable or the Service begins, and the State and Contractor agree that the Deliverable/Service is ready for use and, where applicable, certification by Contractor according to Section 2.253.
(d) The State will approve in writing a Deliverable/Service after confirming that it conforms to and performs according to its specifications without material deficiency. The State may, but is not be required to, conditionally approve in writing a Deliverable/Service that contains material deficiencies if the State elects to permit Contractor to rectify them post-approval. In any case, Contractor will be responsible for working diligently to correct within a reasonable time at Contractor’s expense all deficiencies in the Deliverable/Service that remain outstanding at the time of State approval.
(e) If, after three opportunities (the original and two repeat efforts), the Contractor is unable to correct all deficiencies preventing Final Acceptance of a Deliverable/Service, the State may: (i) demand that the Contractor cure the failure and give the Contractor additional time to cure the failure at the sole expense of the Contractor; or (ii) keep the Contract in force and do, either itself or through other parties, whatever the Contractor has failed to do, and recover the difference between the cost to cure the deficiency and the contract price plus an additional sum equal to 10% of the cost to cure the deficiency to cover the State’s general expenses provided the State can furnish proof of the general expenses; or (iii) terminate the particular Statement of Work for default, either in whole or in part by notice to Contractor provided Contractor is unable to cure the breach. Notwithstanding the foregoing, the State cannot use, as a basis for exercising its termination rights under this Section, deficiencies discovered in a repeat State Review Period that could reasonably have been discovered during a prior State Review Period.
(f) The State, at any time and in its reasonable discretion, may halt the testing or approval process if the process reveals deficiencies in or problems with a Deliverable/Service in a sufficient quantity or of a sufficient severity that renders continuing the process unproductive or unworkable. If that happens, the State may stop using the Service or return the applicable Deliverable to Contractor for correction and re-delivery before resuming the testing or approval process.
2.255 Process For Approval of Written Deliverables
The State Review Period for Written Deliverables will be the number of days set forth in the applicable Statement of Work following delivery of the final version of the Deliverable (and if the Statement of Work does not state the State Review Period, it is by default five Business Days for Written Deliverables of 100 pages or less and 10 Business Days for Written Deliverables of more than 100 pages). The duration of the State Review Periods will be doubled if the State has not had an opportunity to review an interim draft of the Written Deliverable before its submission to the State. The State agrees to notify Contractor in writing by the end of the State Review Period either stating that the Deliverable is approved in the form delivered by Contractor or describing any deficiencies that must be corrected before approval of the Deliverable (or at the State’s election, after approval of the Deliverable). If the State notifies the Contractor about deficiencies, the Contractor will correct the described deficiencies and within 30 Business Days resubmit the Deliverable in a form that shows all revisions made to the original version delivered to the State.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
Contractor’s correction efforts will be made at no additional charge. Upon receipt of a corrected Deliverable from Contractor, the State will have a reasonable additional period of time, not to exceed the length of the original State Review Period, to review the corrected Deliverable to confirm that the identified deficiencies have been corrected.
2.256 Process for Approval of Services
The State Review Period for approval of Services is governed by the applicable Statement of Work (and if the Statement of Work does not state the State Review Period, it is by default 30 Business Days for Services). The State agrees to notify the Contractor in writing by the end of the State Review Period either stating that the Service is approved in the form delivered by the Contractor or describing any deficiencies that must be corrected before approval of the Services (or at the State’s election, after approval of the Service). If the State delivers to the Contractor a notice of deficiencies, the Contractor will correct the described deficiencies and within 30 Business Days resubmit the Service in a form that shows all revisions made to the original version delivered to the State. The Contractor’s correction efforts will be made at no additional charge. Upon implementation of a corrected Service from Contractor, the State will have a reasonable additional period of time, not to exceed the length of the original State Review Period, to review the corrected Service for conformity and that the identified deficiencies have been corrected.
2.257 Process for Approval of Physical Deliverables
The State Review Period for approval of Physical Deliverables is governed by the applicable Statement of Work (and if the Statement of Work does not state the State Review Period, it is by default 30 continuous Business Days for a Physical Deliverable). The State agrees to notify the Contractor in writing by the end of the State Review Period either stating that the Deliverable is approved in the form delivered by the Contractor or describing any deficiencies that must be corrected before approval of the Deliverable (or at the State’s election, after approval of the Deliverable). If the State delivers to the Contractor a notice of deficiencies, the Contractor will correct the described deficiencies and within 30 Business Days resubmit the Deliverable in a form that shows all revisions made to the original version delivered to the State. The Contractor’s correction efforts will be made at no additional charge. Upon receipt of a corrected Deliverable from the Contractor, the State will have a reasonable additional period of time, not to exceed the length of the original State Review Period, to review the corrected Deliverable to confirm that the identified deficiencies have been corrected.
2.258 Final Acceptance
Unless otherwise stated in the Article 1, Statement of Work or Purchase Order, “Final Acceptance” of each Deliverable must occur when each Deliverable/Service has been approved by the State following the State Review Periods identified in Sections 2.251-2.257. Payment will be made for Deliverables installed and accepted. Upon acceptance of a Service, the State will pay for all Services provided during the State Review Period that conformed to the acceptance criteria.
2.260 Ownership
2.261 Ownership of Work Product by State
The State owns all Deliverables as they are works made for hire by the Contractor for the State. The State owns all United States and international copyrights, trademarks, patents or other proprietary rights in the Deliverables.
2.262 Vesting of Rights
With the sole exception of any preexisting licensed works identified in the SOW, the Contractor assigns, and upon creation of each Deliverable automatically assigns, to the State, ownership of all United States and international copyrights, trademarks, patents, or other proprietary rights in each and every Deliverable, whether or not registered by the Contractor, insofar as any the Deliverable, by operation of law, may not be considered work made for hire by the Contractor for the State. From time to time upon the State’s request, the Contractor must confirm the assignment by execution and delivery of the assignments, confirmations of assignment, or other written instruments as the State may request. The State may obtain and hold in its own name all copyright, trademark, and patent registrations and other evidence of rights that may be available for Deliverables.
2.263 Rights in Data
(a) The State is the owner of all data made available by the State to the Contractor or its agents, Subcontractors or representatives under the Contract. The Contractor will not use the State’s data for any purpose other than providing the Services, nor will any part of the State’s data be disclosed, sold, assigned, leased or otherwise disposed of to the general public or to specific third parties or commercially exploited by or on behalf of the Contractor. No employees of the Contractor, other than those on a strictly need-to-know basis, have access to the State’s data. Contractor will not possess or assert any lien or other right against the State’s data.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
Without limiting the generality of this Section, the Contractor must only use personally identifiable information as strictly necessary to provide the Services and must disclose the information only to its employees who have a strict need-to-know the information. The Contractor must comply at all times with all laws and regulations applicable to the personally identifiable information.
(b) The State is the owner of all State-specific data under the Contract. The State may use the data provided by the Contractor for any purpose. The State will not possess or assert any lien or other right against the Contractor’s data. Without limiting the generality of this Section, the State may use personally identifiable information only as strictly necessary to utilize the Services and must disclose the information only to its employees who have a strict need to know the information, except as provided by law. The State must comply at all times with all laws and regulations applicable to the personally identifiable information. Other material developed and provided to the State remains the State’s sole and exclusive property.
2.264 Ownership of Materials
The State and the Contractor will continue to own their respective proprietary technologies developed before entering into the Contract. Any hardware bought through the Contractor by the State, and paid for by the State, will be owned by the State. Any software licensed through the Contractor and sold to the State, will be licensed directly to the State.
2.270 State Standards
2.271 Existing Technology Standards
The Contractor will adhere to all existing standards as described within the comprehensive listing of the State’s existing technology standards at http://www.michigan.gov/dit.
2.272 Acceptable Use Policy
To the extent that Contractor has access to the State computer system, Contractor must comply with the State’s Acceptable Use Policy, see http://www.michigan.gov/ditservice. All Contractor employees must be required, in writing, to agree to the State’s Acceptable Use Policy before accessing the State system. The State reserves the right to terminate Contractor’s access to the State system if a violation occurs.
2.273 Systems Changes
Contractor is not responsible for and not authorized to make changes to any State systems without written authorization from the Project Manager. Any changes Contractor makes to State systems with the State’s approval must be done according to applicable State procedures, including security, access and configuration management procedures.
2.280 Extended Purchasing
2.281 MIDEAL — DELETED — NOT APPLICABLE
2.282 State Employee Purchases — DELETED — NOT APPLICABLE
2.290 Environmental Provision
2.291 Environmental Provision
Energy Efficiency Purchasing Policy — The State seeks wherever possible to purchase energy efficient products. This includes giving preference to U.S. Environmental Protection Agency (EPA) certified ‘Energy Star’ products for any category of products for which EPA has established Energy Star certification. For other purchases, the State may include energy efficiency as one of the priority factors to consider when choosing among comparable products.
Environmental Purchasing Policy — The State of Michigan is committed to encouraging the use of products and services that impact the environment less than competing products. The State is accomplishing this by including environmental considerations in purchasing decisions, while remaining fiscally responsible, to promote practices that improve worker health, conserve natural resources, and prevent pollution. Environmental components that are to be considered include: recycled content and recyclability; energy efficiency; and the presence of undesirable materials in the products, especially those toxic chemicals which are persistent and bioaccumulative.

TERMS AND CONDITIONS	CONTRACT NO. 071B9200147
The Contractor should be able to supply products containing recycled and environmentally preferable materials that meet performance requirements and is encouraged to offer such products throughout the duration of this Contract. Information on any relevant third party certification (such as Green Seal, Energy Star, etc.) should also be provided.
Hazardous Materials:
For the purposes of this Section, “Hazardous Materials” is a generic term used to describe asbestos, ACBMs, PCBs, petroleum products, construction materials including paint thinners, solvents, gasoline, oil, and any other material the manufacture, use, treatment, storage, transportation or disposal of which is regulated by the federal, state or local laws governing the protection of the public health, natural resources or the environment. This includes, but is not limited to, materials the as batteries and circuit packs, and other materials that are regulated as (1) “Hazardous Materials” under the Hazardous Materials Transportation Act, (2) “chemical hazards” under the Occupational Safety and Health Administration standards, (3) “chemical substances or mixtures” under the Toxic Substances Control Act, (4) “pesticides” under the Federal Insecticide Fungicide and Rodenticide Act, and (5) “hazardous wastes” as defined or listed under the Resource Conservation and Recovery Act.
(a) The Contractor must use, handle, store, dispose of, process, transport and transfer any material considered a Hazardous Material according to all federal, State and local laws. The State must provide a safe and suitable environment for performance of Contractor’s Work. Before the commencement of Work, the State must advise the Contractor of the presence at the work site of any Hazardous Material to the extent that the State is aware of the Hazardous Material. If the Contractor encounters material re3asonably believed to be a Hazardous Material and which may present a substantial danger, the Contractor must immediately stop all affected Work, notify the State in writing about the conditions encountered, and take appropriate health and safety precautions.
(b) Upon receipt of a written notice, the State will investigate the conditions. If (a) the material is a Hazardous Material that may present a substantial danger, and (b) the Hazardous Material was not brought to the site by the Contractor, or does not result in whole or in part from any violation by the Contractor of any laws covering the use, handling, storage, disposal of, processing, transport and transfer of Hazardous Materials, the State must order a suspension of Work in writing. The State must proceed to have the Hazardous Material removed or rendered harmless. In the alternative, the State must terminate the affected Work for the State’s convenience.
(c) Once the Hazardous Material has been removed or rendered harmless by the State, the Contractor must resume Work as directed in writing by the State. Any determination by the Michigan Department of Community Health or the Michigan Department of Environmental Quality that the Hazardous Material has either been removed or rendered harmless is binding upon the State and Contractor for the purposes of resuming the Work. If any incident with Hazardous Material results in delay not reasonable anticipatable under the circumstances and which is attributable to the State, the applicable SLAs for the affected Work will not be counted in Section 2.242 for a time as mutually agreed by the parties.
(d) If the Hazardous Material was brought to the site by the Contractor, or results in whole or in part from any violation by the Contractor of any laws covering the use, handling, storage, disposal of, processing, transport and transfer of Hazardous Material, or from any other act or omission within the control of the Contractor, the Contractor must bear its proportionate share of the delay and costs involved in cleaning up the site and removing and rendering harmless the Hazardous Material according to Applicable Laws to the condition approved by applicable regulatory agency(ies).
Michigan has a Consumer Products Rule pertaining to labeling of certain products containing volatile organic compounds. For specific details visit http://www.michigan.gov/deq/0,1607,7-135-3310-4108-173523—,00.html
Refrigeration and Air Conditioning:
The Contractor shall comply with the applicable requirements of Sections 608 and 609 of the Clean Air Act (42 U.S.C. 7671g and 7671h) as each or both apply to this Contract.
Environmental Performance:
Waste Reduction Program — Contractor shall establish a program to promote cost-effective waste reduction in all operations and facilities covered by this Contract. The Contractor’s programs shall comply with applicable Federal, State, and local requirements, specifically including Section 6002 of the Resource Conservation and Recovery Act (42 U.S.C. 6962, et seq.).

Attachment A, Price Proposal
A. Risk Sharing Based Per Prisoner Per Month (PPPM) Fee, Adjusted for Changing Populations

	Year One		Year Two		Year Three
	Risk	Risk Share	Risk	Risk Share	Risk	Risk Share
	Share	Maximum	Share	Maximum	Share	Maximum
Population for Billing Purposes	Target	Cap	Target	Cap	Target	Cap
50,000 and Greater	$175.00	$196.24	$182.00	$200.16	$189.29	$204.15
49,000 to 49,999	$176.25	$197.49	$183.25	$201.41	$190.55	$205.41
48,000 to 48,999	$177.55	$198.79	$184.60	$202.76	$192.00	$206.86
47,000 to 47,999	$178.95	$200.19	$186.00	$204.16	$193.40	$208.26

*	Note that the inflationary increase of the target rate is 4% for future contract years, while the inflationary increase for the cap is limited to 2% for future contract years.

**	Note: The adjusted PPPM does not go into effect for shifted populations, such as when a facility may close, and the population is moved to other facilities.
B. Risk Sharing Percentages Below the Target
1.	Should the Actual Costs be below the Risk Share Target, the MDOC must receive 85% of the amount between the Risk Share Target and the Actual Cost, and the Contractor must receive the remaining 15%.
C. Risk Sharing Percentages Between the Target and the Cap.
1.	Should the Actual Costs be up to, and including 9.0% above the Risk Share Target, for this Tier the Contractor will absorb 15% of the difference between the Actual Costs and the Risk Share Target, and the MDOC will absorb the remaining 85%.

2.	Should the actual costs be more than 9.0% above the target, up to the Risk Share Maximum Cap, for this Tier the Contractor will absorb 30% of the excess costs, and the MDOC will absorb 70%.

3.	Should the Risk Share Maximum Cap be reached, the Contractor must be responsible for all costs above the Cap.
D. Medical Assistant Temporary Staff — Hourly Rate
     The Contract Year One hourly rate for the Contractor to provide temporary medical assistants is $29.33.
E. Risk Share Assessment Methodology
1.	See Appendix F for the detail of the Risk Share Assessment Methodology
F. Aetna Performance Guarantees
1.	See Appendix G for the detail of the Aetna Performance Guarantees.

Attachment B — Service Level Agreements

INTRODUCTION	73

MDOC SERVICE LEVEL AGREEMENTS (SLAs) OVERVIEW>>>	73-75

SLA OUTCOME MEASURES AND PERFORMANCE INDICATORS:

RECEIVING SCREENING	76

HEALTH ASSESSMENT	77

CHRONIC CARE CLINICS	78

INFECTION CONTROL MANAGEMENT	79

MEDICAL PROVIDER APPOINTMENT	80

SPECIALTY SERVICES	81

CREDENTIALING	83

EMERGENCY / DISASTER PLAN	84

ENCOUNTER DATA SUBMISSION	85

TRAINING AND EDUCATION	86

DISCHARGE PLANNING	87

CONTINUOUS QUALITY IMPROVEMENT (CQI)	88

SUMMARY OF SLA CREDITS	89

SAMPLE COMPONENT AUDIT SCHEDULE	92

INTRODUCTION
The Michigan Department of Corrections (MDOC) and the Contractor will work in collaboration to develop a detailed plan which provides both a clearly defined process and measurable outcomes for successful monitoring and resolution of performance issues, or Service Level Agreements (SLAs). These SLAs will be annually reviewed and customized in partnership with the MDOC, reflecting the specific issues, indicators, updates, operating characteristics and requirements which are unique to this project while incorporating consistent “best practices” and industry standards.
AUDIT PROCESS
Utilizing the current standards published by the National Commission on Correctional Health Care (NCCHC) as its foundation, a list of twelve core medical performance component SLAs have been identified, to be reviewed and audited annually. Three of these SLAs will be audited each quarter. Any SLA that falls below acceptable thresholds will automatically be audited again in the next quarter to gauge progress and assure satisfactory recovery. A sample Quarterly Audit Schedule is included at the back of this document.
An audit team consisting of the, MDOC staff designated by the Bureau of Healthcare Leadership team, and the Contractor’s MP or designee will perform audits on the performance of Contractor services. Each audit will be scheduled in advance, and may include the Contractor’s Regional Manager as necessary. The Contractor and the MDOC will provide the audit team access to all medical/mental health/pharmacy/dental records, logbooks, staffing charts, time reports, prisoner grievances, and other requested documents as required to assess Contractor/MDOC performance. Such activities may be conducted in institution’s clinic but will be conducted in a manner so as not to disrupt the routine provision of prisoner healthcare. When necessary, MDOC custody and/or administrative records will be utilized to establish facts or corroborate other information. All audits are designed and performed in accordance with the following standards:
•	The current healthcare Contract

•	American Correctional Association Standards (ACA)

•	National Commission on Correctional Health Care Standards (NCCHC)

•	State of Michigan Rules and Regulations

•	Michigan Department of Corrections Policies, Procedure, Formulary, and Medical Services Advisory Committee Guidelines
General requirements applicable to all prisoners will be assessed via a data review of a statistically appropriate sample, mutually agreed upon by the Contractor and the MDOC of the prisoners’ concurrent health records at each institution. Other requirements relevant to a segment of the prisoner population may be monitored by a higher percentage (up to 100%) of the records of a sub-population (i.e., Special Needs or Chronic Care roster, pregnant prisoners, etc.).
The MDOC reserves the right to have the audit validated by their third party reviewer. Penalties will be assessed after the third party reviewer validates compliance for areas where the third party is requested and verification by the Chief Medical Officer (CMO) for areas not needing the third party reviewer. The third party reviewer, as part of their review, will evaluate any related MDOC staffing vacancies or other factors beyond the Contractor’s control to determine if they had a significant impact upon the Contractor’s ability to meet the SLA, and shall take that into consideration when determining the Contractor’s SLA compliance. The third party reviewer will also, as part of their review, accept and evaluate additional information provided by the Contractor, within the timelines of their review process.

TRANSITION PERIOD
Recognizing the complexity inherent in transitioning a new healthcare provider into an existing correctional system, the amount of change required in clinical and administrative operations and the need for the parties to agree upon a clear process and set of measures, an initial transition period during which the parties put the components of the monitoring system in place, a “grace period: of 180 days after the Contract Services “Go Live” date is allowed, prior to the implementation of specific SLA Credits.
This does not mean that the performance monitoring process does not occur or is put on hold; rather, this time period allows the parties to put in place and test-run the monitoring/audit and corrective action processes and to make adjustments as needed.
COMPLETION OF AUDIT
At the conclusion of an audit, the team will share the preliminary results with the respective MDOC and Contractor Regional Management staff. An exit interview shall be held with Site Senior Medical Practitioner, Regional Managers and warden and/or designee regarding the audit results, wherein the team shall provide final documents necessary for review.
Copies of completed audit documents will be provided to the Contractor’s Project Manager, MDOC third party reviewer, and the MDOC designee. Necessary corrective action plans will be initiated by the Contractor and/or MDOC HUM and communicated to the MDOC Chief Medical Officer, the HUM and the Contractor’s Project Manager.
The Contractor may request review and reconsideration in the findings via appeal to the MDOC Chief Medical Officer. The Contractor must specifically address each disputed finding and justification for appealing such. The MDOC Chief Medical Officer will render a final decision on the appeal to Contractor within 30 days of receipt.
CORRECTIVE ACTION PROCESS
Detailed Corrective Plans (CAP) will be developed and submitted to the MDOC CCI within 15 days to address deficiencies when compliance thresholds are not met.
CAPs will be provided in a standardized format throughout the MDOC project and will specify the following information:
•	Compliance Criteria

•	Percent of Compliance

•	Specific description of deficiency

•	Time frame for corrective action

•	Owner responsible for corrective action

•	Completion Date
CAPs will be maintained on-site and will be reviewed and discussed as part of regularly scheduled health unit meetings.
Documentation to support completion of corrective action will be provided to the HUM and the Contractor’s Regional Manager.
THRESHOLD COMPLIANCE
For each element reviewed, an adjustment to compensation has been specified in the case of non-compliance. MDOC shall withhold the monetary amount from the Contractor’s compensation for substandard performance in the designated SLA areas. The Contractor will be notified in writing and the appropriate deduction will be made in the next monthly payment following the expiration of the appeal deadline.

The Contractor will implement a phased-in or tiered level of threshold compliance be utilized in the initial stages of the audit process, allowing the corrective actions and operational improvements to be implemented which will impact successive performance results. The thresholds will be summed in aggregate for each indicator, however an additional penalty will be assessed for each facility that falls below 70% in the first assessment period and below 80% in subsequent assessment periods.
For example, the first assessment non-compliance threshold for each indicator may be placed at 75%, with a Tier One penalty of $2000 each for non-compliance. For the initial non-compliance threshold on any SLA credit will be assessed at the Tier One Level. Beginning with the second assessment, the non-compliance threshold will be 85%, with a Tier Two penalty of $3000 each for non-compliance and the intent to work towards 90-95% compliance. For the first 180 days of this process, for each indicator, no SLA Credits will be assessed until the second indicator of non-compliance, at which time the Tier Two penalty amount of $3000 will apply.
SLAs that are determined to fall below the compliance percentage will be re-evaluated during the next quarterly audit. In the event they continue to fall below the threshold, the penalty amount shall be double the original assessment.
The SLA Outcome Measures and Performance Guarantees outlines areas that are subject to adjustment to the Contractor’s compensation. Objective performance criteria are subject to change at the discretion of the MDOC in consultation with the Contractor. The Contractor shall be given a 180-day notice to prepare for any new or changed criterion. Audits will begin 180 days from the effective date of the contract with adjustments to compensation beginning 180 days from that date.
The Contractor anticipates meeting the contract requirements proposed by the MDOC as outlined in a resulting contract, and will use the above SLAs in any case of non-compliance.
DEVELOPMENT OF ADDITIONAL SLAs
MDOC and the Contractor shall consider development of additional SLAs as appropriate which may address areas such as:
w Medical Records

w No-Show Follow-Up

w Use of Informed Consent

w Policies & Procedures

w Meetings & Reports

w Grievance Tracking

w Environmental Health & Safety

w Medical Waste

w Special Confinement

w Site Orientation

w Transfer Screenings

w Mental Health — Use of Restraints

SLA: RECEIVING SCREENING
Definition and Purpose of Auditing This Criterion
As per ACA / NCCHC standards, MDOC policy and procedures, and the contract, an initial receiving screen shall be made on each new admission as soon as feasible, within 24 hours of their arrival at designated intake facilities.
Elements of the Criterion
At any reception unit (new admissions) immediately upon receipt of a prisoner, a health care staff member will perform a brief health screening to ensure timely continuity of care. This screening will be composed of a review of all available medical records, and a brief interview of the prisoner will be done to ensure attention to any obvious acute or contagious conditions requiring care and any medications that must be provided or continued.
Indicators/Methodology/Acceptable Standard
1) Indicator: The receiving screening shall note the existence of any obvious acute or contagious conditions requiring immediate referral for emergent or urgent care.
Methodology:
a. Review the medical record and county transfer forms.
b. Document on the appropriate encounter form in the medical record any obvious contagious conditions that may require care and any medications that must be provided or continued.
Acceptable Standard: Threshold 85%
Amount for failing to meet indicator: Tier One: $2000 Tier Two: $3000
2) Indicator: When a newly admitted prisoner arrives on medication, there shall be a referral to a provider for continuity of care.
Methodology:
a. Review the prisoner’s medical record and the Physician’s/NP Orders.
b. If the prisoner was on medication when he/she arrived, there shall be a referral to a provider documented in the medical record.
c. Continuation of medications as required is documented.
Acceptable Standard: Threshold 85%
Amount for failing to meet indicator: Tier One: $2000 Tier Two: $3000

SLA: HEALTH ASSESSMENT
Definition and Purpose of Auditing This Criterion
As per the ACA / NCCHC standards and MDOC policy and procedures, an Initial Assessment by the provider is required upon admission of all prisoners. The Initial Assessment shall include history and hands on physical examination (including breast, rectal and testicular exams as indicated by the patient’s gender, age, and risk factors), review of all receiving screen and lab results, and initiation of therapy and immunizations when appropriate.
Elements of the Criterion
All new admissions at any reception facility will undergo health appraisals to include history and physical examinations as well as appropriate admission testing as designated by policy.
Indicators/Methodology/Acceptable Standard
1) Indicator: Admission Testing shall be completed as required by MDOC policies.
Methodology: Review the Medical Record.
Acceptable Standard: Threshold 85%
Amount for failing to meet indicator: Tier One: $2000 Tier Two: $3000
2) Indicator: Initial Health Assessment is completed by provider upon admission, but in no case beyond 14 days post admission, in accordance with ACA / NCCHC Standards and MDOC policy and procedures.
Methodology: Review the Medical Record for completion of appropriate forms.
Acceptable Standard: Threshold 85%
Amount for failing to meet indicator: Tier One: $2000 Tier Two: $3000

SLA: CHRONIC CARE CLINICS
Definition and Purpose of Auditing This Criterion
In accordance with ACA / NCCHC standards and MDOC policies, prisoners with special medical conditions requiring medication for indefinite time frames shall be evaluated for a Chronic Care Clinic (CCC).
Elements of the Criterion
For CCC prisoners the following elements are reviewed: maintenance medication renewals, follow-up appointment, and referrals.
Indicators/Methodology/Acceptable Standard
Indicators:
1.	All prisoners who have been diagnosed with chronic hypertension, cardiac disease, neurologic disease including seizure disorder or other diagnosis resulting in a disability, endocrine disease including diabetes and thyroid disease, infectious disease including HIV and Hepatitis C, pulmonary disease including asthma and COPD, and gastrointestional disease will be evaluated by a Medical Provider every six months if in good control, every three months if in fair control, and every month if in poor control.

2.	The MP evaluation will consist of a documented history and review of systems and symptoms, appropriate physical exam for system involved, diagnosis update as necessary, and treatment plan to include medication, appropriate diagnostic testing, referral to specialists, follow-up MP appointments entered into the scheduling component, and education. This evaluation will be documented in the EMR at the time of the visit.

3.	Medication prescriptions will include medication, dosage, number of 30 day refills and expiration date. All chronic care medications (except short term medication such as antibiotics) for each prisoner will be on the same schedule and expire on the same date, and may be written in the EMR for a period of up to one year.

4.	The MP will indicate the date of the next MP appointment based on the degree of control of the least controlled chronic care diagnosis. This date will be entered by the MP into the scheduling component of the EMR.
Methodology: Review the prisoner’s medical record for chronic clinic visits.
Acceptable Standard: Threshold 85%
Amount for failing to meet indicator: Tier One: $2000 Tier Two: $3000

SLA: Infection Control Management
Definition and Purpose of Auditing This Criterion
As per the current Contract, ACA / NCCHC Standards and MDOC Policies/Procedures, MDOC is responsible for maintaining infection control.
Elements of the Criterion
TB skin tests (PPD) will be given annually to prisoners. Prisoners with a documented past positive PPD will be exempt from the annual PPD, but must be informed about the symptoms of TB and evaluated annually for pulmonary symptoms suggestive of TB by a nurse/physician. The annual encounter must be documented on the appropriate medical record encounter form (flow sheet). A medical staff member will counsel any prisoner who refused TB testing. This counseling will be documented on the appropriate medical record encounter form. If he/she continues to refuse,the institution’s CQI/ Infectious Diseases Coordinator shall be notified. A healthcare staff member will counsel the prisoner. Documentation of the refusal and the notification of the TB Coordinator will be made on the TB Screening Refusal form. If he/she continues to refuse, the prisoner will be referred to the MDOC QA Staff for action.
Indicators/Methodology/Acceptable Standard
Indicators:
1.	MP evaluates all prisoners who have been referred due to positive TB test or signs of active TB, draining wounds, physical sign that has the potential for being chicken pox, herpes zoster, mumps or any other infectious disease that could result in the need for quarantine the same day.

2.	The MP evaluation will consist of a documented history and review of systems and symptoms, appropriate physical exam for system involved, diagnosis update as necessary, and treatment plan to include medication, appropriate diagnostic testing, referral to specialists, follow-up MP appointments entered into the scheduling component, and education. This evaluation will be documented in the EMR at the time of the visit.
Methodology:
Review the prisoner’s medical record for documentation on the immunization record. Review employee personnel record for proper documentation on immunization form.
Acceptable Standard: Threshold 100% (TB)
Amount for failing to meet indicator: Tier One: $2000 Tier Two: $3000

SLA: MEDICAL PROVIDER APPOINTMENT
Definition and Purpose of auditing this Criterion:
As per the current Contract and ACA / NCCHC standards, daily sick call shall be conducted at each correctional facility by a Contractor MP.
Elements of the Criterion
The prisoner sick call request will be screened and assessed for non-emergent health problems by qualified MDOC healthcare staff within 24 hours of receipt of request for healthcare on the proper form. Sick call will be available Monday through Saturday (excluding holidays). The prisoner’s request will be triaged by MDOC healthcare staff within 24 hours and prisoner will be seen by a Contractor MP within 24 hours of the triage.
Indicators/Methodology/Acceptable Standard
Indicators:
1.	MP evaluates all routine nursing referrals within five business days.

2.	MP evaluates all urgent nursing referrals within one business day.

3.	MP evaluates all emergent nursing referrals the same day.

4.	The MP evaluation will consist of a documented history and review of systems and symptoms, appropriate physical exam for system involved, diagnosis update as necessary, and treatment plan to include medication, appropriate diagnostic testing, referral to specialists, and education. This evaluation will be documented in the EMR at the time of the visit.

5.	The MP will review all diagnostic tests within two days of receipt at the facility or EMR and document in the EMR any further recommended tests or changes in the treatment plan.
Methodology:
1. Review sick call documents to determine which prisoners were referred to the MP.
2. Review prisoner’s medical record to determine if referral was completed in accordance with policy.
Acceptable Standard: Threshold 85%
Amount for failing to meet indicator: Tier One: $2000 Tier Two: $3000

SLA: SPECIALTY SERVICES / CONSULTATIONS
Definition and Purpose of Auditing This Criterion:
As per the contract, ACA / NCCHC Standards and current Policy, the Contractor shall make referral arrangements with Michigan licensed and Board Certified specialty physicians for the treatment of those prisoners with health care problems that extend beyond the primary care specialty clinics provided on-site.
Elements of the Criterion:
The Contractor will arrange for specialty care as medically needed. The consultation request will be a part of the prisoner’s medical record. Documentation of all requests will be noted on the appropriate forms. Requests for specialty care will be maintained and tracked in the NextGen EMR at each institution, as well as in the prisoner’s medical record. All specialty consults will be approved or denied by the Contractor within seven working days upon receiving request for consultation. When possible, specialty care will be delivered at the prisoner’s parent institution or regional facility. In no case shall a visit to a specialist be delayed for more than 30 days from the date of request. Urgent specialty referrals will be handled within five working days.
The primary MP will review the consultation recommendation and document his/her response to the consultant’s recommendations in the prisoner’s medical record within three days.
Indicators/Methodology/Acceptable Standard
Indicators:
1.	All initial visits to a specialist shall occur within 30 days of the MP’s request.

2.	All follow-up visits to a specialist shall occur based on the recommendations of the specialist.

3.	All prisoners who are not seen by the specialist within 30 days, shall be re-evaluated by the MP every 30 days to determine if the medical condition is resolved, stable, or has worsened. If the medical condition has worsened, the Medical Provider shall take action to meet the medical needs of the prisoner in a timely manner.

4.	The MP evaluation will consist of a documented history and review of systems and symptoms, appropriate physical exam for system involved, diagnosis update as necessary, and treatment plan to include medication, appropriate diagnostic testing, referral to specialists, follow-up MP visits entered into the scheduling component and education. This evaluation will be documented in the EMR at the time of the visit.

5.	The MP will document all requests on the appropriate EMR screen.

6.	The MP will review all specialty care consultations within two business days of receipt at the facility and document findings and further treatment plan in the EMR.
Methodology:
a. Review the prisoner’s medical record and the consult log to determine the date on which a specialty consult was completed.
b. Documentation of all requests will be noted on the appropriate medical record encounter form.
Acceptable Standard: Threshold 85%
Amount for failing to meet indicator: Tier One: $2000 Tier Two: $3000
Indicator: Regarding Specialty Care/Consultation findings/recommendations, the provider will review the consultant recommendations and document those findings in the medical record of the respective prisoner.

Methodology:
a. Review the prisoner’s medical record for documentation of consultant’s findings / recommendations
b. Review medical record for documentation by provider within three days of receipt of consultation results.
Acceptable Standard: Threshold 85%
Amount for failing to meet indicator: Tier One: $2000 Tier Two: $3000

SLA: CREDENTIALING
Definition and Purpose of Auditing This Criterion
As per the contract, ACA / NCCHC Standards and MDOC Policies/Procedures, the Contractor is responsible for ensuring all health care personnel are appropriately licensed, registered or certified in the state of Michigan to practice their respective discipline.
Elements of the Criterion
All health care will be performed as directed by personnel authorized to give such orders. Nurse Practitioners and PA’s may practice within the limits of their training and applicable laws. All physicians will be licensed to practice medicine in the state of Michigan; non-physician health care personnel will be licensed, registered or certified in their respective discipline. All licensed professionals will maintain an unrestricted license.
Indicators/Methodology/Acceptable Standard
Indicators:
All physicians, consulting physicians, nurse practitioners, physicians assistants, and allied health personnel have on file at the institution documentation of a current unrestricted license or certification to practice their respective discipline.
Methodology: Audit site personnel and credentialing files
Acceptable Standard: Threshold 85%
Amount for failing to meet indicator: Tier One: $2000 Tier Two: $3000

SLA: EMERGENCY / DISASTER PLAN
Definition and Purpose of Auditing This Criterion
As per the contract, ACA / NCCHC Standards and MDOC Policies/Procedures, MDOC is responsible for the development and implementation of an emergency/disaster plan to provide for the delivery of health services in the event of a man-made or naturally occurring disaster. Disaster plan is to be finalized within 60 days of contract award.
Elements of the Criterion
A medical emergency/disaster plan to provide for the delivery of health services which includes the following key elements is in place:
1.	Evacuation of infirmary patients

2.	Triage of casualties

3.	Use of emergency vehicles

4.	Periodic training of health services staff

5.	Practice drills which are coordinated with facility practice drills

6.	Key health care staff/health care professional recall roster

7.	Copy of plan furnished institutional warden/superintendent
Indicators/Methodology/Acceptable Standard
Indicators:
1.	Emergency/disaster plan is developed and in place

2.	Emergency/disaster plan contains provision for all the key elements

3.	Plan is practiced at least annually in conjunction with facility drills

4.	Health services training records reflect periodic training on plan

5.	Current recall roster is in place

6.	Copy of emergency/disaster plan has been provided to the institutional warden/supervision

7.	The MP will participate in facility emergency mobilizations.
Methodology:
Review emergency/disaster plan and related documentation attesting to availability of the following:
1.	Plan contains all key elements

2.	Plan has been practiced annually in conjunction with facility drills

3.	Health services training records reflect annual training on the plan

4.	Current recall roster is in place

5.	Copy of the plan has been provided to the warden/superintendent
Acceptable Standard: Threshold 85%
Amount for failing to meet indicator: Tier One: $2000 Tier Two: $3000

SLA: Electronic Claims/Encounter Submission
Definition and Purpose of Auditing This Criterion:
The purpose of this element is to ensure that the MDOC receives complete data related to prisoner encounters to all the MDOC to effectively monitor the contract, review and trend costs.
Elements of the Criterion:
Acceptable monthly encounter data containing detail for each patient encounter provided by the Contractor directly and by all providers receiving payment from the Contractor for services to prisoners within 90 days of the date of service. The data must be submitted electronically into the MDOC data warehouse.
Indicators:
1.	The Contractor records are submitted by the 12th of the following month via electronic media in HIPAA compliant format.

2.	Submission includes all patient encounters for both on-site and off-site services.

3.	The Contractor’s data passes all required data quality edits prior to acceptance into the data warehouse. Data not accepted into the warehouse will not be used in any analysis of compliance with service level agreements or deliverables.

4.	MDOC will not accept incomplete encounter data for inclusion into the MDOC data warehouse and subsequent calculations.

5.	Stored data will be subject to regular and on-going quality checks as developed by the MDOC.
Methodology:
1.	The data will be electronically submitted to the data warehouse by the 12th day of the following month.

2.	MDOC will provide feedback to the contractor for data that is not accepted.

3.	Contractor will correct and resubmit data until they receive acceptance by the MDOC.

4.	The assessment of the standard will occur with the first monthly attempt to submit the date. The penalties will not be assessed for the first six months.
Acceptable Standard: Threshold 98%
Amount for failing to meet indicator: $10,000

SLA: TRAINING AND EDUCATION
Definition and Purpose of Auditing This Criterion
As per the contract, ACA / NCCHC Standards and MDOC Policies/Procedures, the Contractor is responsible for the provision of Medical Practitioner professional continuing education in accordance with state of Michigan licensure requirements.
Elements of the Criterion
Each site Lead MP will be responsible for overseeing and approving training in the delivery of health care to enable Contractor employees to respond to health-related situations. Such in-service training will include but not be limited to response to emergency medical situations. In-service training will be conducted at least monthly and will be mandatory for Contractor allied health care personnel. MDOC Nursing staff may and Contractor allied health care personnel will participate in the Contractor’s Monthly CEU Program which provides for twelve continuing education credits annually. An approved Medical Library containing a variety of standard medical publications will be available.
Indicators/Methodology/Acceptable Standard
Indicators:
1.	Audit of Contractor employee training records and attendance rosters for attendance at monthly in-service health related training.

2.	Audit of Contractor employee personnel records for participation in the Contractor’ Monthly CEU program.

3.	MPs attend MDOC mandatory annual training.

4.	MPs attend additional MDOC training as mutually agreed upon by MDOC and the Contractor.
Methodology:
Review of Contractor employee training records and attendance rosters for in-service training. Review of Contractor employee personnel records for participation in CEU program.
Acceptable Standard: Threshold 85%
Amount for failing to meet indicator: Tier One: $2000 Tier Two: $3000

SLA: DISCHARGE PLANNING
Definition and Purpose of Auditing This Criterion
As per the contract, ACA / NCCHC Standards and MDOC Policies/Procedures, MDOC is responsible of providing sufficient medications and arranging for necessary follow-up health services before the prisoner’s release to the community.
Elements of the Criterion
Upon notification of a prisoner’s imminent release, MDOC medical staff will review prisoner’s medical record to determine if discharge planning is needed. If the prisoner is receiving medication, Contractor medical staff will prescribe a sufficient supply of current medications be provided upon release, to last until the prisoner can be seen by a community health care provider. If the prisoner has critical medical or mental health needs, MDOC medical staff will make the appropriate arrangements or referrals for follow-up services with community providers.
Indicators/Methodology/Acceptable Standard
Indicators:
1.	Prisoners receiving medications upon release should have a sufficient supply of the current medications to last until the prisoner can be seen by a community health care provider.

2.	Prisoners with critical medical or mental health needs should have a referral for follow up services with a community health provider.

3.	MPs write medication orders for discharge medications prior to prisoner parole or discharge.
Methodology:
Review of medical records of released prisoners
Acceptable Standard: Threshold 85%
Amount for failing to meet indicator: Tier One: $2000 Tier Two: $3000

SLA: CONTINUOUS QUALITY IMPROVEMENT (CQI)
Definition and Purpose of Auditing This Criterion
As per the contract, ACA / NCCHC Standards and MDOC Policies/Procedures, within six months of contract award the Contractor is responsible for the provision of a Continuous Quality Improvement/Quality Assurance program to evaluate the health care provided to prisoners assigned to both on site and off site facilities for quality, appropriateness and continuity of care. CQI program includes provisions for independent CQI activities conducted by the MDOC.
Elements of the Criterion
The continuous quality improvement/quality assurance program will be system wide and will incorporate a quality management program to provide for the following elements:
1.	Continuous Quality Improvement

2.	Infection Control

3.	Peer Review

4.	Risk Management
Indicators/Methodology/Acceptable Standard
Indicators:
A Continuous Quality Improvement/Quality Assurance Committee as been appointed and meets at least quarterly. The site’s Lead MP is the chairperson of the committee. Minutes of meetings will be prepared, maintained and available for review. CQI meeting agenda will include but not be limited to discussion of institutional CQI activities and documentation; Infection Control monitoring; status of provider Peer Review Program; Risk Management issues and development of action plans to correct deficiencies noted during the conduct of Quality Assurance Activities.
Methodology:
1.	Review minutes of Continuous Quality Improvement/Quality Assurance Committee for key elements of the program (Continuous Quality Improvement, Infection Control, Peer Review and Risk Management).

2.	Audit documentation of CQI chart reviews and activities as well as the timely implementation of action plans relating to deficiencies noted in the chart reviews.

3.	Review documentation of infection control activities. Audit instances of reportable infections/diseases for compliance with appropriate statutes.

4.	Audit peer review activities. Peer reviews should be conducted on all physicians, nurse practitioners, and physicians assistants no less than annually. Reviews should include audits of the following: chart reviews, special needs prisoners’ treatment plans, off site consultations, specialty referrals, emergencies and hospitalizations.

5.	Review mortality and morbidity reports and related documentation for appropriateness and compliance with applicable Michigan state laws. Review institutional critical incident reports relating to health services activities as well as corrective actions taken for those determined to demonstrate deficiencies.
Acceptable Standard: Threshold 90%
Amount for failing to meet indicator: Tier One: $2000 Tier Two: $3000

SUMMARY OF SLA CREDITS
Following is a summary of the indicators and compensation adjustment amounts for Objective Performance Criteria. This listing does not represent the complete description or the Contractor’s responsibility for the stated criteria; details are provided in the Performance Criteria and Critical Indicators section of this Manual. The amounts indicated are the adjustment (deduction) to compensation amounts that may be assessed to the Contractor as SLA Credits for substandard performance by failing to meet indicator in the audit areas.
Basis for imposing damages/adjustments to compensation:

ACA/NCCHC Accred	Requirement for accreditation by the ACA and NCCHC
MDOC Policies	Required per MDOC and institutional policies
Contract	Written agreement between parties

ACA/
NCCHC	MDOC
Accred	Policies	Contract	Criteria	Indicators Update	Amount
X	X	X	Receiving Screening	1. Note acute or contagious conditions		$2,000/$3000
X	X	X		2. Refer prisoners on medication to provider for continuity of care		$2,000

X	X	X	Health	1. Admission testing as required within 14 days		$2,000
X	X	X	Assessment	2. Initial health assessment is timely and complies with ACA standards		$2,000

X	X	X	Chronic Care Clinics	1. CCC prisoners are scheduled for follow-up appointments		$2,000

X	X	X	Infection Control	1. Annual tuberculin screening of prisoners		$2,000
			Management	2. Annual tuberculin screening of employees		$2,000

X	X	X	Medical Provider	1. MP evaluates all routine nursing referrals within five business days.		$2,000
X	X	X	Appointment	2. MP evaluates all urgent nursing referrals within one business day.		$2,000
				3. MP evaluates all emergent nursing referrals the same day.

4.    The MP evaluation will consist of a documented history and review of systems and symptoms, appropriate physical exam for system involved, diagnosis update as necessary, and treatment plan to include medication, appropriate diagnostic testing, referral to specialists, and education. This evaluation will be documented in the EMR at the time of the visit.
					$ $	2,000 2,000
				5. The MP will review all diagnostic tests within two days of receipt at the facility or EMR and document in the EMR any further recommended tests or changes in the treatment plan.

						$2,000
X	X	X	Specialty Service	1. Timely visits to a specialist		$2,000
X	X	X		2. Provider review and documentation of consultant recommendations		$2,000
X	X	X	Credentialing	1. All health care providers will have on file an unrestricted license to practice their respective discipline.		$2,000
X	X	X	Emergency/Disaster	1. Emergency disaster plan developed and implemented		$2,000
X	X	X	Plan	2. Emergency/disaster plan contains provision for all key elements		$2,000
X	X	X		3. Plan is practiced at least annually in conjunction with MDOC drills
X	X	X		4. Health services training records reflect periodic training on plan		$2,000
X	X	X		5. Current recall roster is in place
X	X	X		6. Copy of plan provided to the institutional warden/supervision		$2,000
						$2,000

ACA/
NCCHC	MDOC
Accred	Policies	Contract	Criteria	Indicators Update	Amount
X	X	X	Electronic Claims Encounter Submission	1. The Contractor records are submitted by the 12th of the following month via electronic media in HIPAA compliant format.	$10,000

				2. Submission includes all patient encounters for both on-site and off-site services.	$10,000

				3. The Contractor’s data passes all required data quality edits prior to acceptance into the data warehouse. Data not accepted into the warehouse will not be used in any analysis of compliance with service level agreements or deliverables.	$10,000

				4. MDOC will not accept incomplete encounter data for inclusion into the MDOC data warehouse and subsequent calculations.

				5. Stored data will be subject to regular and on-going quality checks as developed by the MDOC.	$10,000
					$10,000
X	X	X	Training & Education	1. Audit of employee training records and attendance rosters for attendance at monthly in-service health related training.	$2,000
				2. Audit of employee personnel records for participation in the Contractor’s Monthly CEU program.	$2,000
				3. Evaluate Job Training for Correctional Officers Health Services Program of Instruction for key element contents.	$2,000
				4. Review attendance rosters of Correctional Officer Health Services Training	$2,000
x	x	x	Discharge Planning	1. Sufficient supply of meds is provided to prisoners upon release to last until appointment with community provider	$2,000
				2. Prisoners with critical medical/mental health needs should have referral for follow-up with community provider	$2,000
X	X	X	Continuous Quality Improvement (CQI)	1. CQI Committee is appointed and meets at least quarterly, documenting minutes and reviewing designated issues to be on each agenda.	$2,000

PROPOSED SCHEDULE FOR QUARTERLY AUDITS

QTR	AUDIT ELEMENTS

1ST QUARTER	Receiving Screening Health Assessment Chronic Care Clinics

2ND QUARTER	Infection Control Medical Provider Appointment Specialty Services

3RD QUARTER	Credentialing Emergency/Disaster Encounter Data

4TH QUARTER	Training & Education Discharge Planning Continuous Quality Improvement (CQI)

APPENDIX A
PHS President
State Correctior

APPENDIX B
REQUIRED REPORTS
A.	To measure the Contractor’s accomplishments in the areas of access to care, utilization, medical outcomes, prisoner satisfaction, and to provide sufficient information to track expenditures and calculate future capitation rates the Contractor must provide the MDOC with uniform data and information as specified by MDOC.
B.	The Contractor must submit the following additional reports as specified in this section. Any changes in the reporting requirements will be communicated to the Contractor at least 30 calendar days before they are effective unless state or federal law requires otherwise.
C.	The Contractor must provide sufficient financial reporting to meet the intent of the State in monitoring the contracts. The Contractor must meet with MDOC Bureau of Fiscal Management representatives to develop and review the financial reporting requirements. The needs of the MDOC may vary over time. The Contractor must assure that the reports submitted to the Department are final and accurate. All financial reports submitted are subject to audit and must reconcile to the financial statement and/or invoice submitted to the MDOC for the final settlement of the contract year.
D.	The Contractor must also report each individual contract year independently of each other. Once the contract year is settled and closed, all prior year payments in the subsequent contract years must be reported separately in a manner such that the closed and settled prior year records are not changed or affected. Contract year will be reconciled per methodology in Appendix F.
E.	The Contractor must provide all data and/or reports requested by the State’s third party auditor.
F.	The Contractor must obtain MDOC’s written approval prior to publishing or making formal public presentations of statistical or analytical material based on its prisoners other than as required by this contract, statute or regulations.
G.	The following reports will be submitted within ten business days after the end of the month, unless otherwise required, such as driven by legislative reporting.
1.	Critical Lab Results Summary Report I

2.	Report of Clinical Coverage by Facility

3.	MP Utilization Report including back logs, wait times, outlier reports, and productivity

4.	Quarterly telemedicine utilization reports documenting usage

5.	Quality Improvement Project Management Reports

6.	Secure Unit Occupancy Report

7.	Quality Assurance Report (Quarterly)

8.	Off Formulary Drug Utilization Report

9.	Specialty Utilization Referral Report

10.	Prosthetics, Physical Therapy, Occupational Therapy and Related Services Utilization Report

11.	Dialysis Utilization Report

12.	Diagnostic Testing and Laboratory Utilization Report

13.	Emergency Room Utilization Report

14.	Inpatient Utilization Report

15.	Provider prescription practices against the MDOC formulary

16.	Annual Facility Audit Report (this is added as part of the SLAs)

17.	AETNA Reports Levels A through D

18.	Other reports to be agreed upon by Contractor(s) and MDOC (the MDOC would like to add a couple of additional reports; High Cost Cases, and Benchmarks against other state contracts
H.	Encounter Data Submission
1.	The Contractor must submit encounter data containing detail for each patient encounter reflecting services provided by the Contractor by month, on or before the 12th calendar day of the following month. Encounter records will be submitted monthly via electronic media in a format as specified by MDOC to the MDOC data warehouse.

2.	Submitted encounter data will be subject to quality data edits prior to acceptance into MDOC’s data warehouse. The Contractor’s data must pass all required data quality edits in order to be accepted into MDOC’s data warehouse. Any data that is not accepted into the MDOC data warehouse will not be used in any analysis, including, but not limited to, rate calculations, DRG calculations, and risk score calculations. MDOC will not allow Contractor to submit incomplete encounter data for inclusion into the MDOC data warehouse and subsequent calculations.

3.	Stored encounter data will be subject to regular and ongoing quality checks as developed by MDOC. MDOC will give the Contractor(s) a minimum of 30 calendar days notice prior to the implementation of new quality data edits; however, MDOC may implement informational edits without 30 calendar days notice. The Contractor’s submission of encounter data must meet timeliness and completeness requirements as specified by MDOC. The Contractor must participate in regular data quality assessments conducted as a component of ongoing encounter data on-site activity.
I.	Financial and Claims Reporting

Contractor must provide to MDOC monthly statements that provide information regarding paid claims, aging of unpaid claims, and denied claims in the format specified by MDOC by month, on or before the 15th calendar day of the following month. The MDOC may also require monthly financial statements from Contractor.

J.	Litigation Reports

Contractor must submit annual litigation reports in a format established by MDOC, providing detail for all civil litigation to which the Contractor or their subcontractor(s) are party.

K.	Data Certification Report

The Contractor’s CEO must submit a MDOC Data Certification form to MDOC that requires the Contractor to attest to the accuracy, completeness, and truthfulness of any and all data and documents submitted to the MDOC as required by the Contract.

L.	Quality Assurance and Performance Improvement Assessment

The Contractor must perform and document an annual assessment of their QAPI program. This assessment should include a description of any program completed and all ongoing QI activities for the applicable year, an evaluation of the overall effectiveness of the program, and an annual work plan. This work plan must be approved by the MDOC. The initial plan must be submitted within 60 days of contract award, and then annually 60 days prior to the beginning of the new contract year. The plan and updates must be approved by the MDOC Quality Administrator. MDOC may also request other reports or improvement plans addressing specific contract performance issues identified through site visit reviews, EQRs, focused studies, or other monitoring activities conducted by MDOC.

M.	The Contractor must cooperate with MDOC in carrying out validation of data provided by the Contractor by making available electronic medical records and a sample of its data and data collection protocols. The Contractor must develop and implement corrective action plans to correct data validity problems as identified by the MDOC.

N.	The State reserves the right to amend the Required Report list.

APPENDIX C
Continuous Quality Assurance Plan
The Contractor, PHS, in partnership with their sub-contactor Aetna, agrees to Contract requirements for the Michigan Department of Corrections (MDOC) Quality Assurance Plan and will execute Contractor’s and MDOC quality assurance programs for on-site and off-site services at the MDOC facilities to ensure the safety of patients, health care staff, correctional colleagues and the community. The Contractor’s Quality Assurance Plan may be updated and revised in conjunction and consultation with the MDOC Quality Administrator and the MDOC CCI. Also, as noted in the Staffing Plans, the Contractor will provide a Quality Improvement Director that will liaison with the MDOC Quality Administrator and the MDOC Bureau of Health Care Leadership Team to review data and make recommendations through routinely scheduled meetings. Committees in this plan will be joint MDOC and Contractor committees. The MDOC Bureau of Health Care Services Leadership team will identify the MDOC participants. MDOC Quality Assurance will approve all Quality Assurance Plan submissions and revisions within 60 days of contract services start date, and then annually.
Continuous Quality Improvement (CQI) Program – On-site
The Contractor’s Continuous Quality Improvement Program based on the full participation and cooperation of MDOC Civil Services Health Care staff, as well as MDOC Dental and Mental Health subcontractor staff in the PHS CQI process. The Contractor’s CQI Program is dedicated to the safety of patients, health care staff, correctional colleagues and the community. The Contractor’s CQI program will fulfill national correctional healthcare standards while adapting to specific state agency requirements and offers a systematic approach to monitoring, measuring and evaluating Contractor services. Additionally, the Contractor’s CQI program is conducted in accordance with The Federal Patient Safety & Quality Improvement Act of 2005 and applicable State Peer Review Laws. As such, these CQI reviews are deemed confidential and privileged under state and federal law. By continually critiquing the provision of services and implementing corrective action as appropriate, the Contractor will facilitate adherence to recognized healthcare standards and improvements to quality of care. The Contractor’s CQI program is based on concepts and practices outlined in reports issued by the Institute of Medicine (IOM). It efficiently and effectively monitors correctional health care services provided at Contractor’s facilities using the following framework:
Six Integrated Components of CQI
Each component of the CQI plan will be reported in the quarterly quality assurance report.
1. Credentialing
The Contractor’s Credentialing Program is designed, implemented, and monitored to assure that qualified, well trained, experienced, ethical and competent licensed providers are selected. Initial practitioner applications for employment and annual PEER review evaluations are audited by the Contractor’s Credentialing Committee to assure continued competency of our providers. URAC is a nationally recognized nonprofit organization which promotes healthcare quality by accrediting healthcare organizations. The Contractor has achieved URAC certification. With this certification, the credentialing department confirms its commitment to quality and accountability.

2. Training and Education
The Contractor’s Training and Education Program will have an extensive scope of service. Programs such as monthly continuing education self-study packets and emergency preparedness drills are designed to meet the requirements of national correctional accrediting bodies. The Contractor’s Training and Education department monitors the results of the site-based Quality Improvement (QI) Program and develops educational programs and tools based upon identified needs. Active participation in the Contractor’s Patient Safety Committee and QI committees also contributes to the identification of site-specific needs. These needs are reviewed and educational programs are developed as a result. This method benefits not only the individual site, but all other sites that have similar needs or challenges. This is the motivating force behind our Training and Education program. All Contractor sites will have access to all materials and educational tools for clinical staff, correctional staff and patients via a number of avenues including the customized website, MyPHS. This service is available to the Contractor’s administrative staff located at the Michigan Regional Office on a 24/7 basis and contains the complete library of resources provided by Contractor’s Training and Education program. Necessary information will be disseminated to the site staff as needed. Entries include policy and procedure templates, standardized forms, educational tools and programs for clinical staff, correctional staff, prisoners and prisoner patients.
3. Utilization Management (UM)
The mission of the Contractor’s UM department is to provide appropriate care in the most cost effective manner and setting. Ensuring that prisoners get appropriate services delivered by qualified providers, within an appropriate timeframe, improves quality and assures efficient utilization of resources and optimized utilization of on-site services. The Contractor’s UM department will actively participate in the identification, tracking and trending of inpatient sentinel events. The Contractor entered into a long-term agreement with McKesson Health Solutions to use InterQual, a nationally recognized set of decision support tools, to evaluate medical necessity and appropriate level of care for all imaging studies, outpatient procedures and elective surgeries. This agreement allows the Contractor to provide consistent delivery of care across all populations while providing impartial best practice parameters based on an individual prisoner’s presentation. InterQual review is now offered as part of the Contractor’s UM program and is managed by the Contractor’s State and Regional Medical Directors and by Certified Professionals in Utilization Management and Utilization Review.
4. Infection Control
The purpose of the Contractor Infection Control Program is to establish principles and standards for surveillance, prevention, diagnosis and effective treatment of communicable diseases within correctional facilities. The Contractor works in concert with the MDOC and the local health department in developing a community approach to infection control. The Contractor’s Infection Control Program reflects standards of infection control in health services established by OSHA, the NCCHC and ACA. The Contractor will incorporate their infection control program into the MDOC Policies related to infection control (Control of Communicable Diseases).
Routine monitoring of general infection control principles, tuberculosis screening, identification and management, biohazardous waste disposal, and blood borne pathogens safety is part of the Contractor’s CQI Program. The Contractor’s CQI Program tracks each facility’s compliance with our Infection Control Program.

The Contractor’s Infection Control Program includes an Exposure Control Plan that describes staff actions to be taken to prevent or minimize exposure to pathogens. The Contractor’s Exposure Control Plan includes a Post-Exposure Prophylaxis (PEP) Kit which can be used for emergency situations where exposure to potentially infectious agents has occurred and access to offsite care is delayed (typically due to inclement weather, such as hurricanes and snowstorms). The PEP Kit includes a decision tree of steps to assist in determining the type and risk of exposure, and a plan of action for each type of exposure. The Contractor must incorporate their exposure control plan into the MDOC Exposure control plan.
5. Disease Management
Disease Management is the concept of improving quality of care for individuals with chronic disease conditions by preventing or minimizing the effects of a disease, or chronic condition, through integrative care. Disease Management refers to the processes and people concerned with improving or maintaining health in populations. Disease Management encompasses the treatment of common chronic illnesses, and the reduction of future complications associated with those diseases.
The Contractor’s Disease Management program focuses on conditions such as Coronary Heart Disease, Kidney Failure, Hypertension, Heart Failure, Diabetes, Asthma, Cancer, Depression, as well as other common ailments. The underlying premise of Disease Management is that when the right tools, experts, and equipment are applied to a population; resources can be provided more efficiently. The objective is to ease the disease path, rather than cure disease. Improving quality of life and activities of daily living are first and foremost. Improving cost is also an essential component
Some examples of tools used in Contractor’s Disease Management Program include web-based assessment tools, clinical guidelines, health risk assessments, best practices, formularies, and numerous other strategies, systems and protocols.
Specific Contractor disease management tools include, but are not limited to:
▪	Contractor’s Disease Management Manual – This manual, available on MyPHS, includes Disease Monographs, Clinical Guidelines, Disease Monitoring Tools, Patient Education Information, Correctional Officer Training Information and a Corrections Specific Laboratory Formulary.

▪	Contractor’s Mental Health Pharmacy Resource Manual

▪	Contractor’s Pharmacy Resource Manual – The 2008 Pharmacy Resource Manual currently consists of 11 Treatment Guidelines, 9 Medication Monographs, 7 Medication Conversion Tables, Immunizations Schedule Recommendations and the Medication Formulary.

▪	CHOICES: The Contractor’s Palliative Care and End of Life Program – This program is highlighted by an Interdisciplinary Care Plan and includes Educational tools, Assessment forms, and Psychosocial, Spiritual and Nursing Aspects of Palliative Care assessment forms.

▪	HIV and HCV Disease Monographs – These two disease management monographs focuses on the primary care clinicians involvement in the management of these complex disease entities.
6. Quality Improvement (QI)
The Contractor’s Quality Improvement process will examine negative as well as positive events to improve the level of care. The Institute of Medicine (IOM) defines quality as:  The degree to which health services for individuals and populations increase the likelihood of desired health outcomes and are consistent with current professional knowledge. The Contractor’s QI program approaches improvements by making systems more supportive. Instead of focusing on an individual involved when a problem occurs, the Contractor will examine how to prevent recurrences of the problem by fixing systems. The Contractor’s QI program is not just limited to problem areas, but also addresses areas with good outcomes with the goal of making them even better. Best Practices which are identified are shared with other Contractor facilities.

Program Management
The Contractor’s Chief Medical Officer and Senior Vice President of Clinical Affairs, administers the CQI program and serves as the CQI Committee Chairperson. The CQI Committee, which meets at least once a month, is responsible for the development, implementation and oversight of the Contractor’s CQI Program.
Members of the multi-disciplinary committee:
▪	Chief Medical Officer

▪	President and CEO

▪	Director of Quality Improvement

▪	Vice President of Utilization Management

▪	Vice President of Clinical Programs and Applications

▪	General Counsel

▪	Designated Regional Medical Directors on a rotational basis

▪	Risk Management personnel
Positive reinforcement for the efforts and strategies that have been developed over the past five years are identified in the above referenced article:
▪	Preexisting decision support

▪	Patient Education

▪	Change Management

▪	Package of QI tools

▪	Training in QI

▪	Both doing and improving the work
Site Level QI Program
The Contractor has an established Site Level Quality Improvement Program (Site Level QI) that monitors the healthcare delivery systems and processes at each site with the goal of measuring and improving the health care delivered in the facility. All Contactor facilities are required to participate in the program and it is anticipated that State Civil Servant, Dental and Mental Health subcontractors, as well as local facility security staff will actively participate as required by NCCHC standards. The Contractor will work with the Quality Assurance Office and the Bureau of Health Care Services to form teams and get them functioning.
The objectives of the Site Level QI Program are:
▪	To ensure timely treatment and continuity-of-care;

▪	To ensure compliance with national standards and contract requirements;

▪	To ensure continuity of care for patients with special health care needs;

▪	To develop and implement action plans when opportunities for improvement are identified;

▪	To monitor the cost effectiveness of the health care services delivered;

▪	To develop, record and collate QI data to enhance health care systems;

▪	To support Contractor Clinical Initiatives.
Committee
The Contractor has designed its Site Level QI Program to emphasize the importance of a site-specific quality improvement process guided by a multidisciplinary committee. This committee, which is chaired by the site medical director, includes representation and/or input from each health care discipline (medical, mental health, dental, pharmacy and nursing) and the MDOC Health Unit Manager (HUM). The Contractor will work with Quality Assurance office and the Bureau of Healthcare Services to establish the committee members.

The multidisciplinary QI committee, which meets at least quarterly, or as stipulated by NCCHC standards, identifies and addresses clinical and correctional issues. Issues such as off-site transports, sick call schedules, intake flow, infection control, collaboration with community providers for additional services, training and education requirements are a few of the day-to-day challenges of operating a correctional facility, which, when addressed in a codified program, can define positive results. Reports and recommendations from the committee will be forwarded to MDOC’s Bureau of Healthcare Services Leadership Team and the Contractor’s management team for consideration.
Annual Review
An annual review, performed by the Contractor’s designated staff and participants identified by the MDOC Bureau of Healthcare Services and Quality Assurance on a rotational basis, of:
▪	access to care,

▪	receiving screening,

▪	health assessment,

▪	continuity of care (sick call, chronic disease management, discharge planning),

▪	infirmary care,

▪	nursing care,

▪	pharmacy services,

▪	diagnostic services,

▪	mental health care (including substance abuse, as appropriate),

▪	dental care,

▪	emergency care and hospitalizations,

▪	policies and procedures,

▪	all deaths,

▪	sentinel events,

▪	critiques of disaster drills,

▪	environmental inspection,

▪	prisoner grievances and

▪	infection control.
Summary Review
An annual summary review of the site specific QI program is done to ensure:
▪	Completion of a minimum of one process quality improvement study per year.

▪	Completion of a minimum of one outcome quality improvement study per year.

▪	Implementation of corrective actions to solve identified problems.

▪	Compliance with the responding and review of all mortality and non-mortality sentinel events.

▪	Copies of site level QI meeting minutes are on file.
Requirements
With requirements for NCCHC and ACA accreditation interwoven throughout, compliance with the Contractor Site Level QI Program plays a significant role in ensuring compliance for accreditation by both the NCCHC and the ACA.
Four Essential Components of Site Level CQI
The four program components are as follows:
1.	Sentinel Event Reporting

2.	Peer Review Program

3.	Process Quality Improvement Study

4.	Outcome Quality Improvement Study

1. Site Level Sentinel Event Reporting
The QI program addresses both mortality and non-mortality sentinel events.  Sentinel events are defined as an unexpected occurrence involving death or serious physical or psychological injury, or the risk thereof.  Serious injury includes loss of limb or function.  The phrase “or risk thereof” includes any process variation for which a recurrence would carry a significant chance of serious adverse outcome.  Sentinel Events are reviewed by the Contractor’s Patient Safety Committee and the MDOC Bureau of Healthcare Services Leadership team in accordance with the Federal Patient & Quality Improvement Act of 2005 and as such are considered confidential.
The Sentinel events designated for automatic review include:
▪	Mortalities

▪	Hospitalizations for any of the following diagnoses:
- Diabetic Ketoacidosis (DKA)

- Medication Error

- Heat Related Illness

- Ruptured Appendix

- Status Asthmaticus

- Suicide Attempt

- Other diagnosis as agreed upon by the MDOC CMO, QA, and the Contractor.
Sentinel Event Reviews are also performed upon events if an adverse serious adverse patient outcome occurred. By concentrating on events rather than errors, the Contractor focuses on a broader range of factors and reduces the inclination to attribute an event to a single cause or responsible party. In the Contractor Site Level QI Program, the “pathophysiology” of adverse events is investigated using a Root Cause Analysis. This process helps to identify true causes and contributing factors or conditions. Corrective action plans are developed based upon an analysis of the Patient Safety Committee’s findings.
A specific Review Form for each sentinel event has been developed, tested, deployed and refined (the process itself is subject to QI principles) using specific case review data to identify the most common areas that generate avoidable adverse outcomes. This data is used to update the QI program, to focus the Contractor’s educational efforts and to improve processes of care. This data will be reported on hard copy forms from the site level to the Contractor’s QI Director at the Regional Office.
Mortalities
The joint MDOC/Contractor Patient Safety Committee (comprised of participants identified by MDOC Bureau of Healthcare Services Leadership team and Contractor Administration) conducts Mortality Reviews on all prisoner patients who expire while in custody at correctional institutions where Contractor is responsible for providing health care. This includes patients who expire while housed in alternative locations such as hospitals and nursing homes.  The Contractor Patient Safety Committee also reviews the mortalities of prisoner patients who expire shortly after release from custody. This includes, but is not limited to, prisoner patients who are released from custody and expire while still in the hospital.
The Mortality Review evaluates the health care services provided, focusing on opportunities to improve systems and the quality of care. It also identifies variations in the systems and processes established to provide care and identify opportunities for improvement in these areas.

Mortality Review be initiated by the site Medical Director the first day at the facility following the death. The completed Contractor Mortality Review form is then sent to the Regional Medical Director, Contractor/MDOC Patient Safety Committee, and the MDOC CMO. Significant findings from Patient Safety Committee Mortality Reviews are communicated to the medical leadership of the facility and MDOC Central Office.  The Contractor Patient Safety Committee makes recommendations for plans of action when opportunities for improvement are identified.   Mortality Reviews conducted by the Contractor Patient Safety Committee are part of the Contractor Corporate QI Program.
Medication Errors
The Contractor uses the medication error index established by the National Coordinating Council for Medication Error Reporting and Prevention. Medication errors are reported to the Site Level QI Committee. Medication errors designated for review in the QI Program include:
▪	E – An error occurred that may have contributed to or resulted in temporary harm to the patient and required intervention.

▪	F – An error occurred that may have contributed to or resulted in temporary harm to the patient and required initial or prolonged hospitalization.

▪	G – An error that may have contributed to or resulted in permanent patient harm.

▪	H – An error occurred that required intervention necessary to sustain life.

▪	I – An error occurred that may have contributed to or resulted in the patient’s death.
The Contractor will make the following available to the MDOC and it is anticipated that MDOC nursing and medication administration staff will participate in the reporting of such events.
Medication Safety Program
The Contractor Medication Safety Program is designed to assist sites in the development and implementation of safe medication practices. The medication error component of the program is based on the program established by the National Coordination Council for Medication Error and Prevention (NCC MERP). The Contractor Medication Safety Program addresses the following areas.
▪	Pharmacy and Therapeutics – The Contractor in conjunction with MDOC has an established Pharmacy and Therapeutics (P&T) committee responsible for reviewing pharmaceutical utilization practices to ensure that medications are used appropriately. The Contractor’s internal P&T committee is multidisciplinary and includes pharmacy representation from Maxor Correctional Pharmacy Services (Maxor CPS). Through the formulary review process the Contractor’s internal P&T committee evaluates medication therapy based on efficacy, safety and cost parameters. The Site Level QI committee addresses site-specific P&T issues. The MDOC P&T committee includes its current health care and pharmaceutical contractors.

▪	Education – The Contractor anticipates that staff education related to pharmaceuticals and medication systems is provided to MDOC nursing staff during the orientation process and reviewed at least annually.

▪	The PHS QI Resource Manual includes information on various aspects of the Medication Safety Program that can be used to facilitate the education process.

▪	Medication Refusals –Prisoners have the right to refuse prescribed therapies, including medications; therefore, MDOC facilities have established policies and procedures that address refusals of treatment and medications so that such refusals can be appropriately discouraged, which should include nurse counseling during the medication round and referral to the Medical Practitioner as necessary.

▪	Verbal Orders – Verbal orders are reviewed and countersigned by a physician in accordance with applicable state laws within 72 hours.

▪	Site-Specific QI Activities – In addition to the requirements outlined in the Contractor’s policy, the Contractor’s Medication Safety Program requires each contract site to establish and maintain a site-specific program addressing medication safety. The Contractor’s Regional Managers will work with the MDOC HUM to establish these site specific procedures.

▪	Psychotropic Medication Reviews – As a function of the Medication Safety Program, the Contractor performs periodic quality improvement reviews on patients prescribed psychotropic medications. The purpose of the review is to evaluate the appropriateness of psychotropic medication therapy as supported by information documented in the prisoner’s medical record. Recommendations will be shared with the MDOC HUM and the Mental Health providers.

▪	Continuing Education – A CEU on Preventing Medication Errors is part of the Contractor’s 30-day clinical staff orientation program.
2. Peer Review Program
The Contractor has established a standardized peer review process to facilitate the evaluation of physicians who provide service in contracted facilities. The peer review is designed to evaluate both the appropriateness of the care provided by the physician and compliance with the requirements of their position description. The Peer Review Program is under the authority of the Contractor’s Chief Medical Officer/Senior Vice President of Clinical Services, and includes standardized forms for evaluating administrative responsibilities, provided in physician sick call, chronic care, and the infirmary setting. Peer Review is also used as part of the Contractor’s re-credentialing process. The Contractor’s State Medical Director will provide direction and leadership for the Peer Review Program and chart review process. The Regional Medical Directors, or other appropriate physician designee, will perform peer review for the Site Medical Director, while the Site Medical Director is responsible for performing peer review for staff physicians. Benchmarking, the process of providing a practitioner with feedback regarding their performance relative to that of their peers, is an important part of Peer Review.
3. Site Level Process Quality Improvement Study
Contractor facilities with an average daily population (ADP) greater than 500 are required to complete at least one Site Level Process Quality Improvement Study annually. This study examines the efficiency of the health care delivery process at the facility. Completed studies are discussed at the monthly Site Level QI Committee meeting. The MDOC Quality Administrator will approve all studies.
To identify a process that may benefit from a Process Improvement Study, the Contractor reviews a variety of sources including the Contractor’s Web-based QI screens, accreditation audits, and information from QI committee meetings.

4. Site Level Outcome Quality Improvement Study
Contractor facilities with an ADP greater than 500 are also required to complete at least one Site Level Outcome Quality Improvement Study annually in accordance with NCCHC Standards. The study requires the input and cooperation of the local MDOC HUM and all necessary health and mental health staff. This study examines the efficiency of the health care delivery process at the facility. Completed studies are discussed at the monthly Site Level QI Committee meeting. Outcome quality improvement studies examine whether expected outcomes of patient care were achieved. An example of such a study would be measuring the effectiveness of the chronic disease program in achieving control of the patient’s disease. Each facility receives a copy of the Contractor’s QI Program Manual, which includes a sample QI plan, committee meeting agenda and a variety of monitoring forms designed to review systems and processes related to medical, mental health and dental care. The Quality Administrator and the Contractor’s Director of QI will review and approve all Quality Screen Tools and Studies.

Aetna Quality Management (QM) Program – Off-site
The Contractor’s sub-contractor, Aetna, contractually requires providers to comply with their current quality management (QM) and utilization management policies and procedures. In addition, participating physicians serve on regional Quality Advisory committees, including an MDOC representative, to review and offer advice on clinical quality programs, guidelines, studies, indicators, and communications. Aetna also provides input to the QM program, annual work plan, and annual QM program evaluation.
Provider Quality
Aetna continuously profiles provider performance as part of the quality management process. Aetna’s claim databases allow network managers and local medical directors to analyze trends in provider utilization (both over and under-utilization), with the intent of educating to improve performance, and locate opportunities for improving the delivery of medical services. Aetna combines utilization and unit-cost metrics of performance with clinical effectiveness measures of performance.
Individual Practitioner Performance
The Aetna credentialing/recredentialing process is designed to evaluate the qualifications of individual practitioners who participate with Aetna. This is done prior to a practitioner joining the network and then ongoing on a periodic two or three-year cycle, as required by regulatory agencies and accrediting organizations.
Aetna systematically monitors clinical care and service activities that are applicable to a large portion of the membership. Specific issues related to member complaints, potential quality of care concerns, or other issues of professional competence and conduct that adversely affect or could adversely affect the health or welfare of a member, may be considered by a peer review committee at any time between recredentialing cycles. These are formally monitored at least every six months between recredentialing cycles for practitioner-specific trends. Potential quality of care concerns are investigated and referred to the peer review committee for action as indicated.
Aetna supports the use of nationally recognized metrics and currently have several programs for measuring and rewarding individual practitioner performance. These include Performance Networks (Aexcel) and pay-for-performance programs. Aetna utilizes metrics from various nationally recognized organizations such as the National Quality Forum (NQF), National Committee for Quality Assurance (NCQA), Centers for Medicare & Medicaid Services (CMS) and Agency for Healthcare Research and Quality (AHRQ). Aetna is also involved in collaborative work with CMS, AHRQ, specialty societies, America’s Health Insurance Plans, and the Ambulatory Quality Alliance to further identify consistent reporting metrics and guidelines.

Pay-For-Performance Program
Aetna’s national pay-for-performance program includes a performance-based component of compensation that gives physicians and hospitals the opportunity to earn reward payments based on recognized clinical effectiveness and efficiency measures. Measures are based, as much as possible, on externally validated measures such as those endorsed by the National Quality Forum, Ambulatory Quality Alliance, National Committee for Quality Assurance, the Centers for Medicare and Medicaid Services (CMS), as well as from Bridges to Excellence, The Leapfrog Group and Care Focused Purchasing.
Episode Treatment Groups
Aetna Integrated Informatics utilizes Symmetry Health Data Systems’ Episode Treatment Groups software to stratify providers by efficiency and uses Episode Treatment Groups software for both their broad network and Performance Network. The Aetna data warehouse contains the claims data that Aetna analyzes with this efficiency software tool. Aetna Integrated Informatics uses industry accepted clinical practices guidelines to create clinical effectiveness measures (e.g., NCQA guidelines for beta blocker use after a heart attack, HEDIS measures for breast cancer screening and cervical cancer screening, and AHRQ’s inpatient safety measures in an adverse event rate).
When measuring the actual performance of individual provider offices, Aetna first adjusts for prisoner differences, such as age, gender, region, plan type, and illness severity. Otherwise, the performance of some providers who care for a sicker population might appear below average when calculating the scores. Aetna can profile physician performance and generate reports that include rates use by service (utilization), as well as associated patient outcomes. Examples of services that they profile:
▪	Physician office visits

▪	Inpatient

▪	Outpatient

▪	Emergency room

▪	Aggregate pharmacy

▪	Disease-specific services

▪	Procedure-specific services

▪	Diagnostic imaging

▪	Laboratory tests
Aetna can compare treatment continuums for similar cases or conditions to determine the more effective courses of care and those physicians responsible for implementing the more and less effective treatments, based on outcomes. This analytical approach applies to care delivered to prisoners in all Aetna medical plans; unlike an approach of tracking PCP or specialist referral rates, which would not consider care delivered to prisoners in our many plans that do not require referrals and which Aetna therefore does not typically implement.
Results from Episode Treatment Groups analyses are used internally; however, at the network level, medical directors or provider relations staff may share results with providers on a one-on-one, as-needed basis.

Claims Data Analysis
Network managers and local medical directors, MDOC, and their third party reviewer have access to claims data that help them analyze trends in provider utilization (under and over), review CPT code patterns by physician and identify providers who might require performance improvement. Each region has an assigned medical director to assist in the review of claims as needed. Aetna medical directors review those claims that merit in-depth analysis. Medical directors have access to specialists for consultation and peer/specialty matched reviews when indicated.
Clinical Information Lists
Selected Members’ Clinical Information lists were developed by Aetna Integrated Informatics to provide PCPs with actionable information for reviewing members’ treatment and compliance with treatment. PCPs may access the lists on our secure website for physicians, hospitals and other health care professionals at www.aetna.com/provider. Based on widely accepted standards of treatment, the lists profile patients in a practice that have asthma, diabetes, or cardiac conditions, and who may benefit from an adjustment to their therapy or review for medication compliance. The lists also identify members with potential drug interactions or polypharmacy that may affect their health.
Network Level Quality
Aetna annually evaluates administrative data for HEDIS-like measures, with data reported in aggregate by region and nationally. Results are compared to previous performance and goals to assist in development of improvement plans.
Medical Network Trend Operating Report
Aetna’s approach is to rigorously evaluate medical costs and identify opportunities to manage medical cost and trend. The overall approach is called MENTOR (Medical Network Trend Operating Report), and it looks at medical costs from both medical cost categories and medical condition perspectives. Aetna analyzes medical costs by product on regional and local-market levels and compare costs from one year to the next. Local-market unit costs and utilization results are reviewed by medical cost categories such as ambulatory care, hospitalizations, emergency room visits and pharmacy costs. Aetna evaluates each market’s actual results against plan by the medical cost categories. If a variance is identified, the market develops corrective action plans.
Aetna also analyzes medical costs by condition across the continuum of care and across markets. This end-to-end analysis also seeks to identify opportunities to better manage medical costs and improve health outcomes. Conditions with the greatest potential for positively impacting costs and improving outcomes are selected for analysis.
Internal Clinical Quality
Aetna has an ongoing process of monitoring internal quality at least annually. Aetna regularly conducts internal mock accreditation reviews, patient management inter-rater reliability audits, and reviews of denial and appeal processing. The Aetna Quality Management (QM) program focuses on ongoing assessment and improvement of clinical care and services. Aetna prepares an annual QM program evaluation, which provides a comprehensive summary of completed and ongoing quality improvement activities performed under the scope of our QM program, which enables Aetna to plan activities for future years.

Hospital Quality
Aetna relies on The Joint Commission review of the hospital. If the hospital is Joint Commission-accredited, it meets our standards. If certain quality issues arise from the hospital, Aetna has the right to suspend or terminate the arrangement or to immediately terminate the agreement if a hospital loses its Joint Commission accreditation. Hospitals undergo a Joint Commission accreditation review every three years.
If the hospital is not Joint Commission accredited, it must be accredited by the American Osteopathic Association (AOA) or an accrediting entity deemed appropriate by Aetna policy, business participation requirements and/or regulatory standards. If a hospital is not accredited, Aetna requires that it is in good standing with Medicare and state licensing authorities.
Quality of Care Concerns
Aetna monitors potential quality of care concerns and identifies them for review and action on a case-by-case basis. These potential quality of care concerns include, but are not limited to, unexpected outcome/adverse events, surgery-related events, mental health/substance abuse concerns, delay of care/service, extension of length of facility stay, and member-reported events. These are tracked in the region where the provider practices.
Aetna tracks 21 indicators as potential quality of care concerns and review trended information. Aggregate reports of quality of care concerns are presented to the regional Quality Oversight committees.
Inpatient Performance Measurement System
Aetna Integrated Informatics has created the In-patient Performance Measurement System (IPMS), which compares hospital and provider performance in the inpatient setting to case-mix adjusted averages. IPMS is Aetna’s system to apply clinical logic to adjust for the severity of illness within the hospitalized population and to provide indicators to evaluate performance associated with adverse events and length of stay. This information is also included in Aetna’s Navigator Hospital Comparison Tool on Aetna Navigator, the Aetna secure member website.
Aetna tracks adverse events through population-based trending analysis, as well as on an individual patient level. Through proactive analysis, for instance, Aetna has found hospitals with high nosocomial (hospital-acquired) infection rates. Aetna was able to bring these high rates to the hospitals’ attention, and they reduced the infection rate through programmatic efforts.
Aetna Integrated Informatics has approximately 30 criteria for evaluating adverse events in the inpatient setting, including:
▪	Sepsis

▪	Meningitis

▪	Skin Infection

▪	Wound disruption

▪	Coagulation complication

▪	Hemorrhage

▪	Pneumonia

▪	Transfusion reaction

▪	Embolism/Thrombosis

▪	Postoperative decubitus ulcer

▪	Ulcer or gastrointestinal bleeding

▪	Surgical complication

▪	Urinary complication

▪	Respiratory complication

▪	Fluid or electrolyte complication

▪	Gastrointestinal complication

▪	Anesthesia complication

▪	Renal complication

▪	Neurologic complication

▪	Acute myocardial infarction

▪	Cardiac arrest

▪	Other cardiac complication

▪	Birth canal injury

▪	Other medical complication

▪	Other infection complication
Aetna Integrated Informatics also tracks unplanned readmission rates, unexpected returns to surgery during the same hospitalization, and medication errors.
Security Procedures
The Contractor and Aetna will assure compliance with MDOC Security Procedures for the above. The Contractor staff and sub-contractors will work with the off-site providers in cooperation with local facility security staff to assure all requirements are met.

APPENDIX D
Utilization Management Program and Pre-Authorization Review Process
Contractor Utilization Management Program Summary
The Contractor Utilization Management (UM) Program effectively manages the provision of services to avoid unnecessary off-site travel while ensuring that necessary consultations and off-site services are provided. The Contractor UM Program is designed to provide value through hospital diversion whenever medically appropriate and through the selection of providers with skills that increase available on-site procedures and specialties. The Contractor’s commitment is to provide the right care, at the right place, at the right time. The Quality Administrator will approve all studies.
The Contractor UM Program addresses the mechanisms that facilitate timely and appropriate consultations, specialty referrals, and out-patient/in-patient hospitalizations. The success of the UM Program is measured by outcome data, which demonstrates cost-effective, medically necessary evidenced based health care for offenders.
The major components of the Contractor’s Utilization Management Program include:
▪	A credentialing program for professional staff that is accredited by Utilization Review Accreditation Council (URAC).

▪	Utilization of a Credentialing Verification Organization (CVO) that conducts primary source verification and queries the National Practitioners Data Bank.

▪	Pre-authorization with prospective review of inpatient care, continued stay review, discharge planning and retrospective review and analysis.

▪	Authorization of off-site care in the areas of specialty consultation, radiologic services and outpatient surgery.

▪	An automated system with available fields that allow for specific information codes that provides customized reports for the client.

▪	A Referral Review Tracking Log to monitor requests for off-site services from the time they are requested from the on-site physician, all the way to when the on-site physician reviews the results of the requested services. This log is monitored weekly by the on-site physician, and monthly by the Regional Medical Director.

▪	A Provider file for the authorization process for identifying preferred (contracted) providers

▪	A Daily census for all inpatient admissions for continuous on-line monitoring of care.

▪	Events analysis

▪	A panel of physician specialists for consultations in complicated cases.

▪	A panel of physicians and case managers
Clinical Criteria for Utilization Management Cases
The Contractor has entered into a long-term agreement with McKesson Health Solutions to use InterQual a nationally recognized set of decision support tools to evaluate medical necessity and appropriate level of care for all our imaging studies, outpatient procedures and elective surgeries. This agreement allows the Contractor to provide consistent delivery of care across all populations while providing impartial best practice parameters based on an individual prisoner’s presentation. InterQual review is now offered as part of our Utilization Management Program and is managed by the Contractor’s Medical Directors and Certified Professionals. The Contractor uses InterQual to review and document medical necessity for radiological procedures and one-day surgeries. This criteria set is used by mature, well-managed health care systems in the commercial market. It is important to note that the Contractor does not provide its physicians with any form of bonus or financial incentive related to the level of services or medical treatment provided.

The Contractor demonstrates value for clients while ensuring “best clinical outcome standards” for prisoners.
The Contractor reviews and updates the UM manual annually. UM criteria are updated continuously through the Contractor’s decision support system. InterQual updates its criteria-based web-enabled utilization management product annually.
Provider Access to UM Criteria
Providers have four ways to access UM criteria:
▪	Direct communication with the Contractor’s Regional Medical Director

▪	UM Manual

▪	Disease Management Monographs

▪	Clinical Evidence Summaries from InterQual
The Aetna External Review
Aetna offers an external review program, at no additional cost to MDOC, that offers the Contractor and MDOC the opportunity to have certain coverage treatment plans reviewed by independent physician reviewers.
The Aetna National External Review Unit refers the request to an independent review organization (IRO) who chooses an appropriate independent reviewer (or reviewers if necessary or required by applicable law) to examine the case. After all necessary information is submitted, external reviews are generally decided within 30 days. The IRO is responsible for choosing a physician who is board certified in the area of medical specialty at issue in the case.
Aetna has contracted with the following independent review organizations: IMEDECS and MCMC, LLC. Both IROs use board-certified physician reviewers, are URAC accredited, and, when applicable, take an evidence-based approach when reviewing coverage decisions. This service may be of assistance in litigation disputes for the Contractor or MDOC.
Clinical Policy Bulletins
Aetna supports the development and use of clinical guidelines and clinical protocols to improve the quality of medical care. Aetna’s process has been designed to adopt appropriate relevant guidelines for the provision of preventive, acute, chronic and behavioral health services.
Aetna has adopted clinical preventive services recommendations from federal agencies and medical professional organizations. These include the U.S. Preventive Services Task Force (USPSTF) and the Centers for Disease Control and Prevention (CDC). In the absence of a definitive recommendation from these sources, Aetna recognizes recommendations from other nationally recognized sources such as the American Cancer Society (ACS), National Cancer Institute (NCI), American College of Obstetricians and Gynecologists (ACOG), American College of Physicians, American Diabetes Association, and American Academy of Pediatrics.
In addition, Aetna has mechanisms in place to evaluate the appropriate use of new medical technologies. Aetna Clinical Policy Bulletins (CPBs) express their views regarding the experimental and investigational status, cosmetic status, and medical necessity of medical and behavioral health technologies (e.g., medical and surgical procedures, devices, pharmaceuticals, biological products) that may be eligible for coverage.

For this Contract, Aetna must direct the CPBs to only the Contractor’s and MDOC’s Medical Directors, and may not distribute them directly to the MP’s until after they have been considered and approved for distribution at the MSAC meetings. CPBs apply to all Aetna medical benefit plans and are used in conjunction with the terms of the member’s benefit plan and other Aetna-recognized criteria to determine health care coverage for members. CPBs are based on evidence in peer-reviewed published medical literature, technology assessments and structured evidence reviews, evidence-based consensus statements, expert opinions of health care providers, and evidence-based guidelines from nationally recognized professional health care organizations and government public health agencies.
Both new and revised CPB drafts undergo a comprehensive review process. This includes review by Aetna’s Clinical Policy Council and external practicing clinicians, and approval by Aetna’s Chief Medical Officer or his/her designee. Aetna’s goals for the CPBs are to make significant new advances available to the Contractor and the MDOC as soon as appropriate, and to prevent unproved, ineffective and obsolete technologies from receiving coverage.
Contractor Pre-Authorization Review Process
The Contractor, and its sub-contractor Aetna will collaborate in the Utilization Review (UR) process.
The Contractor’s Medical Practicioners (MPs) performing UM functions will be licensed, credentialed practitioners providing competent correctional health care services. The Contractor’s Michigan State Medical Director will be directly responsible for prospective, concurrent and retrospective review processes. Prospective training of clinicians in the system and process is ongoing and focused.
Prospective review is performed for all non-emergent specialty services. Retrospective review is performed benchmarking utilization in five categories, including hospitalizations, ER and ambulance use, specialty office visits, specialty radiological procedures and one-day surgeries/procedures. The Contractor’s State Medical Director will be supported by the Contractor’s Chief Medical Officer, a Specialty Panel and 15 of the Contractor’s other Regional Medical Directors from various other clients and locations.
Review of Medically Necessary Services
The Contractor hires Medical Practitioners with the knowledge and skill to diagnose and treat many medical conditions within the confines of the correctional setting. Appropriate utilization of diagnostic services and outpatient referrals is the responsibility of the Medical Practitioner under the supervision of the Contractor’s Regional Medical Director. When services that have been shown to produce the same or better outcomes when managed on-site or are considered to be inappropriate, unnecessary or totally elective are requested, review by the Contractor’s Regional Medical Director is required prior to authorization. This review process assures that all appropriate services are reviewed and approved by a physician to assure that our patients receive quality efficient health care in a timely manner. The MDOC CMO will make the final determination regarding medically necessary services.
The Contractor uses a multi-tiered physician review process for non-emergent outpatient referral requests. The on-site Medical Practitioner initiates a request and forwards it to Contractor’s Regional Medical Director. If the Contractor’s Regional Medical Director concurs with the Medical Practitioner, the service is authorized and the appointment is scheduled. In those instances where, in the opinion of the Contractor’s Regional Medical Director, an alternative treatment plan would be more appropriate, he/she confers with the on-site Medical Practitioner to establish the most effective plan of care.

The MDOC will have yet another level of UM Review in the State with the Contractor’s State Medical Director. The Contractor’s State Medical Director will review all cases not resolved by the Regional Medical Directors. The MDOC CMO will have final authority related to unresolved cases, consistent with MDOC policies and procedures.
Process for Determining the Appropriate Place of Service
The Contractor’s Regional Medical Director or physician-level designee reviews all off-site specialty physician visits, outpatient surgeries, and non-emergent admissions to the hospital within five working days. Pre-certification of any off-site service is based upon two primary factors: medical necessity and on-site facility capabilities. The Contractor’s managed care model is built on the premise that the most effective management of medical care is provided by the primary care physician on-site — a concept that the commercial HMO market espouses. For the corrections field, the Contractor takes this model one step further and delivers the care on-site, which delivers to prisoners medically necessary and clinically appropriate health care on-site. The Contractor recognizes that prisoners do at times require off-site care. The Contractor’s pre-certification process provides the mechanism for oversight of the medical appropriateness of off- site care.
Aetna Concurrent Review
Concurrent review is an integral part of the utilization review program. The Contractor’s sub-contractor, Aetna will use their electronic Total Utilization Management System (eTUMS) to record, monitor and track concurrent review and discharge planning activity for inpatient admissions.
The in-patient concurrent review process includes:
▪	Obtaining necessary information from appropriate facility staff, practitioners and providers regarding the clinical status, progress and care being provided to prisoners

▪	Assessing the clinical condition of prisoners and the ongoing provision of medical services and treatments to determine benefit coverage

▪	Notifying practitioners and providers of coverage determinations in the appropriate manner and within the appropriate time frame

▪	Identifying continuing care needs early in the inpatient stay to facilitate discharge to the appropriate setting

▪	Identifying prisoners for referral to covered specialty programs
Aetna has assigned a Single Point of Contact in Patient Management to coordinate the discharge planning nurses working with Michigan hospitals for daily consolidated communication with the Contractor’s Michigan Regional medical teams and documentation in the Appointment Center tracking logs.
In performing concurrent review, Aetna’s in-patient care coordinator obtains information from discussions with the hospital utilization review department, the attending physician, and/or the hospital discharge planning team and compares this information to their nationally adopted guidelines, as well as the Contractor’s medical guidelines and the security needs of MDOC. Inpatient care coordinators consider the unique characteristics of each prisoner when using the guidelines.

As a standard practice, Aetna’s in-patient care coordinator makes telephone contact with the attending Contractor on-site physician and/or the hospital’s utilization review department to determine whether a continued in-patient stay is covered and to gather information for assessing the prisoner’s discharge plans. In the vast majority of cases, telephone contact is an effective means of communication with the physician or hospital for determining the acuity of the prisoner’s condition and whether the services the prisoner is receiving are being rendered at the appropriate level of care.
Milliman Guidelines for UR
The Aetna utilization review staff use evidence-based clinical guidelines from nationally recognized authorities in conjunction with regional criteria and the terms of the member’s benefit plan to guide utilization management decisions involving precertification, concurrent review, discharge planning and retrospective review. Aetna staff consult guidelines from the following sources: Milliman Care Guidelines® (Seattle, WA: Milliman USA); internally developed Clinical Policy Bulletins; national and local Medicare coverage policies, other Aetna recognized criteria; and applicable state and federal guidelines. Aetna’s Oral and Maxillofacial Surgery (OMS) unit uses the American Association of Oral and Maxillofacial Surgeons (AAOMS) Parameters and Pathways 2000: Clinical Practice Guidelines for Oral and Maxillofacial Surgery (ParPath 01) version 3.0 to guide utilization management decisions for oral and maxillofacial surgery services.
Aetna reviews outpatient procedures using the same criteria or guidelines as inpatient procedures. Decisions are made by licensed and experienced clinicians and professionals based on the above criteria as well as the individual needs of the prisoner.
The Contractor’s utilization management criteria are reviewed annually for recommendations by Aetna regional Quality Advisory Committee. Criteria are reviewed by the regional Quality Oversight Committees for adoption.

APPENDIX E
Claims Processing Process
The Contractor must provide claims processing, and will do so in partnership with their subcontractor Aetna.
Following is an overview of the Aetna Claims Processing System, as well as Aetna Claims Accuracy and Performance.
Aetna Claims Process
Claim Submission
The Aetna system allows all provider claims, including Coordination of Benefits claims, to be submitted electronically. Claims can be transmitted directly to us through an Aetna-approved vendor; the Aetna secure provider website; the Aetna direct-connect website, www.aetnaedi.com; or via any number of clearinghouses.
When providers submit claims electronically, the Aetna claim processors receive system generated edit alerts letting them know there are electronic claims in the system that need to be processed.
Paper claims addressed to Aetna claim P.O. boxes are routed to one of the Aetna imaging suppliers, which perform the functions to open, date stamp, sort, and prep incoming mail.
Claims System and Workflow
Aetna uses a customized version of the Dun & Bradstreet system ClaimFacts®, which Aetna calls Automatic Claim Adjudication System (ACAS). ACAS is a rules-based system that allows for improved online availability, increased automatic adjudication, and scalability to handle projected claim volume increases.
ACAS is an online, real-time system. It supports both automated and manual claims processing and contains components for electronic claim intake, workflow management and imaging systems; as well as our plan, member, provider, quality management and utilization management databases.
In accordance with Aetna’s First Claim Resolution Proactive Call program, processors will attempt to contact the provider for any missing information (e.g., accident details, diagnosis, etc.). The First Claim Resolution initiative substantially reduces the need to pend claims and avoids the paperwork and delays associated with resubmission.
Ensuring Prompt Payment
In 2008 (as of 3/31/08), 90% of all claims received in Aetna’s New Albany, OH service center were processed within 5.2 days of receipt. Provider EOBs and checks are aged and bulked in a schedule allowing delivery within 24 days of the claim received date. The majority are sent on either a weekly or biweekly schedule, and on a consistent day of the week determined by state location of the provider.
Physicians
Aetna’s standard physician contract states that payment for services will be made within 30 days (or less if required by applicable law or regulation) of actual receipt by Aetna of a clean claim.

Hospitals
Aetna’s standard hospital contract states that payment for services will be made within 45 days (or less if required by applicable law or regulation) of actual receipt by Aetna of a clean claim.
First Claim Resolution
Aetna has instituted a strategic initiative, First Claim Resolution. First Claim Resolution means that wherever possible, Aetna rapidly resolves a claim from the first time it is submitted, avoiding the rework, delays, and customer dissatisfaction associated with multiple submissions. First Claim Resolution objectives are to process claims accurately the first time, improve customer satisfaction through improved service delivery, and focus resources on regional and national capabilities to support First Claim Resolution.
In support of the First Claim Resolution Program, Aetna implemented the Proactive Calls process. For claims that are missing information (e.g., accident details, diagnosis, other coverage information, etc.) processors will make proactive calls (attempt to contact the provider) for the additional information. To identify and resolve aged claims, Aetna’s claims system automatically produces a daily report of internally pended claims. Supervisors use this report to monitor the progress of pending situations.
Claim Accuracy Measures and Performance
Aetna uses the following categories to measure claim accuracy:
▪	Financial accuracy is measured by the dollar amount of claims paid accurately divided by the total dollars paid. Aetna considers each underpayment and overpayment an error; Aetna does not offset one by the other.

▪	Payment incidence accuracy is measured by the number of correct payments divided by the total number of payments audited.

▪	Overall accuracy is defined as the number of claims with no errors (financial and non-financial) divided by the total number of claims audited.

▪	Coding accuracy is defined as any error in coding claim data, which does not necessarily generate a payment error but adversely impacts data management reports. Coding accuracy is determined by dividing the number of correct coding entries by the total number of coding entries audited. Each coding entry represents a correct or incorrect entry as compared with the total number of coding entries included within the claim being audited.

▪	Procedural accuracy measures the quality of overall claim handling procedures. Aetna calculates procedural accuracy by taking the total number of procedures audited minus the procedural errors, divided by the total number of procedures audited.
The following table represents Aetna claim accuracy goals and performance for their New Albany Service Center, as of 3/31/08.

Measure	Goal	Actual Performance
Financial Accuracy	99%	99.74%
Overall Accuracy	95%	99.36%
Payment Incidence Accuracy	96%	99.84%
Procedural Accuracy	Not applicable.	99.98%
Coding Accuracy	Not applicable.	99.99%

Claim Cost Control Measures
Aetna uses the following automatic system controls to judge the appropriateness of treatment and charges, automatic and processor-driven.
▪	Review of confinements to compare the current claim to the precertification decisions of the nurse and physician consultants. Discrepancies and noncertified confinements are flagged and electronically referred to patient management staff for evaluation. The patient management staff will use the same criteria in evaluating these confinements as used in the pre-certification and concurrent review processes.

▪	Review of services subject to Aetna’s out-patient precertification program. The system presents a notice to the processor regarding approved authorizations. Discrepancies and noncertified procedures are electronically referred to the patient management staff for evaluation. The patient management staff will use the same criteria in evaluating these procedures as that used in the precertification process.

▪	Identification of providers participating in the Aetna networks with retrieval of negotiated rates for automatic calculation of benefits (when applicable to the plan design).

▪	Reasonable and customary (R&C) controls for non-network providers (when applicable to the plan design). Aetna’s R&C program covers surgery, surgical assistance, general anesthesia, medical services (e.g., exams), X-rays, laboratory procedures, chiropractic services, psychiatric or psychological services and vision care.

▪	ClaimCheck software to detect unbundled, upcoded, and fragmented provider bills. Aetna uses ClaimCheck to address claims in a broad range of services: surgical, surgical assistance, medical (e.g., office care) and diagnostic services (e.g., X-ray, lab).

▪	ClaimCheck software evaluates a claim containing multiple procedure codes (CPT and HCPCS) on one date and alerts the processor to potential unbundling. ClaimCheck further evaluates the claim and recommends the correct procedure coding and multiple surgery percentages. ClaimCheck also recognizes potential cosmetic procedures, gender and age discrepancies, obsolete codes and possible duplicates.

▪	Treatment guides reviewing procedures to signal validity conflicts (e.g., gynecological services for a male patient) and necessary treatment reviews (e.g., rhytidectomy which may be cosmetic).

▪	Duplicate bill edits comparing the types of service and service dates of new expenses to the service codes and dates of previously processed expenses.
Also included in the Aetna automatic system controls is Aetna Standard Table, a claim system tool that supports the Aetna Clinical Policy Bulletins (CPBs) across all products, claim processing platforms, and can include any customer, benefit plan and state exceptions. Based on the CPT/HCPCS and ICD-9 codes presented on a claim, the tool will automatically allow, deny or pend for review by the Aetna Clinical Claim Review staff.
Aetna also utilize procedural, processor driven controls. While these are manual controls, providers exhibiting a pattern contrary to the following guidelines may automatically be flagged in the claims system for special handling.
Fraud and Abuse Program
Aetna subscribes to a zero tolerance policy on health care fraud. As a founding member of the National Health Care Antifraud Association (NICAA), Aetna has been an industry leader in the fight against health care fraud for many years. Our Special Investigations Unit (SIU), comprised of 100 full-time employees, is responsible for the Aetna health care fraud and abuse program.
The Aetna fraud program consists of:
▪	Identification – The Aetna SIU provides a national training program for our claim processors. Most personnel in the Aetna customer service centers are trained to identify potential fraudulent claims activity, and will refer suspect claims to the Special Investigations unit for further investigation. The SIU maintains staff (fraud analysts) attached to each claim processing service center throughout the country.

▪	Investigation – The Aetna investigators use various techniques for performing comprehensive reviews; including a complete review of present and prior billing practices and the use of provider profiling computer systems.

▪	Prosecution – Aetna refers suspected cases to law enforcement agencies and State Insurance Fraud Bureaus (as required by law) for investigation and possible prosecution. Aetna aggressively pursue full recovery of money lost due to fraud. Aetna addresses the issue directly with the suspect provider, and will file civil action using outside counsel, if necessary.
Provider
SIU uses the Fraud and Abuse Management System (FAMS) tool, which examines provider treatment and billing behavior to identify potential fraud. Providers are profiled by peer group, specialty, product, geography, etc. Profiles are typically based on 12 months of detail claims. FAMS has identified approximately 300 cases per year. FAMS is the primary proactive detection tool used by Aetna’s SIU and Aetna is recognized as the industry leader in the use of FAMS by IBM (the creator and owner of FAMS).
The claims system also employs automated claim review software to identify and adjust for unbundling of services and duplicate claim billings. Additional software, known as the Aetna Standard Table (AST) is also used to identify diagnoses and procedures designated as inappropriate according to Aetna clinical policy.

The Aetna SIU is also made aware of cases of potential fraud through industry and law enforcement contacts, state departments of insurance, medical review boards, the Aetna toll-free fraud hotline, referrals from claim processors, e-mail from the Aetna public Internet mailbox and from members responding to the toll-free number printed on the Aetna EOBs. When fraud is suspected, a case is created and assigned to an SIU investigator. When the investigator has substantiated an allegation of fraud, a flag is placed on the provider’s file which triggers an edit informing claim processors that the provider is under investigation or review for a specific billing impropriety.
Customer/Employee/Member
Aetna has a strong rapport with various law enforcement groups and receive frequent referrals from them. Aetna also has a toll-free hotline that can be used by anyone. Aetna provides that telephone number on business envelopes, health care spending account updates and EOBs.
Claims Personnel
Processors and other claim personnel are well informed about our fraud program. Continued fraud education is a critical deterrent. Aetna claim personnel are aware of the sophistication of the program and the extreme penalties for such activity.
Aetna internal controls include the following:
▪	Password and procedural limitations within the claims system

▪	Security edits built into the claims system

▪	A daily review of randomly selected claim files of every processor and individual with access to the processing system

▪	A toll-free compliance alert line which provides employees 7 day, 24 hour access to report known or suspected acts of employee misconduct

▪	Confirmation letters to randomly selected payees

▪	An automated check auditing system for each bank-cleared check
Internal investigations involving employees, agents or vendors are the responsibility of the Investigative Services Unit, located in Hartford, CT.
Provider Appeals Process
To initiate an appeal, providers may call the Provider Service Center where a provider service representative begins the review process, or the provider may send a written appeal to Aetna. Practitioners/providers have 180 days from receiving an initial benefit decision to submit a request for review of a claim determination (unless state regulations or the provider contract allow for more time).
A Claims Performance Guarantee from Aetna for the Contractor and the MDOC has been included in Appendix G.

APPENDIX F
Risk Share Reconciliation Methodology
The Contractor will maintain financial records and prepare financial statements specific to this contract with the MDOC. The Contractor will charge to its contract with the MDOC all costs and expenses associated with providing services described under this contract, consistent with its accounting practices as applied to this and its other contracts. These charges are primarily direct expenses (e.g. staffing and benefits, contracted providers, ancillary services, off-site costs, etc.) but also include allocations for such matters as self-insurance plans consistent with the allocation of overall plan expenses between all of its client contracts participating in the respective plans.
The Contractor will use United States generally accepted accounting principles when preparing its contract specific financial statements which require the use of accrual accounting. Accordingly, financial statements prepared during the term of this contract and provided to MDOC will be prepared using the accrual basis of accounting. Accrual basis accounting requires recording some transactions using estimates which are adjusted to actual cost as the transactions are settled (e.g. the cost of off-site care is initially recorded at an estimate, then adjusted to actual when the claims are adjudicated).
The risk-sharing reconciliations prepared during the term of this contract will be prepared using the contract specific financial statements except that instead of using the off-site services expense calculated under the accrual method, the reconciliations will use the amount paid by the Contractor for off-site services through the date of the invoice (e.g. – for the reconciliation prepared for the quarter ending June and to be delivered to the MDOC by July 30th, the reconciliation will reflect cash payments through approximately July 30th).
The Contractor will prepare preliminary contract year financial statements and the preliminary contract year reconciliation of the Actual Costs as compared to the Risk Share Target (collectively, the “Preliminary Financials”) as of 91 days of each contract year-end which will be provided to the MDOC within 120 days of the contract year-end. This reconciliation period will allow for most transactions that had been recorded using an estimated amount to be settled with any corresponding adjustments reflected in Preliminary Financials.
MDOC and the Contractor recognize that 1) providers of off-site services have up to 365 days to submit claims or 2) resolution of questions or disputes concerning a claim could occur beyond 91 days following the end of the contract year and therefore claims could be paid beyond the preparation of the Preliminary Financials. Accordingly, the Contractor will prepare final contract year financial statements and the final contract year reconciliation (collectively, the “Final Financials”) as of 183 days of each contract year-end which will be provided to the MDOC within 198 days of the contract year-end. The only change that will occur from the Preliminary Financials to the Final Financials will be to reflect the payment of any claims for off-site services that occurred between the date of the Preliminary Financials and the Final Financials. Additionally at the time it provides the Final Financials, the Contractor will provide the MDOC with an estimate of outstanding claims for off-site services for the contract year which have not yet been paid by the Contractor as of the date of the Final Financials. Any claims that are paid subsequent to 183 days following the end of the contract year will be charged to the contract year in which they are paid. The Contractor will prepare a report identifying for the MDOC claims charged to a contract year subsequent to the contract year in which the services were provided.
MDOC’s third party reviewer may examine the Contractor’s Final Financials for each contract year, including supporting documentation and records to independently verify the Actual Costs and its calculation of any risk sharing amounts.

Following are the captions that are currently reflected in the Contractor’s financial statements and a brief description of each category:
SALARIES & BENEFITS
This category will include the costs of personnel assigned to the MDOC contract, including those employed by professional corporations which are sub-contractors under the contract and those located in the Regional Office. It will include their salaries and benefits, including health insurance and workers compensation insurance which are currently self-insured plans, the estimated cost of which the Contractor allocates across all contracts participating in the plans. Lines items within this category are as follows:
Salaries
Fringe Benefits
Temporary Services
Temporary Services — Prof Corps
Salaries — Prof Corps
Fringe Benefits — Prof Corps
PROFESSIONAL SERVICES
This category will include the professional fees of contracted providers (not employed by the Contractor or its sub-contractors) who provide services to the MDOC on either on-site. Line items within this category are as follows:
Physician Fees
Subcontractors — Prof Corps
HOSPITALIZATION
This category will include the costs of off-site hospitalization services provided to the MDOC prisoners. Line items within this category are as follows:
Hospitalization
ER and Ambulance
OUTPATIENT SERVICES
This category will include the costs of off-site outpatient services provided to the MDOC prisoners. Outpatient Physician represents office visits. Outpatient One Day represents one day surgery including professional fees. Line items within this category are as follows:
Outpatient Physician
Outpatient Dialysis
Outpatient One Day

AETNA NETWORK ACCESS FEE
This category represents the PPPM fee paid to Aetna for development of and access to its provider network, resources of its Appointment Scheduling System and for claim adjudication. This will include all fees paid to Aetna along with any refund of those fees under the guarantees described in Appendix G.
DIAGNOSTIC SERVICES
This category will include the costs of diagnostic services provided to the MDOC prisoners. Outpatient X-Ray represents diagnostic services provided on an off-site basis. X-Ray On-Site represents the costs, if any, of providing x-ray services on-site. Line items within this category are as follows:
Outpatient X-Ray
X-Ray-On-Site
Lab-On-Site
PHARMACEUTICALS
This category will include the costs of dialysis medications provided to the MDOC prisoners. Line items within this category are as follows:
Pharmaceuticals
Pharmaceutical Returns/Credits
SUPPLIES
This category will include the costs of any supplies not provided by the MDOC but which are necessary for the provision of care to the MDOC prisoners, if any. Line items within this category are as follows:
Medical Supplies
OTHER
This category will include expenses incurred by the Contractor associated directly with the contract with the MDOC, provision of services to its prisoners and employment of individuals assigned to the contract to provide those services. This category will not include any costs, including any allocations of costs, which are not directly related to this contract and the services provided there under. Line items within this category are as follows:

Administrative Expense
Telephone Expense
Classified Ads
Equipment
Travel
Legal Fees (does not include expenses
associated with professional liability claims)
Background Checks
Inservice Educ.
Dues and Subscriptions
Other Expense — Prof Corps
MANAGEMENT FEE
This category will include the Contractor’s fee for management of services under the contract, which covers such required contract costs and support services as clinical service initiatives, provider credentialing and peer reviews, provider training and education support, human resource and benefit management, payroll and accounts payable processing, accounting and reporting support, executive management and information technology and support, which are not provided by individuals assigned directly to the contract.
This fee will be calculated based on the population at a fixed PPPM amount as set forth in the following table. The amounts set forth below are a component of and not in addition to the PPPM set forth in Attachment A.

Population	Year 1	Year 2	Year 3

50,000 and above	$22.97	$23.89	$24.84
49,000 to 49,999	$23.42	$24.36	$25.33
48,000 to 48,999	$23.89	$24.85	$25.84
47,000 to 47,999	$24.43	$25.41	$26.42

TOTAL OPERATING EXPENSES
This category will be a sum of the above items and will represent the Actual Costs under the contract.
The Contractor recognizes that expenses it incurs for professional liability claims and income taxes cannot be charged to the contract under Michigan law and therefore they are not included above and will not be charged to the contract.
A standard format of the financial statements is presented on the last page of this appendix.

The reconciliation of the Actual Costs to the Risk Share Target will be prepared quarterly within 30 days of quarter-end and will be prepared on a contract year-to-date basis. The reconciliation will result in either a credit due to the MDOC or an invoice to the MDOC. A credit issued to the MDOC can be used at its discretion. An invoice issued to the MDOC will be due within 30 days of the invoice date.
Reconciliations will be in the following form. For demonstrative purposes, two examples are also presented in the form. As they are for demonstrative purposes, the form and examples are not a part of this contract and therefore are not binding on the parties to the contract.
Assumptions made in the first example – 1) it is the reconciliation for the second quarter of the first year of the contract, 2) Actual Costs are assumed to be less than the target rate and 3) the Contractor had credited MDOC $2,000,000 through the first quarter of the contract as a result of the risk share reconciliation.
Calculation of Risk Share Target and Risk Share Cap

		Risk Share		Risk Share
		Target	Risk Share	Cap	Risk Share
Month	Population(1)	PPPM(2)	Target - $	PPPM(2)	Cap - $
April	49,328	$176.25	$8,694,060	$197.49	$9,741,787
May	50,132	$175.00	$8,773,100	$196.24	$9,837,904
June	48,533	$177.55	$8,617,034	$198.79	$9,647,875
July	49,501	$176.25	$8,724,551	$197.49	$9,775,952
August	49,433	$176.25	$8,712,566	$197.49	$9,762,523
September	50,325	$175.00	$8,806,875	$196.24	$9,875,778
October
November
December
January
February
March

Total			$52,328,186		$58,641,819

Actual Costs(3)	$49,000,000
Less Off-Site Costs – Accrual Basis	$(25,000,000)
Plus Off-Site Costs – Cash Basis	$24,500,000

Modified Actual Costs	$48,500,000

Difference	$(3,828,186)

MDOC Portion of Difference:
Tier 1	$(3,828,186	)(4)	85%	$(3,253,958)
Tier 2		(4)	70%	$0

Total				$(3,253,958)

Previously Billed / (Credited)				$(2,000,000	) (5)

Current Billing / (Credit)				$(1,253,958	) (6)

Total Cost to MDOC — YTD				$49,074,228	(7)
Risk Share Cap — YTD				$58,641,819
In the reconciliation,
1.	The population would be as determined in accordance with Section X.xx of the contract.

2.	The Risk Share Target and Risk Share Cap PPPM would be as set forth in Attachment A of the contract.

3.	The Actual Costs would be as set forth in the contract year-to-date financial statements for the applicable month.

4.	Tier 1 costs represent up to 9% of the Risk Share Target — $. If the Difference is a credit, the entire difference will be reflected in Tier 1.

5.	Previously Billed / (Credited) represents the total amount either billed or credited to MDOC in the previous quarters of this contract year as a result of the risk sharing reconciliation.

6.	The Current Billing / (Credit) is the amount to be billed or credited in accordance with Attachment A for the current quarter.

7.	The Total Cost to MDOC – YTD is the sum of the amounts billed / (credited): 1) as base amounts pursuant to Section 1.061.A.1; 2) as adjustments for differences in estimated and actual population pursuant to Section 1.061.A.1; and 3) as risk sharing amounts pursuant to this reconciliation.

Assumptions made in the second example – 1) it is the reconciliation for the second quarter of the first year of the contract, 2) Actual Costs are assumed to be at a high enough level to demonstrate the use of both tiers of the pricing structure and 3) the MDOC had reimbursed $1,600,000 to the Contractor through the first quarter of the contract as a result of the risk share reconciliation.
Calculation of Risk Share Target and Risk Share Cap

		Risk Share		Risk Share
		Target	Risk Share	Cap	Risk Share
Month	Population(1)	PPPM(2)	Target - $	PPPM(2)	Cap - $
April	49,328	$176.25	$8,694,060	$197.49	$9,741,787
May	50,132	$175.00	$8,773,100	$196.24	$9,837,904
June	48,533	$177.55	$8,617,034	$198.79	$9,647,875
July	49,501	$176.25	$8,724,551	$197.49	$9,775,952
August	49,433	$176.25	$8,712,566	$197.49	$9,762,523
September	50,325	$175.00	$8,806,875	$196.24	$9,875,778
October
November
December
January
February
March

Total			$52,328,186		$58,641,819

Actual Costs(3)	$59,000,000
Less Off-Site Costs – Accrual Basis	$(35,000,000)

Plus Off-Site Costs – Cash Basis	$34,000,000

Modified Actual Costs	$58,000,000

Difference	$5,671,814

MDOC Portion of Difference:
Tier 1	$4,709,537	(4)	85%	$4,003,106
Tier 2	$962,277	(5)	70%	$673,594	(6)

Total				$4,676,700

Previously Billed / (Credited)				$1,600,000	(7)

Current Billing / (Credit)				$3,076,700	(8)

Total Cost to MDOC YTD				$57,004,886	(9)
Risk Share Cap YTD				$58,641,819

In the reconciliation,
1.	The population would be as determined in accordance with Section X.xx of the contract.

2.	The Risk Share Target and Risk Share Cap PPPM would be as set forth in Attachment A of the contract.

3.	The Actual Costs would be as set forth in the contract year-to-date financial statements for the applicable month.

4.	Tier 1 costs represent up to 9% of the Risk Share Target — $.

5.	Tier 2 costs represent the difference between the Difference and the Risk Share Target — $ plus the Tier 1 costs. If the Difference is a credit, the entire difference will be reflected in Tier 1.

6.	The MDOC portion under Tier 2 is limited to an amount that will result in the Total Cost to the MDOC – YTD being no more than the Risk Share Cap – YTD.

7.	Previously Billed / (Credited) represents the total amount either billed or credited to MDOC in the previous quarters of this contract year as a result of the risk sharing reconciliation.

8.	The Current Billing / (Credit) is the amount to be billed or credited in accordance with Attachment A for the current quarter.

9.	The Total Cost to MDOC – YTD is the sum of the amounts billed / (credited): 1) as base amounts pursuant to Section 1.061.A.1; 2) as adjustments for differences in estimated and actual population pursuant to Section 1.061.A.1; and 3) as risk sharing amounts pursuant to this reconciliation.

Example financial statement row format:

Month or year to
date period
SALARIES & BENEFITS
Salaries	$1
Fringe Benefits	1
Temporary Services	1
Temporary Services — Prof Corps	1
Salaries — Prof Corps	1
Fringe Benefits — Prof Corps	1

Salaries & Benefits total	6

PROFESSIONAL SERVICES
Physician Fees	1
Dentist Fees	1
Psychiatric Fees	1
Subcontractors — Prof Corps	1

Professional Services Total	4

HOSPITALIZATION
Hospitalization	1
ER and Ambulance	1

Hospitalization Total	2

OUTPATIENT SERVICES
Outpatient Physician	1
Outpatient Dialysis	1
Outpatient One Day	1

Outpatient Services Total	3

AETNA NETWORK ACCESS FEE	1

DIAGNOSTIC SERVICES
Outpatient X-Ray	1
X-Ray-On-Site	1
Lab-On-Site	1

Diagnostic Services Total	3

PHARMACY
Pharmacy	1
Pharmacy Returns/Credits	1

Pharmary Total	2

SUPPLIES
Dental Supplies	1
Medical Supplies	1

Supplies Total	2

OTHER
Administrative Expense	1
Telephone Expense	1
Classified Ads	1
Equipment	1
Travel	1
Legal Fees	1
Background Checks	1
Inservice Educ.	1
Dues and Subscriptions	1
Other Expense — Prof Corps	1

Other Total	10

MANAGEMENT FEE	1

TOTAL OPERATING EXPENSES	$34

Note> The numerical data above is intended only for the illustration of how the financial statement rows will accumulate to subtotals and the grand total.

APPENDIX G
AETNA PERFORMANCE GUARANTEES
The guarantees provided herein are stated as a percentage of the network access fee being charged by Aetna for its services under this contract. The fee is on a PPPM basis and is $9.50 for the first year of the contract. This PPPM is included, and is not in addition to, the PPPM in Attachment A. The Contractor will notify the MDOC CCI 30 days in advance of any change to the network access fee.
Medical PPO Discount Savings Guarantee from Aetna for the Contractor and the MDOC: (see 1.022 T Network of On-site and Off-site Specialists/Consultants)
a.	Medical Discount Guarantee:

Aetna will guarantee the discount savings that result from negotiated arrangements with providers participating in our PPO. These savings (the “Cumulative Target Discount”) will be calculated on an aggregate basis, taking the service type (hospital inpatient, hospital outpatient, physician/other) discounts based upon billed eligible expenses by network.

b.	Definition: The Cumulative Target Discount would become a firm aggregate target discount at the end of the first contract year once the actual enrollment by network and by product are known. For subsequent contract years, this Cumulative Target Discount will be calculated based on the previous year’s weighting by population by region and services utilized. This discount weighting will be blended based upon the total network billed eligible expenses prior to discount for each of the service types, and prior to application of plan design and member cost sharing (co-pays and deductibles). Aetna will calculate the actual in-network discount by comparing the providers’ non-negotiated fee to the negotiated fee within the PPO networks by way of the following equation:
{Provider Discounts (Hospital and Physician) in dollars} / {Total In-Network (Hosp. and Phys.) Eligible Benefits Billed1 (before discount)}
This measurement will be reported using data from Aetna’s Integrated Informatics data warehouse
c.	Reconciliation: On an annual basis after the end of each contract year, the total aggregated discount savings expected (based on actual enrollment by network and by product, and billed eligible charges by service type) will be compared to the total aggregated discount savings achieved.

d.	Penalty: There will be a risk free corridor of 3.0 percentage points less than the target discount. If the actual discount percentage is below this risk free corridor, Aetna will decrease network access fee. The network access fee will be decreased by an amount equal to 2% for each 1% of discount savings that the actual discount falls below the risk free corridor. The maximum penalty will be 10% of the network access fee.

e.	Assumptions:
i)	In no event will fees be adjusted by more than 15% due to results of the discount guarantee and all service based performance guarantees combined.

ii)	This guarantee only applies to the in-network medical claims and Aetna direct-contracted networks and will remain in force during the contract period.

iii)	The final guarantee reconciliation will be based upon policy year incurred claims, including three months of claim runoff.

[1]	excludes duplicate or other ineligible/denied claims, or claims paid by coordination of benefits where Aetna was not primary (including Medicare); includes network claim amounts billed above reasonable & customary levels.

iv)	Any non-facility billed charges (excluding ineligible and not covered charges) at a level equal to the negotiated rates, along with some charges where the contract allows us to pay the lesser of the billed amount or the contractual rates will be excluded from this guarantee.

v)	This guarantee only applies to medical fees and excludes pharmacy.

vi)	This guarantee requires that at least 80% of claims paid are in- network claims.
This guarantee assumes that there will be no substantial changes (i.e. including but not limited to the addition of a new participating hospital, termination of participating hospital) in the Aetna PPO network that services the Central/Western MI area, which could potentially affect the financial discounts expected in place.
The following table is presented for purposes of illustrating the calculation of the Cumulative Target Discount. As it does not reflect the actual population mix or the actual discounts, the amounts contained in the illustration are not binding on the parties to the contract or their sub-contractors.
Medical PPO Discount Savings Guarantee
Illustrative Calculation of Composite Target Discount

		Illustrative
Illustrative Inpatient Hospital Discount	Illustrative Outpatient Hospital	Physician/Other Discount	Illustrative Composite
(1)	Discount(1)	(1)(3)	Target Discount(2)
28.9%	27.7%	31.1%	30.0%

(1)	These discounts are illustrative only. They do not reflect the actual population or discounts provided.

(2)	This composite target is illustrative only. The final guaranteed target will depend on the actual enrollment by network and claim service mix known at the end of the guarantee period.

(3)	Our non-facility discounts exclude the impact of claims where the provider is billing at the contracted rates, along with some situations where the contract allows us to pay the lesser of the billed amount or the contracted rate.

Network		Rating		Inmates	Hospital	Hospital	Physician/
ID	Network Name	Area ID	Rating Area	Within	Inpatient	Outpatient	Other (3)
421	Eastern MI MC	363	Eastern Michigan	7000	35.00%	25.00%	25.00%
615	Cent/West MI MC	339	Central/Western MI	30000	30.00%	27.00%	30.00%
3286	Northern MI MC	378	Michigan - Upper Peninsula	10000	25.00%	30.00%	35.00%
3286	Northern MI MC	379	North Michigan	4000	20.00%	32.00%	40.00%

Aetna Provider Outreach Performance Partnership Guarantee (see 1.022 BB Secure Unit) for the Contractor and the MDOC to arrange and facilitate meetings generating new venues and solutions to lower the overall medical care cost for prisoners. This includes new thought leadership, as well as sensitivity to the shortcomings identified in prior audit reviews:
a.	Guarantee: Aetna will facilitate meetings with the Contractor on-site management team and the Michigan Department of Corrections (MDOC) management team to attempt to recruit providers and to add secure units in the critically needed areas. Aetna will review the incumbent on-site clinicians to identify any that may be in Aetna’s network for fee renegotiation.

b.	Definition: Aetna will guarantee our efforts to set up meetings with the appropriate providers that are:
i)	Identified sites for outreach using the incumbent’s data based on In-patient stays and unusually long Average Length of Stays (ALOS). The Contractor, working with MDOC will prioritize the order of the outreach program for Aetna Network Personnel.

ii)	Aetna and the Contractor will draft a new mission message in their outreach to hospitals, skilled nursing facilities and other providers. Using the Contractor’s other nationwide examples, and any Michigan examples, Aetna will package a brief with realistic information on the value of adding this clientele for particular providers. One of the critical components to be stressed will be transparency. The MDOC will benefit directly from all new arrangements.

iii)	Hospitals, and MD/DO Specialty types, including but not limited to Cardiologists, Gastroenterologists, Orthopedists, Otolaryngologists, OB/GYNs and Surgeons.

iv)	Providers incurring significant utilization (incidence and/or claim dollars) to ensure that we are targeting the providers that will most impact the members in this transition;
c.	Aetna cannot guarantee that the physicians and/or hospitals will add a secure unit, or agree to become the onsite specialists, only that we will attempt to recruit by: reaching out to local network contacts first to determine the feasibility of this level of change, then by contacting the provider to set up meetings to create a higher interest in the Michigan Department of Correction offsite health care needs and/or to initiate the negotiation process.

MDOC, Contractor and Aetna will establish a list of priorities and actions to be undertaken by Aetna on a quarterly basis. This will provide all parties the opportunity to ensure that Aetna has an accurate listing and have mutually agreed upon the basis for our recruitment efforts and performance guarantee measurement. This same team will draft the briefing materials for the outreach meetings for final approval by Michigan Department of Corrections. Aetna’s network management resources will contact the providers for recruitment via phone to establish presentation times. The networks will track their contact with providers and the status of recruitment. Aetna will also track community brainstorming ideas that may arise from these meetings, leading to different solutions than expected. The Contractor, MDOC and Aetna will provide follow-up information to questions posed at these meetings. If the provider is not interested in researching the possibility of this arrangement with MDOC, Aetna will not make further recruitment attempts. The network will continue to attempt to contact all critical providers until an agreement has been signed, outreach has been exhausted or the provider is not interested for a specific reason. Aetna’s Account Management and Network Management staff, along with the Contractor, will provide updates on the status of recruitment in a Monthly Status Report to Michigan Department of Corrections.

d.	Penalty and Measurement Criteria: Up to 5% of our network access fees shall be at risk based on our efforts to facilitate the recruitment of critical providers and to add secure units for MDOC off-site health care patients. Contractor, Aetna and MDOC will assess the results of the effort quarterly using a pass / fail system based on the goals established for the quarter.
Claims Performance Guarantee for claims processed by Aetna for the Contractor and the MDOC (see Appendix E)
Claim Administration Turnaround Time
Guarantee: Aetna will guarantee that the claim turnaround time during the guarantee period will not exceed 14 calendar days for 90.0% of the processed claims on a cumulative basis each year.
Definition: Aetna measures turnaround time from the claimant’s viewpoint; that is, from the date the claim is received in the service center to the date that it is processed (paid, denied, or pended). Weekends and holidays are included in turnaround time.
Penalty and Measurement Criteria: If the cumulative year turnaround time (TAT) exceeds the day guarantee as stated above, Aetna will reduce its compensation by an amount equal to 0.4% of the guarantee period network access fees for each full day that Turnaround Time exceeds 14 calendar days for 90.0% of all claims. There will be a maximum reduction of 2.0% of the guarantee period network access fees. A computer generated turnaround time report for MDOC’s specific claims will be provided on a quarterly basis. The guarantee will be measured on an annual basis.
Financial Accuracy Guarantee: Aetna will guarantee that the guarantee period dollar accuracy of the claim payment dollars will be 98.0% or higher.
Definition: Financial accuracy is measured by the dollar amount of claims paid accurately divided by the total dollars paid. Aetna considers each underpayment and overpayment an error; Aetna does not offset one by the other.
Penalty and Measurement Criteria: Aetna will reduce its compensation by an amount equal to 0.33% of the guarantee period network access fees for each 1.0% that financial accuracy drops below 98.0%. There will be a maximum reduction of 2.0% of the guarantee period network access fees. Aetna’s audit results for the unit(s) processing MDOC’s claims will be used. The results for these guarantees will be calculated using industry accepted stratified audit methodologies. The guarantee will be measured on an annual basis.
Total Claim Accuracy Guarantee: Aetna will guarantee that the guarantee period overall accuracy of the claim payments will not be less than 94.0% or higher.
Definition: Total claim accuracy is measured as the number of claims with no errors (financial and non-financial) divided by the total number of claims audited.
Penalty and Measurement Criteria: Aetna will reduce its compensation by 0.33% of the guarantee period network access fees for each 1.0% that total claim accuracy drops below 94.0%. There will be a maximum reduction of 2.0% of the guarantee period network access fees.
Aetna’s audit results for the unit(s) processing MDOC’s claims will be used. The results for these guarantees will be calculated using industry accepted stratified audit methodologies. The guarantee will be measured on an annual basis.